THE BOARD OF DIRECTORS’ PROPOSAL FOR THE EXTRAORDINARY AND ANNUAL GENERAL MEETING TO BE HELD ON APRIL 3, 2014

Dear Shareholders,

The Board of Directors of BRF S.A. hereby submits to the Shareholders the following proposals for deliberation at the General Meeting, to be held on April 3, 2014:

EXTRAORDINARY GENERAL MEETING

1.           Amend the Corporate Bylaws to (i) add language to item “d” and to include item “l” in Article 3, sole paragraph, modifying the activities that can be conducted by the Company in support of its corporate purpose; (ii) adapt the wording of Article 18, item 11, of Article 26 and include Article 27 in connection with the establishment of the Statutory Audit Committee; (iii) adapt the wording of Article 20, caption sentence and Paragraph 3; of Article 21, items 1, 2 and 4; and of Article 23 and 24 and its sub-paragraphs to reflect the creation of the position of Global Chief Executive officer; and (iv) renumber the chapters and articles subsequent to the aforementioned adjustments to the Bylaws in line with the management proposal. (Attachment II, pursuant to CVM instruction 481)

ANNUAL GENERAL METTING

1.                  To examine and vote on the Management Report, Financial Statements and other documents with respect to the fiscal year ended December 31, 2013 and to decide on the allocation of the net profits; to approve the following allocation of Net Income for the Fiscal Year 2013:

Net Income for the Fiscal Year	R$ 1,062,430,367.22
Actuarial Losses	R$ (42,315,900.00)
Net income to be allocated	R$ 1,020,114,467.22
Legal Reserve	R$ 53,121,518.36
Amount allocated to Interest on Shareholders’ Equity	R$ 724,013,190.00
Proposed Additional Dividends	R$ -
Reserve for Capital Increase	R$ 121,800,260.27
Reserve for Expansion	R$ -
Reserve for Tax Credits	R$ 121,179,498.59
Total Amount Distributed	R$ 1,020,114,467.22

 (Attachment 9, §1, inciso II  pursuant to CVM Instruction 481)

2.       To ratify the distribution of remuneration to the shareholders, pursuant to the decision by the Board of Directors, in the amount of R$724,018,821.80 (seven hundred and twenty-four million, eighteen thousand, eight hundred and twenty-one reais and eighty cents), corresponding to R$0.83147833 per share, with payments having been made on August 15, 2013 (R$0.41225416 per share for the amount of R$359,000,000.00) and on February 14, 2014 (R$0.41922417 per share in the amount of R$365,018,821.80) in the form of interest on shareholders’ equity with the required retention of Withholding Tax pursuant to applicable law (Attachment 13 pursuant to CVM Instruction 481);

3. To elect the members of the Fiscal Council – Term of Office: Until the E/AGM of 2015. (Attachment V, items 12.6 to 12.10 pursuant to CVM Instruction 481)

Effective Members	Alternate Members
Attilio Guaspari	Agenor Azevedo dos Santos
Susana Hanna Stiphan Jabra	Paola Rocha Ferreira
Décio Magno Andrade Stochiero	Tarcisio Luiz Silva Fontenele

EXTRAORDINARY GENERAL MEETING

1.                  Ratify the decision taken at the meeting of the Board of Directors of 11.14.13, which elected a member of the Board of Directors, Mr. Simon Cheng and the decision at the Board of Directors of 02.27.14, where Councilor Simon Cheng calls his resigns, having been replaced by the Board appointed Mr. Eduardo Mufarej. (Attachment IV pursuant to Article 10 of CVM Instruction 481).

2.                  To approve the total, annual and aggregate compensation for the Members of the Management of the BRF Companies in the amount of up to R$60 million, including additional compensation in December 2014 in an amount corresponding to one monthly salary. The compensation of the Fiscal Council and the Audit Committee are considered to be included in the total, annual and aggregate amount of the compensation. (Attachment V pursuant to article 12 of CVM Instruction 481).

3.                  To approve the Stock Option Plan in the items.

4.                  To approve the Stock Options Performance Plan.

This is what the Board of Directors has proposed and asks to be examined and approved by the shareholders.

The Company’s shareholders interested in accessing information or clarifying doubts relating to the above proposals should contact the Company’s Investor Relations Department by calling +55 (11) 2322-5049/5050/5061/5544 or via e-mail: acoes@brf-br.com. All documents pertaining to this Meeting may be found at the disposal of the shareholders on the site: www.brf-br.com/ri. In addition, the Meeting will be transmitted via video conference to the São Paulo office located at Rua Hungria, 1,400– 5th floor, Jardim Europa, for shareholders who wish to attend in that manner.

São Paulo (SP), February 27, 2014.

Abilio Diniz

Chairman of the Board of Directors

Sérgio Rosa

Vice Chairman

Carlos Costa

José Carlos Reis Magalhães Neto

Luís Carlos Fernandes Afonso

Luiz Fernando Furlan

Manoel Cordeiro Silva Filho

Paulo Assunção de Sousa

Simon Cheng

Walter Fontana Filho

Attachments to the Proposal of the Board of Directors to the Ordinary and Extraordinary General Meeting to be held on April 3, 2014.

(According to CVM Instruction nº 480 and 481)

CONTENTS

Attachment I - Management Comments	p.6
(Items 10 to 10.11, according to CVM Instruction No. 480, of December 7, 2009)

Attachment II - Amendment of Bylaws	p. 87
(Article 11, according to CVM Instruction 481 , of December 17, 2009 )

Attachment III - Allocation of Net Income	p.107
(Attachment 9-1- II, according to CVM Instruction 481 of December 17, 2009)

Attachment IV – Candidates for the Board of Directors and Fiscal Council	p.111
(Items 12.6 to 12.8, according to CVM Instruction No. 480, of December 7, 2009)

Attachment V - Management Compensation	p. 120
(Items 13 to 13.16, according to CVM Instruction No. 480, of December 7, 2009)

Attachment VI - Plan stock options to employees of BRF SA	p. 142

Attachment VII - Plan Performance Stock Options BRF SA	p. 159

10. Management Comments

10.1. a. Comments of Directors on financial conditions and asset status

2013

BRF experienced a period of major change during 2013 in the wake of the complex merger of two food industry giants and the efficient implementation of requirements ordered by the Brazilian anti-trust authorities (Cade). The spirit of the period was to rethink the company based on a broad set of ideas and information inspired by a top level team as part of the process of initiating a new business cycle. The target of this cycle is to make BRF still more sustainable and perfectly aligned to the expectations of its clients and consumers. In addition to its already recognized product quality, strong brands, efficient production chain and robust distribution capacity, BRF now aims to place greater focus on innovation, revisiting its product portfolio, investing in products with greater added value and profitability – as well as directing its international strategy towards specific markets.

The world is experiencing a significant transformation and companies which are in the vanguard of their industries must anticipate these changes if they are to maintain or improve their place in the market. Thus, our main objective is to bring the consumer to the heart of decision-making and guidance of our business.

Our clients – the key link in the relationship between the company and the consumers – were also consulted during the year of 2013. This process was conducted through a satisfaction survey involving more than a thousand interviews including the participation of the company’s leaders across all the channels of our business: self-service, retail and food services. BRF is committed to listening and attending to the requirements of all stakeholders that play a role in determining its future. For us, these opinions are essential if we are to make the adjustments in our level of service which in spite of all has still not reached the standard of excellence we are seeking – whether in terms of punctuality, excellence of service, or in visiting plans and deliveries. The perception of our clients and consumers is critical to the structuring of this new BRF, a company which will migrate from an industrial focus –maintaining its productive potential - to a model which is absolutely market oriented. As an integral part of this strategy, the entire senior management of the company is to be directly exposed to contact with the point of sale through a far-reaching program of visits to hypermarkets and small retailers.

If we are to achieve these ambitious objectives, a comprehensive and intensive exercising of talent management and a corporate culture which prioritizes meritocracy and high performance will be crucial. We want the right people in the right places, working in a healthy and safe environment. In this context, we have intensified the Health, Safety and Environment program (SSMA). This has taken the form of a manual for informing and guiding service providers which operate on BRF’s premises. We also conducted the company’s first employee organizational climate survey between May and June when more than 86 thousand responded to the questionnaire, this corresponding to 90% of all our active employees.

Our planning cycle - denominated BRF-17 - was executed during the course of the second half of 2013 involving the participation of approximately 150 people – among directors, executive officers and consultants. This group undertook a profound review of the Company to establish our course of action for the 2014-2017 period and a framework for guiding the company. During this fiscal year, we have maintained our values aligned to the ten principles of the United Nations Global Compact and have revalidated our objective of achieving our transformational vision: “To be one of the leading food companies in the world, admired for its brands, innovation and results, contributing to a better and sustainable world”.

In line with the company’s changes, we have structured a Vice Presidency for Marketing and Innovation for coordinating marketing and technological innovations. Under this umbrella, we have repositioned the Market Intelligence Area to ensure that the information and knowledge is transformed into action and decision making. Again as part of this structure, the Channels Development department – responsible for product and category segmentation – will offer service packages tailored to each client type. Other categories under the aegis of the Vice Presidency for Marketing and Innovation are Brands, Quality and R&D. In the light of the major priority given to innovation in the new cycle, the BRF Innovation Center in Jundiaí has been revamped to be our new product launch laboratory. With its experimental kitchens, the center is becoming an important source of integration of the company with the clients and consumers, covering the entire R&D area for industrialized products and the focus of monthly visits from the Innovation Committee.

The purpose of all this organizational restructuring is to consolidate BRF as company which creates value from the strength of its brands and innovative products, rendering it less sensitive to narrowing commodity margins.

We are experiencing a period replete of achievements on the back of a highly positive performance when compared to the previous fiscal year. This is a clear demonstration of the company’s resilience in a scenario which remains a challenging one. Net sales were R$ 30.5 billion, a growth of 7.0% over 2012. The company’s operational result was R$ 2.5 billion and net income, R$ 1.1 billion – representing growth over 2012 but still below our objective.

We believe that all the initiatives we have taken involve a process of long term sustainable work. Notwithstanding the fact that this does not always bring immediate results, one of the key targets in our Acceleration Plan will be to consistently and gradually increase our Operating Result by R$ 1.9 billion as from 2016.

On the international front, 2014 will see the rollout of our Abu Dhabi plant in the United Arab Emirates, the first to be built by BRF outside Brazil. This project represents one of the key foundations of our strategy for investing in profitable processed products with a strong brand and higher added value in such fast-growing markets as the Middle East, North Africa & Southeast Asia (known as MENASA). In Brazil, our goal is to reinforce our position as a market leader which is admired by all our stakeholders: consumers, clients, employees and investors.

We are fully confident and enthusiastic with BRF’s new development cycle, the seeds of which have been sown in the fiscal year 2013.

The net financial expenses amounted to R$ 747.5 million for the 12 month period 2013, 31.0% higher than 2012. This increase was largely due to the higher gross debt and interest charges as well as the impact of the foreign exchange translation effect.

In the light of the high level of exports, the company conducts operations in the derivatives market with the specific purpose of currency hedging. In accordance with hedge accounting standards (CPC 38 and IAS 39), the company uses financial derivatives (for example: NDF) and non-derivative financial instruments (for example: foreign currency debt) for hedge operations and concomitantly, to eliminate the respective unrealized foreign exchange rate variations from the income statement (under the Financial Expenses line).

The use of non-derivative and derivative financial instruments for foreign exchange protection permits a significant reduction in net currency exposure of the balance sheet, this reverting an exposure with a sold position of USD 80.4 million “sold” in 3Q13 to a USD 28.7 million “bought” position at the end of the fourth quarter.

On December 31, 2013, the non-financial derivative instruments designated as hedge accounting for foreign exchange cover amounted to USD 600 million. In addition, the financial derivative instruments designated as hedge accounting according to the concept of a cash flow hedge for coverage of highly probable exports in their respective currencies, totaled 793 million + EUR 107 million + GBP 33 million and also contributed directly to the reduction in currency exposure. In both cases, the unrealized result for foreign exchange rate variation was booked to other comprehensive income.

As of December 31, 2013, the company’s net debt was R$ 6.8 billion, 3.4% less than reported for December 31, 2012, resulting in a net debt to adjusted EBITDA ratio (last twelve months)  of 1.87 times.

2012

The year will go down in the annals of BRF as the one in which we implemented one of the most complex mergers anywhere in the world - that between Perdigão and Sadia  - with the Company embarking on a new cycle. During the year, we complied in full with the agreement signed with the Administrative Council for Economic Defense (Cade), the Brazilian anti-trust authority, selling off plants, brands and distribution centers as well as temporarily suspending the use of the Perdigão brand for some product categories. We successfully ended the year by completing the merger process, including the incorporation of Sadia.

In the business field, we were faced with an international economic crisis and an unprecedented spike in costs on the back of highly volatile and rising grain prices, characterizing one of the most difficult years for the world animal protein segment. But despite the transfer of assets and the suspension of brands representing about a third of our sales volume to the domestic market, we successfully increased consolidated net sales by 10.9% to R$ 28.5 billion. Adjusted EBITDA reached R$ 2.7 billion, and EBITDA reached R$2.3 billion, while net income totaled R$ 770.0 million, a negative variation of 42.7% over the preceding year. It should be pointed out that in the second half of 2012 following the agreement with CADE, domestic market sales rose 50% on the same comparative basis.

This result is a reflection of extremely arduous and consistent work on a process which involved the Company in the implementation of two agendas in parallel: the daily operational routine together with the commitments surrounding the execution of the merger. The result proved a reaffirmation of the capacity of the Company to plan as a critical element in its success and one of its competitive advantages. Since the announcement of the merger, we have reached an average of 30.2% per year in Total Shareholder Return with our market capitalization standing at R$ 36.8 billion, BRF ranking as the 7th largest food company in the world.

We experienced a particularly challenging period, executing several hundred projects during the year, this involving the adjustment of plants for the production of product lines displaced due to the transfer of units, new distribution centers and the redesign of the logistics network. At the same time, we continued to focus on innovation, launching more than 454 products, underscoring our presence in the market and receiving the recognition of Forbes magazine as one of the hundred most innovative companies in the world.

Net financial expenses totaled R$ 570,6 million, a 19.0% increase, especially due to higher debt levels as a result of the currency effect and the need to allocate cash to support investments in Capex and working capital, the result of reduced cash generation in the period.

In the light of the high level of exports, the Company conducts operations with the specific purpose of currency hedging. In accordance with hedge accounting standards (CPC 38 and IAS 39), the Company uses financial derivatives (for example: NDF) and non-derivative financial instruments (for example: foreign currency debt) for hedge operations and concomitantly, to eliminate the respective unrealized foreign exchange rate variations from the income statement (under the Financial Expenses line).

The use of non-derivative financial instruments for foreign exchange cover, continues to permit a significant reduction in the net currency exposure in the balance sheet, resulting in substantial benefits through the matching of currency liability flows with export shipments and therefore contributing to a reduction in the volatility of the financial result.

On December 31, 2012, the non-financial derivative instruments designated as hedge accounting for foreign exchange cover amounted to USD 614 million, and a proportional reduction in book currency exposure of the same value. In addition, the financial derivative instruments designated as hedge accounting according to the concept of a cash flow hedge for coverage of highly probable exports, totaled USD 1,007 million + EUR 197 million + GBP 53.4 million and also contributed directly to the reduction in currency exposure. In both cases, the unrealized result for foreign exchange rate variation was booked to shareholders’ equity, thus avoiding the impact on the Financial Expenses.

The Company’s net debt was R$ 7,0 billion, 29.7% more than reported for December 31, 2011, resulting in a net debt to EBITDA ratio (last twelve months)  of 2.6 times with a book currency exposure of US$ 411,6 million, a 12.5% decline.

2011

In 2011, the good operating performance, obtained in our business performance in both segments of the internal market, external and food service, were instrumental in improving the operating cash flow, provide investments in Capital Expenditure to promote organic growth defined and in acquisitions.

Even with the economic scenario experienced and especially waiting for the opinion of the antitrust agency, we close the year with excellent results, which proves our great potential performance going forward. Net revenues totaled R $ 25.7 billion, 13.3% over 2010, ending 2011 at 6.2 million tons of products. Cash flow, as measured by EBITDA, evolved 23.1%, to $ 3.2 billion, with EBITDA margin of 12.6%. Net income registered an increase of 70.1% over the previous year, reaching R $ 1.6 billion, adjusted to the provision of corporate merger of Sadia SA expected to occur in 2012.

Besides having ended the year with good operating margins, the Company recorded positive indicators of liquidity, with $ 2.9 billion in investments and 82% of net debt in the long run. This allows us to comfort with the short-term and reliable for the long term.

Net debt, comprising the total gross debt less financial investments, increased by 48.7%, representing $ 5.4 billion, concentrated in the long run. The expenditure required for investments and acquisitions have resulted in greater use of cash, with gross debt increasing due to currency fluctuations. Thus, the net debt in relation to generation EBITDA was 1.7 times compared to 1.4 times recorded on 31/12/10.

Item 10.1. b. Capital Structure

On 12/31/13, the capital structure of the BRF is composed of 58% equity and 42% of debt. The company is not issuing redeemable shares.

Item 10.1.c Ability to Pay

Considering that 71% of the Gross indebtedness is of long term, that the Company has availability of R$ 3.742 million to pay its short term financial commitments of R$ 2.697 million and that we hope a positive cash generation for the year of 2014, due to iniciatives to operational improvement in the period, more efficiency in working capital and CAPEX level maintainance, the Company considers as comfortable its ability to pay.

Item 10.1.d; e-Sources of Funding for working capital and investments in non-current assets to use for cover liquidity shortfalls

During 2014, the Company will hire new loans and financing from the financial markets and capital, when identifying the need for additional resources to fund the long-term investments or in order to continue improving the debt profile.

We will keep borrowing costs low and long-term funding as made with the funding agencies such as BNDES (Banco de Desenvolvimento Economico e Social), BNB (Bank of NE) and FINEP (Research and Projects Financing), where resources are used to essentially fixed capital finance, operations and renewals of Rural Credit, which are operations with interest subsidized by the Federal Government, and EGF-like NPR to fund working capital of the company.

Item 10.1.f. 2013, 2012 and 2011 levels of Indebtedness and the features of such debts

	BR GAAP and IFRS
	Consolidated
	Charges (% p.a.)	Weighted average interest rate (% p.a.)	WAMT (1)	Current	Non- current	12.31.13	12.31.12
Local currency
	5.50%	5.50%
Working capital	(5.67% on 12.31.12)	(5.67% on 12.31.12)	0.5	1,210,328	-	1,210,328	1,243,442
	98.50% CDI / TJLP + 3.75% / Fixed rate	8.21%
Export credit facility	(102.21% CDI / TJLP + 3.80% on 12.31.12)	(7.91% on 12.31.12)	0.5	914,119	-	914,119	1,048,128
	Fixed rate / TJLP + 2.56%	4.68%
Development bank credit lines	(Fixed rate / TJLP + 2.56% on 12.31.12)	(6.20% on 12.31.12)	2.0	212,451	653,609	866,060	935,654
Bonds	7.75%	7.75%	4.5	4,140	496,182	500,322	-
Other secured debts and financial lease	8.37% (9.52% on 12.31.12)	8.37% (9.52% on 12.31.12)	3.8	71,245	291,634	362,879	454,963
	Fixed rate / IGPM + 4.90%	10.37%
Special program asset restructuring	(Fixed rate / IGPM + 4.90% on 12.31.12)	(12.39% on 12.31.12)	6.3	2,922	203,151	206,073	195,332
	Fixed rate / 10.00% IGPM + 1.00%	1.70%
Fiscal incentives	(Fixed rate / 10.00% IGPM + 1.00% on 12.31.12)	(1.89% on 12.31.12)	10.3	2	12,680	12,682	12,401
				2,415,207	1,657,256	4,072,463	3,889,920
Foreign currency
	6.13%	6.13%
Bonds	(7.20% on 12.31.12) + e.r. US$ and ARS	(7.20% on 12.31.12) + e.r. US$ and ARS	7.4	63,835	4,847,156	4,910,991	3,607,416
	LIBOR + 2.71%
	(LIBOR / Fixed rate / CDI + 2.36% on 12.31.12)	3.06%
Export credit facility	+ e.r. US$	(3.28% on 12.31.12) + e.r. US$	4.4	4,741	924,879	929,620	1,691,553
	Fixed rate + LIBOR + 4.75%	27.12%
Working capital	(21.25% on 12.31.12) + e.r. US$ and ARS	(21.25% on 12.31.12) + e.r. US$ and ARS	0.1	168,220	4,996	173,216	117,808
	UMBNDES + 2.20%	5.85%
	(UMBNDES + 2.22% on 12.31.12)	(5.78% on 12.31.12)
Development bank credit lines	+ e.r. US$ and other currencies	+ e.r. US$ and other currencies	1.3	36,149	37,323	73,472	105,577
	15.08%	15.08%
	(UMBNDES + 2.15% on 12.31.12)	(14.22% on 12.31.12)
Other secured debts and financial lease	+ e.r. ARS	+ e.r. ARS	1.4	8,442	12,986	21,428	3,835
Advances for foreign exchange rate contracts	-	-	-	-	-	-	102,212
				281,387	5,827,340	6,108,727	5,628,401
				2,696,594	7,484,596	10,181,190	9,518,321

	BR GAAP and IFRS
	Consolidated
	Charges (% p.a.)	Weighted average interest rate (% p.a.)	WAMT (1)	Current	Non- current	Balance 12.31.12	Balance 12.31.11
Local currency
BNDES, FINEM, development bank credit	FIXED RATE / TJLP + 4.13%	7.28%
lines, other secured debts and financial lease	(TJLP + 4.65% on 12.31.11)	(8.42% on 12.31.11)	2.7	418,169	972,448	1,390,617	1,441,355
	102,21% CDI + TJLP + 3.80%	7.91%
Export credit facility	(TJLP + 4.23% on 12.31.11)	(10.23% on 12.31.11)	1.9	15,208	1,032,920	1,048,128	737,115
	5.66%	5.66%
Working capital	(6.82% on 12.31.11)	(6.82% on 12.31.11)	0.7	1,243,342	1,494	1,244,836	954,947
	FIXED RATE / IGPM + 1.22%	1.89%
Fiscal incentives	(IGPM + 1.20% on 12.31.11)	(1.08% on 12.31.11)	11.2	2	12,399	12,401	14,900
	IGPM + 4.90%	12.46%
PESA	(IGPM + 4.93% on 12.31.11)	(9.92% on 12.31.11)	7.3	2,891	191,047	193,938	181,389
				1,679,612	2,210,308	3,889,920	3,329,706
Foreign currency
	UMBNDES + 2.15%	6.08%
BNDES, FINEM, development bank credit	(UMBNDES + 2.35% on 12.31.11)	(5.93% on 12.31.11)
lines, other secured debts and financial lease	e.r. (US$ and other currencies)	e.r. (US$ and other currencies)	1.4	51,312	58,100	109,412	160,038

	LIBOR / FIXED RATE / CDI + 2.36%	3.28%
	(LIBOR / CDI + 2.26% on 12.31.11)	(2.81% on 12.31.11)
Export credit facility	e.r. (US$ and other currencies)	e.r. (US$ and other currencies)	3.3	445,763	1,245,790	1,691,553	2,506,056
	0.62%	0.62%
	(1.18% on 12.31.11)	(1.18% on 12.31.11)
Advances for foreign exchange rate contracts	e.r. US$	e.r. US$	0.1	102,212	-	102,212	150,143
	21.25%	21.25%
	(8.25% on 12.31.11)	(8.25% on 12.31.11)
Working capital	e.r. ARS	e.r. ARS	0.7	103,046	14,762	117,808	3,899
	7.20%	7.20%
	(7.25% on 12.31.11)	(7.25% on 12.31.11)
Bonds	e.r. US$	e.r. US$	6.8	58,837	3,548,579	3,607,416	1,903,688
				761,170	4,867,231	5,628,401	4,723,824
				2,440,782	7,077,539	9,518,321	8,053,530

Item 10.1.f. Debt levels and characteristics of these debts are detailed as follows:

Main Financing and Borrowing Contracts:

Senior Notes BRF 2023: On May 15, 2013, BRF priced international offerings of (i) 10 (tem) year bonds in the aggregate amount of US$500,000 (the “USD Bonds”), which will mature on May 22, 2023 (“Senior Notes BRF 2023”), issued with a coupon of 3.95% per year (yield to maturity 4.135%), payable semi-annually beginning on November 22, 2013 and (ii) 5 (five) year bonds in the aggregate amount of US$500,000 (the “BRL Bonds”) which will mature on May 22, 2018, issued with a coupon of 7.75% per year (yield to maturity 7.75%), payable semi-annually beginning as from November 22, 2013.

From the total amount raised in the USD Bonds (“Senior Notes BRF 2023”), US$150,000 was used in a operation denominated Exchange Offer to exchange a portion of debt of Sadia Overseas Bonds 2017 of US$250,000 and a portion of debt of BFF Notes 2020 of US$750,000 (“existing bonds”) by Senior Notes BRF 2023.

BFF notes: On January 28, 2010, BFF International Limited issued senior notes in the total value of US$750.000, whose notes are guaranteed by BRF, with a nominal interest rate of 7.25% p.a. and effective rate of 7.54% p.a. maturing on January 28, 2020. On June 20, 2013, the amount of US$120,718 of these senior notes has exchanged by Senior Notes BRF 2023, and the remaining balance amounted US$629,282.

Sadia Bonds: In the total value of US$250.000, such bonds are guaranteed by BRF, with an interest rate of 6.88% p.a. and maturing on May 24, 2017. On June 20, 2013, the amount of US$29,282 of these senior notes has exchanged by Senior Notes BRF 2023, and the remaining balance amounted US$220,718.

BRF Notes: On June 6, 2012, BRF issued senior notes of US$500.000, with nominal interest rate of 5.88% p.a. and effective rate of 6.00% p.a. maturing on June 6, 2022. On June 26, 2012 the Company reopened an additional amount of $ 250.000, with nominal interest rate of 5.88% p.a. and effective rate of 5.50% p.a. The Company is the guarantor of the notes.

Operations with BNDES: On 12.31.13, the Company and its subsidiaries have several outstanding obligations with BNDES. The borrowings were made for the purchase of machinery, equipments and expansion of the productive facilities, besides de special lines for the export financing, according to information in 10.1.f.

Other long term relationships with financial institutions:

The company has agreements with several Banks where the main objective is to make easier the access to credit to the company partners producers for the construction of battery cages, poultry farms and rules adjustment.

Besides that, the Company has agreements with Banks to make easier the access to credit for the suppliers that wish to anticipate its receivables with the Company.

Finally, the Company has operations with derivatives with the purpose of protecting against the exchange and interest rates variations, with speculative purposes. These operations are accounted by its market value, in accordance with the accounting methodology of hedge accounting.

Level of Subordination among the debts:

The level of subordination is highlighted in the operations having real guarantees, most of all the manufacturing plants contracted along with BNDES.

Eventual restrictions imposed to the issuer, especially regarding the limits of indebtedness and new borrowings contracting, the dividends distribution, divestitures, issuance of new securities and change of company control:

In 2013, the Company had no financial covenant in any debt agreement.

Item 10.1.g. Usage Limits of the already contracted financing

The company has arranged with Brazilian Development Bank (BNDES); Brazilian Northeast Bank (BNB), Brazilian Innovation Agency (FINEP), available lines of credit in the amount of R$ 589 million.

Revolving Credit Facility. In order to improve our liquidity management, on April 27, 2012 we and our subsidiaries Perdigão International Ltda. and Perdigão Europe — Sociedade Unipessoal LDA entered into a U.S.$500 million, 3-year revolving credit facility with two tranches (U.S. dollar and euro), with a syndicate of nineteen banks. Borrowing under this revolving credit facility accrues interest at an annual rate of LIBOR plus a spread ranging from 1.6% to 2.5% depending on our credit ratings. As of the date hereof, we have not made any borrowings under this revolving credit facility

Item 10.1.h. significant variations in each item of financial statements

Main variations in the consolidated balance sheet, comparing December 31, 2013 to December 31, 2012.

Current assets

Current assets amounted to R$13,243.0 million on December 31, 2013 and R$11.590,0 million on December 31, 2012, representing an increase of R$1,652.5 million or 14.3%. On December 31, 2013, current assets were 40.9% of total assets compared to 37.7% in the preceding year.

Cash and Cash Equivalents

Cash and cash equivalents reported an increase of 62.0% from R$1,930.7 million on December 31, 2012 to R$3,127.7 million on December 31, 2013. This increase was largely a reflection of the operating improvement in the period and more efficient employment of working capital.

Trade accounts receivable from clients, net

Trade accounts receivable from clients amounted to R$3,338.4 million on December 31, 2013, increasing by 6.6% in relation to December 31, 2012, when this item stood at R$3,131.2 million. This increase is due to the lengthening of the term of the receivables relating to Year-End Festive Product billings and an increase in sales volume.

Inventory

Inventory increased 3.1% to R$3,111.6 million as at December 31, 2013 compared to R$3,018.6 million on December 31, 2012, that is a difference of R$93.0 million. The increase in inventory was in the overseas market, 17.5%, principally due to the decline in demand in this segment.

Non-current assets

Non-current assets amounted to R$19,132.0 million on December 31, 2013 and R$19,175.5 million on December 31, 2012, a reduction of R$43.5 million. This reduction is principally due to the doubtful accounts lines (a reduction of 26.9% in relation to 2012) and recoverable taxes (a reduction of 29.9% in relation to 2012).

Permanent Assets

Permanent assets increased 1.4%, amounting to R$10,821.6 million on December 31, 2013 and R$10,670.7 million on December 31, 2012. Improvement and productivity projects amounted to R$304.7 million distributed in various units and regions. Depreciation totaled R$635.3 million  and there were also write-offs of R$171.2 million involving sales and obsolescence.

Current liabilities

Current liabilities were R$8,436.0 million on December 31, 2013 and R$7,481.6 million on December 31, 2012, a growth of 12.8%. Growth reflects export credit lines which increased by about 99.3% or R$457.9 million. The ratio of current liabilities to total liabilities was 26.1% on December 31, 2013 and 24.3% in the preceding period.

Loans and Financing (current)

Short term debt, including the current portion of long term debt with financial institutions amounted to R$ 2,696.6 million on December 31, 2013,  and R$2,440.8 million on December 31, 2012, an increase of 10.5%. Increased leverage reflects export credit lines for funding the Company’s working capital.

Suppliers

Accounts payable to suppliers of raw materials, materials and services necessary for operating activities totaled R$3,674.7 million on December 31, 2013 and R$3,381.3 million on December 31, 2012, an 8.7% increase.

Long term liabilities

Amounted to R$9,242.4 million on December 31, 2013 and R$8,694.7 million on December 31, 2012, an increase of R$547.7 million for the year, principally due to the increase in long term debt.

Loans and Financing (non-current)

Our long term debt with financial institutions amounted to R$7,484.6 million on December 31, 2013 and R$7,077.5 million on December 31, 2012, representing an increase of R$407.0 million.

Shareholders’ equity

Shareholders’ equity as of 2013 was R$14,696.2 million, while at the end of 2012, this figure stood at R$14,589.2 million. This represents a year-on-year rise of 0.7% due to a higher reserve for capital increase of R$121.8 million; a legal reserve of R$ 53.1 million and a reserve for tax credits of R$121.2 million.

Main variations in the consolidated balance sheet, comparing December 31, 2012 to December 31, 2011.

Current assets

The current asset totalized R$11,590.0 million on December 31, 2012 and R$11,123.7 million on December 31, 2011, representing an increase of R$466.3 million or 4.2%. On December 31, 2012, the current assets represented 37.7% of total assets, compared to 37.1% in the previous year.

Cash and cash equivalents

Cash and cash equivalents presented a increase of 41.3%, from R$1,366.8 million as of December 31, 2011 to R$1,930.7 million as of December 31, 2012. Such increase is mainly due to the Company’s financing activities.

Trade accounts receivable, net

Trade accounts receivable totaled R$3,131.2 million as of December 31, 2012, decreasing 2.4% when compared to December 31, 2011, which totaled R$3,207.8 million. This reduction is due to the better management of receivables in receipts.

Inventories

On December 31, 2012, inventories totaled R$3,018.6 million compared with R$2,679.2 million as of December 31, 2012, increasing 12.7% or R$339.4 million. There was a significant variation on the inventory, mainly due to the decrease on the external market demand.

Non-current assets

As of December 31, 2012, non-current assets totaled R$19,175,5 million (R$18,859.7 million as of December 31, 2011). This variation is a consequence from the net increase in property, plant and equipment.

Property, plant and equipment, net

On December 31, 2012 property, plant and equipment increased 8.9%, totaling R$10,670.7 million (R$9,798.3 million as of December 31, 2011). Improvement and productivity projects amounted to R$893.0 million and were allocated in several plants and regions. Depreciation and amortization amounted to R$488.3 million and there were also disposals in the total amount of R$723.4 million mainly due to implementation of TCD, sales or obsolescence.

Current liabilities

Current liabilities totaled R$7,481.6 million as of December 31, 2012 (R$7,987.8 million as of December 31, 2011) presenting an decrease of 6.3%. Such decrease is related to the export credit lines, which decreased approximately 67.6%, meaning R$929.4 million aiming to finance the Company’s working capital. Current liabilities represented 24.3% of total liabilities, compared to 26.6% from the previous year.

Short-term loans and financing

Short-term debts, including the current portion of long-term debt with financial institutions totaled R$2,440.8 million as of December 31, 2012 (R$3,452.4 million as of December 31, 2011), presenting a reduction of 29.3%. The decrease of the debts is related for the export credit lines to finance the Company’s working capital.

Suppliers

Debts to suppliers of raw materials, materials and services that are necessary to the operational activities of the Company amounted to R$3,381.3 million as of December 31, 2012 and R$2,681.3 million as of December 31, 2011, increasing 26.1%. This decrease is related to the growth of the production and the costs of the main raw materials

Non-current liabilities

As of December 31, 2012 non-current liabilities totaled R$8,694.7 million (R$7,885.7 million as of December 31, 2011), representing a increase of R$809.0 million during the year, mainly due to increase of long-term debts.

Long-term loans and financing

Long-term debts with financial institutions totaled R$7,077.5 million, as of December 31, 2012 and R$4,601.0 million as of December 31, 2011, representing an increase of R$2,476.5 million.

Shareholder´s Equity

The shareholders’ equity of 2012 corresponded to R$14,589.2 million (R$14,110.0 million as of December 31, 2011). There was an increase of 3.4% derived from the variation of the following groups: reserve for expansion in the amount of R$237.5 million; reserve for capital increase in the amount of R$155.1 million; legal reserve in the amount of R$40.7 million and reserve for government grants in the amount of R$67.4 million.

Main variations in the consolidated balance sheet, comparing December 31, 2011 to December 31, 2010.

Current assets

The current asset totalized R$11,123.7 million on December 31, 2011 and R$10,020.6 million on December 31, 2010. The increase of R$1,103 million is primarily represented by the trade accounts receivable and inventories, as a consequence from the organic growth of the Company and its subsidiaries. On December 31, 2011, the current assets represented 37.1% of total assets, compared to 36.1% in the previous year.

Cash and cash equivalents

Cash and cash equivalents presented a decrease of 40.8%, from R$2,310.6 miillion as of December 31, 2010 to R$1,366.8 million as of December 31, 2011. Such decrease is mainly due to the Company’s investment activities.

Trade accounts receivable, net

Trade accounts receivable totaled R$3,207.8 million as of December 31, 2011, increasing 25.1% when compared to December 31, 2010, which totaled R$2,565.0 million. This increase is due to the growth of 12.8% on sales during the 2011 fiscal year.

Inventories

On December 31, 2011, inventories totaled R$2,679.2 million (R$2,135.8 million as of December 31, 2010), increasing 25.4% or R$543.4.million There was a significant variation on the inventory of finished goods, mainly due to the decrease on the external market demand.

Non-current assets

As of December 31, 2011, non-current assets totaled R$18,859.7 million (R$17,730.8 million as of December 31, 2010), increasing R$1,128.9 million. Such variation is a consequence from the net increase in property, plant and equipment and from the increase in other assets group, due to an advanced payment in the amount of R$180.0 million for the acquisition of assets related to the integration, production and porks slaughtering.

Property, plant and equipment, net

Property, plant and equipment has increased 8.1%, adding up to R$9,798.3 million in 12.31.2011 and R$9,066.8 million in 12.31.2010. The improvement and productivity projects represented R$1,125.2 million allocated in several different units and regions. The acquisitions of Avex, Grupo Danica and Heloísa added R$110.6 million. The depretiation was R$425.7 million and also writte offs in the amount of R$72.4 million in reason of sales or obsolence.

Current liabilities

Current liabilities totaled R$7,987.8 million as of December 31, 2011 (R$5,686.4 million as of December 31, 2010) presenting an increase of 40.5%. Such increase is related to the export credit lines, which increased approximately 160.9%, meaning R$1,097.3 million aiming to finance the Company’s working capital. Current liabilities represented 26.6% of total liabilities, compared to 20.5% from the previous year.

Short-term loans and financing

Short-term debts, including the current portion of long-term debt with financial institutions totaled R$3,452.4 million as of December 31, 2011 (R$2,222.7 million as of December 31, 2010), presenting a growth of 55.0%. The increase of the debts is related to the funding for the export credit lines to finance the Company’s working capital.

Accounts Payable

Debts to suppliers of raw materials, materials and services that are necessary to the operational activities of the Company amounted to R$2,681.3 million as of December 31, 2011 and R$2,059.2 million as of December 31, 2010, increasing 30.2%. This increase is related to the growth of the production and the costs of the main raw materials, such as soybean meal (5.1%).

Non-current liabilities

As of December 31, 2011 non-current liabilities totaled R$8,428.6 million (R$7,885.7 million  as of December 31, 2010), representing a decrease of R$542.9 million during the year, mainly due to the higher amount transferred from long-term to short-term and to the reduction of the provision for civil risks.

Long-term loans and financing

Long-term debts with financial institutions totaled R$4,601.0 million as of December 31, 2011 and R$4,975.2 million as of December 31, 2010, representing a decrease of R$542.9 million. This decrease is a consequence of the transference of the debt from the long-term to the short-term.

Shareholder´s Equity

The shareholders’ equity of 2011 corresponded to R$14,110.0 million (R$13,636.5 million as of December 31, 2010). There was an increase of 3.5% derived from the variation of the following groups: reserve for expansion in the amount of R$305.2 million; reserve for capital increase in the amount of R$265.3 million; legal reserve in the amount of R$68.4 million and reserve for government grants in the amount of R$56.5 million.

Item 10.2. The directors shall comment on :

a.      Results of the issuer’s transactions, especially:

                    i.            Description of any important components of the revenue

                  ii.            Factors that materially affected the operating income

b.      Revenue variations attributed to changes in prices, exchange rates, inflation, volume changes, and introduction of new products and services

c.       Impact of the inflation, price variation of the main inputs and products, exchange and interest rates in the issuer’s operating income and financial income

Results of Operations as a Percentage of Net Sales

The following discussion should be read in conjunction with our consolidated financial statements.  The following table sets forth the components of our results of operations as a percentage of net sales for 2013, 2012 and for 2011 on a historical basis.

		Years Ended December 31
	2013	2012	2011
	(%)	(%)	(%)
Net sales	100.0	100.0	100.0
Cost of sales	75.2	77.4	74.1
Gross profit	24.8	22.6	25.9
Operating expenses:
Sales expenses	15.2	15.1	14.9
General and administrative expenses	1.5	1.4	1.7
Other operating expenses	1.8	1.6	1.6
Equity interest in income of subsidiaries	0.04	0.08	0.03
Operating income	6.4	4.6	7.8
Financial income (expenses), net	2.4	2.0	1.9
Income before taxes and participation of non-controlling shareholders	4.0	2.6	5.9
Income and social contribution taxes	-0.5	0.1	0.6
Net income	3.5	2.7	5.3
BRF shareholders	3.5	2.7	5.3
Non controlling shareholders	0.0	0.0	0.0

Presentation of Net Sales Information

We report net sales after deducting taxes on gross sales and discounts and returns. Our total sales deductions can be broken down as follows:

•       ICMS Taxes — ICMS is a state value-added tax on our gross sales in the domestic market at a rate that varies by state and product sold. Our average ICMS tax rate in 2013 was 10.5%.

•       PIS and COFINS Taxes — The PIS and the COFINS taxes are federal social contribution taxes on our gross sales in the domestic market at the rates of 1.65% for PIS and 7.60% for COFINS in 2012. However, we currently benefit from a suspension of these taxes for in natura meat of porks, poultry and beef cuts as well as a zero tax rate for some dairy products.

•       Discounts, Returns and Other Deductions — Discounts, returns and other deductions are unconditional discounts granted to customers, product returns and other deductions from gross sales.

Most of our deductions from gross sales are attributable to the ICMS, PIS and COFINS taxes.  As a result, our deductions from gross sales in the domestic market, which are subject to these taxes, are significantly greater than our deductions from gross sales in our export markets.

The table below sets forth our gross sales and deductions for the years ended December 31, 2013, 2012  and 2011:

	As of December 31,
	2013	2012	2011
	(in millions of reais)
Gross sales:
Domestic sales	15,831.5	15,175.3	14,299.5
Foreign sales	13,857.4	11,977.6	10,363.7
Dairy products	3,306.6	3,206.8	2,999.2
Food service	1,856.1	1,775.9	1,698.3
	34,851.6	32,135.6	29,360.7
Sales deductions
Domestic sales	(2,853.1)	(2,556.5)	(2,669.5)
Foreign sales	(728.7)	(351.6)	(270.5)
Dairy products	(498.7)	(492.7)	(460.4)
Food service	(249.8)	(217.4)	(253.9)
	(4,330.3)	(3,618.2)	(3,654.4)
Net sales
Domestic sales	12,978.4	12,618.8	11,630.0
Foreign sales	13,128.7	11,626.0	10,093.1
Dairy products	2,807.9	2,714.1	2,538.8
Food service	1,606.3	1,558.4	1,444.3
	30,521.3	28,517.4	25,706.2

Segment Presentation

The operating segments are disclosed consistently with the management reports utilized by the Company’s principal executives (Board and Directors and Board of Executive Officers) in strategic and operational decision making, for assessment of the performance of each segment and allocating resources.

The segment information is prepared considering 4 reportable segments, as follows: domestic market, foreign market, dairy products and food service. There reportable segments identified primarily observe division by sales channel. The Company reported net sales and EBIT by segment. Considering that we utilize the same set of assets to produce products of all business segments, we do not segregate assets per market.

The operating results for each reportable operating segment are presented below:

	BR GAAP and IFRS
		Consolidated
	12.31.13	12.31.12
Operating income
Domestic market	1,322,229	1,014,885
Foreign market	400,227	150,358
Dairy products	60,079	(6,551)
Food service	177,113	164,730
	1,959,648	1,323,422

No customer was individually or in aggregated form (business group) responsible for more than 5% of net sales for the year ended December 31, 2013.

Net sales from exports were originated in the segments of the foreign market, dairy products and food service, as set for below:

	BR GAAP and IFRS
	Consolidated
	12.31.13	12.31.12
Net export sales per market
Foreign market	13,128,723	11,626,042
Dairy products	2,884	123
Food service	230,944	223,299
	13,362,551	11,849,464

Export net sales by region is presented below:

	BR GAAP and IFRS
	Consolidated
	12.31.13	12.31.12
Net export sales per region
Europe	2,090,992	1,920,199
Far East	2,723,911	2,402,902
Middle East	4,291,080	3,976,600
Eurasia (including Russia)	919,291	1,058,340
Americas	2,313,005	1,537,688
Africa / Other	1,024,272	953,735
	13,362,551	11,849,464

The goodwill originated from the expectation of future profitability of acquired companies, as well as the intangible assets with indefinite useful life (trademarks), were allocated to the reportable operating segments, taking into account the nature of the products manufactured in each segment (cash-generating unit). The allocation of intangible assets is presented below:

	BR GAAP and IFRS
	Consolidated
	Goodwill		Trademarks		Total
	12.31.13	12.31.12	12.31.13	12.31.12	12.31.13	12.31.12
Domestic market	1,069,958	1,069,958	982,478	982,478	2,052,436	2,052,436
Foreign market	1,278,855	1,260,368	319,827	323,459	1,598,682	1,583,827
Dairy products	671,398	671,398	-	-	671,398	671,398
Food service	81,539	81,539	-	-	81,539	81,539
	3,101,750	3,083,263	1,302,305	1,305,937	4,404,055	4,389,200

The Company performed the impairment test of the assets allocated to the reportable segments as demonstrated in the table above using discounted cash flows, as described in note 18.

Information referring to the total assets by reportable segments is not being disclosed, as it is not included in the set of information made available to the Company’s Management, which take investment decisions and determine allocation of assets on a consolidated basis.

Year Ended December 31, 2013 Compared with Year Ended December 31, 2012

The following provides a comparison of our results of operations for the year ended December 31, 2013 against our results of operations for the year ended December 31, 2012, based on our consolidated financial statements prepared in accordance with IFRS, as issued by the IASB. From the year 2011, BRF included a more open market segmentation.

Net Operating Sales

In 2013, net operating revenue was R$ 30.5 billion, representing an increase of 7.0%, largely benefiting from the good performance of sales in the first half in the domestic market and the recovery in export revenue in the overseas market (benefiting from further devaluation of 10.4% in the Real against the US Dollar). Average prices (NOR) in the period recorded growth of 15.6% in relation to 2012 on 7.4% lower volume.

Breakdown of Net Sales (%)

Domestic Market

As for the annual result, domestic market revenues were R$ 13 billion, 2.8% greater than 2012, with growth concentrated in the first half of 2013. Volumes were 13.0% down with an operating profit of R$ 1.3 billion for this segment (30.3% higher), operating margins increasing 10.2% against 8.0% in 2012. Differences arose due to raw materials sold to the Doux plant (sold in May 2013) and therefore a non-recurring event.

If we factor out other sales from the analysis, domestic market numbers would report annual net sales of R$ 12.0 billion, an increase of 2.7% compared to the preceding period, with volumes 9.5% down and average prices up by 15.2%. Operating result would have been 10.7% in relation to 8.4% in the same period of 2012.

The objective is to make BRF a client-oriented company and indeed it was the consumer that was the focus of the company’s attention in the domestic market in 2013. During the year, BRF restructured the corporate organizational chart as part of the successful implementation of this project. This also included the creation of the position of CEO Brazil, responsible for the redesign of all the processes as well as the reorientation of the go-to-market (GTM) process.

The intention is to improve quality at the point of sale in order to maximize consumer satisfaction over the coming years.

The model developed for establishing excellence in customer service is based on an evolution in the way in which the business is understood, introducing a tridimensional aspect based on the vectors of category, geography and distribution channel. Consequently, service delivered to the same client has begun to be considered from different aspects. For example, a product or service with an excellent level of acceptance in the South is not always an acceptable habit of consumption in the Northeast of Brazil. The change involves customization, with simplification of processes and the adoption of criteria which enhance efficiency and agility.

The new GTM model consolidates the sales areas, establishing the figure of the BRF salesperson, ready to offer a complete portfolio combining Sadia, Perdigão, Batavo and in natura products and other brands as well. With a view to improving productivity, areas not covered by the salespersons were mapped with new routes being created based on the economic potential of the regions, thus ensuring a more appropriate redistribution of salespersons. In addition, the operation has gained in productivity thanks to technology. Since July 2013, company salesperson’s smartphones employ applications with the best resources thus enabling greater support and management of sales.

The strategy is always based on innovation which permits synergy and productivity in domestic market operations through logistics intelligence which regionalizes plants and distribution centers making distribution cheaper and more efficient.

BRF pursues three objectives, all focused on market development: to win over new consumers; to promote new reasons for consumption and new uses; and to add new benefits.

Among the domestic market launches in 2013, particularly successful were Batavo’s Greek Yogurt which began sales with a 1% market share in June, ending the year with 8%; and in the convenience platform, the Arroz Mais and Sandubas Hot Pocket lines.

Frozen products, pastas, margarines and dairy products: baseline October/November. Pizzas and industrialized products: baseline September/October

Source: AC Nielsen

The chart below shows the comparative composition between net revenues and volumes sold in the domestic market:

DOMESTIC MARKET	2013	2012	% var.	2013	2012	% var.
	(thousand tons)			(R$ million)

In natura
Poultry	275	329	(16.3)	1,492	1,351	10.4
Pork/Beef	131	134	(1.9)	946	911	3.8
Total in natura	407	463	(12.1)	2,439	2,262	7.8
Processed	1,498	1,643	(8.8)	9,599	9,462	1.4
Other Sales	324	456	(29.0)	941	894	5.2
Total	2,229	2,562	(13.0)	12,978	12,618	2.8

Export Market

For 2013 as a whole, the company exported 2.5 million tons, reporting growth of 1.5% in relation to 2012. Important price hikes successfully passed on during the year (15.9%), that had contribution of a devaluation of R$ in 10.4% and resulted in a growth of 12.9% in net export revenue to R$ 13.1 billion.  Despite some adverse factors impacting company performance during the year, the quest for a better return even at the expense of volume, in the end produced a positive global result. The Company ended the year reporting operating profit of 3.0%, an improvement on the 1.3% in 2012.

The chart below shows the comparative composition between net revenues and volumes sold in the export market:

EXPORT MARKET	2013	2012	% var.	2013	2012	% var.
	(thousand tons)			(R$ million)

In natura
Poltry	1,751	1,795	(2.5)	8,262	7,569	9.1
Pork/beef	268	307	(13.5)	1,897	1,867	0.0
Total in natura	2,018	2,102	(4.0)	10,157	9,436	7.6
Processeds	447	372	20.1	2,914	2,182	33.5
Other sales	55	9	528.8	56	8	626.7
Total	2,520	2,482	1.5	13,129	11,626	12.9

The International Market in 2013 was a challenging one. It was a year when we sought to transform BRF more intensively from a major exporter to a globalized company with the goal of obtaining a more profound knowledge of local consumers and clients in the markets which we have established as strategic. And this in parallel with replicating in these markets the pillars of the business model we apply in Brazil. The idea of gaining a bridgehead in all markets from the base of an export platform has evolved into a mission of establishing positions of leadership in specific regions where the fundamental pillars of brand, distribution and quality of our products assure us the profitability and growth desired by our shareholders. A new organizational model has been introduced with the creation of the international CEO position. During the year, the talent management process was intensified with a view to achieving greater cultural diversity and an understanding of our consumers on a global scale.

The international market continued to be a testing one in a scenario of depressed prices in some of our more important markets while Brazil as a whole continued to show a gradual loss of competitiveness in foreign trade. Notwithstanding, the International Market was able to report improved results in 2012. Our trading environment was marked by higher than expected grain prices although exchange rates oscillated to levels also higher than we had anticipated, restoring a degree of equilibrium to returns and allowing us to end the year with good prospects for 2014.

The international strategy was revisited as part of the BRF17 strategy plan now made more emphatic in its objectives: growth through the continual qualification of portfolio products, development of markets and channels and greater penetration of branded products. The long term plan visualizes balanced growth through organic expansion of the operations and selective acquisitions in strategic regions such as the Middle East, Latin America and Asia.

Saudi Arabia remained the principal destination for whole chicken exports, amounting to 48.3% of all export volume to the Middle East. In this context, it is worth pointing out the cooperation agreement signed between BRF and the Americana Group at the end of December whereby the companies are to undertake a strategic analysis for operating on a collaborative basis in the region.

Below are comments on the leading markets:

Middle East – This region includes the most significant countries comprising the so-called Menasa (Middle East, North Africa and South Asia) bloc, the most strategically important region for BRF’s process of internationalization. A leader in the region with premium brands and an increasingly consolidated distribution model, in 2012, the company began the building of a processed foods plant in Abu Dhabi in the United Arab Emirates with rollout scheduled for the middle of 2014. Investment in the new unit will be about US$ 160 million with an annual production capacity of about 80 thousand tons/year in breaded products, hamburgers, pizzas, and industrialized and marinated products. Local production of processed items allows the company flexibility and scope to adapt the products in line with regional demands and to expand the portfolio in the Food Services channels. The year as a whole reported growth of 7.9% in net revenue against a fall of 2.3% in volume.

Far East – The Japanese market suffered from high inventories carried over from 2012, pressuring prices and margins although with signs of improvement at year-end. The tendency is for stock levels to normalize during the course of 2014. The Japanese market for overseas pork meat opened in June and BRF was the first Brazilian company to make a shipment.

The opening of a commercial office in Seul, South Korea will support the objective of expanding the client portfolio and developing the new markets in the region.

The final quarter of 2013 in Japan was characterized by the normalization of local inventory of imported products and by strong domestic demand due to the highly seasonal nature of the period which is reflected in average price increases. In the Far East, negotiations ahead of the Chinese New Year produced good business opportunities. Important to note in this context was the rehabilitation of SIF 103 (Serafina Corrêa unit) for export of in natura chicken meat to China following the Chinese mission which visited the plant in late December. The full fiscal year also reported a slight improvement (2.2% growth) with net export revenue increasing by 13.4%.

Americas – After assuming control of Quickfood in Argentina, the main brand of which is Paty - leader in the hamburger market - and of the production of the Avex and Dánica companies, BRF’s efforts in 2013 concentrated on the integration of these companies and unification of processes, using the distribution chain to expand the commercialization of the Paty and Sadia brands in Argentina, Uruguay, Paraguay and Chile. In spite of the adverse economic scenario and the increasingly complex outlook for business in Argentina, our principal market, we remain convinced of the merits of our long term activities in the Southern Cone, a region where we possess a solid portfolio of brands, distribution and local production capacity.

The implementation of the SAP software system in Avex and Quickfood in Argentina continues apace and it is expected that the changes being implemented will bring synergies to the businesses and make the processes increasingly more efficient. In this market, demand for BRF’s exports came principally from Argentina and Venezuela, accounting for nearly 90% of volume. It is important to note that the safeguard process begun by Chile to protect its local industry ended in November without any measures being implemented.

For the full year, net revenue increased by 50.4% on 27.4% greater volume thanks to the contribution of Quickfood to results which were fully consolidated in 2013.

Europe/Eurasia – In 2013, the region reported an improvement in product mix and a recovery in prices, principally in the second half when the first green shoots of economic recovery in Europe appeared. A new high quality line of products such as nuggets based on chicken breast and sold under the Chixxs  brand and developed at the Plusfood plant was well received by consumers in the United Kingdom and Benelux. Italy also returned to growth on the back of the Speedy Pollo brand and a very interesting distribution model - to be replicated in other markets in the region.

In the European market the full year showed a decrease of 3.6% in volume but an increase of 8.9% in net revenue, reflecting higher average prices. Germany, the United Kingdom and the Low Countries remained the principal importers of BRF’s products, together accounting for more than 60.9% of BRF’s exports to the European Bloc.

For the full year, the region reported a reduction of 26.8% in volume on 13.1% lower net revenue. The main factor in this result was the Ukrainian trade ban on Brazilian exports which begun in the middle of November and had not been resolved by the year-end. This was the second time the Ukraine authorities imposed restrictions on Brazilian imports in the year, the first being during 2Q13, ostensibly for sanitary reasons.

África – In the light of the growing consumption of animal protein, Africa has become one of BRF’s principal potential markets. Currently, the company exports to the continent products processed at more than 30 plants in Brazil in partnership with local distributors in Morocco, Libya, Ghana, Congo, Angola, Mozambique, Mauritius, The Seychelles and a further 15 countries. Over the past two years, the sales team for the region has been expanded while a regional marketing department has been set up, in 2013 developing campaigns to upgrade the penetration of Sadia-branded products in the region. In 2013, the region reported net sales 2.5% higher despite the fall of 8.2% in volume exported by BRF in 2013.

Exports by Region

(% of Net Sales)  - Annual

During the year, the major markets had the following performances in revenue and volumes, comparing the year 2013 to 2012:

Main Markets	Revenues	Volumes

Middle East	+7.9%	-2.3%
Far East	+13.4%	+2.2%
Europe	+8.9%	-3.6%
Eurasia	-13.1%	-26.8%
Americas	+50.4%	+27.4%
Africa	+2.5%	-8.2%

Dairy

The company strategy of focusing on a mix with greater added value and reducing the dependence on UHT milks continued throughout 2013, thus contributing to more positive results. On a full year-on-year basis, the company reported a growth of 3.5% in net sales, totaling R$ 2.8 billion on volume 15.4% down and average prices 24.2% up on 2012. Average costs increased by 19.3%, a reflection of the high level of milk collection overheads at the farm gate during the year. Operating results were R$ 60.1 million, representing a gain of 2.3 percentage points.

The chart below shows the comparative composition between net revenues and volumes sold in the dairy segment:

DAIRY	2013	2012	% var.	2013	2012	% var.
	(thousand tons)			(R$ million)

Dry division	543	762	(22.5)	1.446	1.475	(2.0)
Refrigerated	253	278	(8.8)	1.282	1.178	8.8
Other Sales	103	85	21.0	80	60	33.1
Total	899	1,063	(15.4)	2.808	2.714	3.5

The Brazilian dairy products market rose 1.8% by value and 1.2% by volume, reaching approximately R$ 3.4 million driven largely by the Yogurts, Fermented Milks, Petit  Suisse  and Powdered Milk products, data Nielsen.

BRF’s dairy products segment has a 10.8% share by value of the Brazilian market, remaining in 3rd place behind Nestlé and Danone.

Food Services

 On a 2013 vs 2012 comparative basis, we ended the year with a 3.1% increase in sales to R$ 1.6 billion, albeit on 5.7% lower volume due to the economic scenario. Average costs rose 7.9% over those of 2012. For the year as a whole, operating profit increased 7.5% to R$ 177 million, reflecting the drive to reduce operating expenditures.

FOOD SERVICE	2013	2012	% var.	2013	2012	% var.
	(thousand tons)			(R$ million)

Total	217	230	(5.7)	1,606	1,558	3.1

The year was characterized by important challenges for the food services market and for our own business area with focus on this market.

Macroeconomic factors – such as services inflation, cost of commercial space and labor overheads and reduced disposable incomes – have all negatively impacted consumption of the new middle classes. While these have successfully penetrated the food courts, they have still been unable to make the event a habit. The lack of security also played a preponderant part in first half results: street protests and muggings/invasion of restaurants by gangs of thieves (the so-called arrastões) have all impacted the 10% decline in away-from-home eating in São Paulo, the leading national market.

However, two key questions have led to increasing numbers choosing away-from-home eating as an option. Firstly, the growth in the structured restaurant networks – all increasingly professionalized on the basis of franchise agreements allowing for maturation over the medium term. Secondly, the evolution of shopping malls which are seeing major expansion principally in the interior of the country and consequently acting as a catalyst for expanding food services transactions outside the Rio-São Paulo  axis.

During 2013, BRF’s food services business focused on the optimization of operations. Following an analysis of internal processes, synergies have been captured in the sales forces: 75% of the commercial team was unified during the year and the forecast is for this to be 100% complete in early 2014.

Segment innovation concentrated on the professional portfolio concept whereby specific products are developed for food services, not necessarily replicating retail products. Notable examples of this concept are the Creme Culinário Elegê and the Chicken McBites products. The first combines milk and a vegetable base as a tasty alternative to dairy cream in the preparation of salty recipes such as stroganoffs, lasagnas, pies and also desserts as for example pavés  (cream sponge cake) and cakes. The second consists of small cubes of breaded chicken breast for the McDonald’s chain, launched in June and supplied to more than 700 restaurants in the network in Brazil, Paraguay and Uruguay.

The relationship service structure and sales team training were both upgraded during the year and the number of chefs increased. The latter also have the responsibility of sponsoring six finalists in the Chef of the Future contest. A BRF initiative in partnership with the Anhembi Morumbi and FMU universities together with Senac São Paulo, the contest challenged students in the Gastronomy courses at these institutions in the city of São Paulo to create a product for facilitating the daily activities of cooks: 200 candidates entered proposals exceeding by 42% initial expectations of 140 entries. In 2014, the contest will be taken nationwide.

In 2014, a new segmentation will be implemented for classifying clients by their value profile rather than business type – this part of the continuing process of upgrading productivity through excellence in execution. The execution of the Christmas Kits project was conducted on a totally dedicated basis, sales seeing considerable growth for the year (16%). The finalization of kit sales took place in record time thus permitting excellence in the logistics of delivery and post-sales for more than 2 million kits. Conscious of their requirements, the Perdigão brand looked to innovation and ease of use to attract customers with thermally insulated backpacks for some of its kits for greater comfort when carrying the present. In the case of the Sadia brand, designer Marcelo Rosenbaum signed off on the kits which adopt a contemporary, sophisticated line seeking to attract the customer through the versatility of a bag which can be used in three different ways: shoulder bag, backpack and shoulder pack.

In 2014, we shall begin the expansion of the model internationally, evaluating the markets of Europe, the Southern Cone and the Middle East where there is already a team, a structure and a degree of volume.

Cost of Sales

For the full year, cost of sales increased 4.0% to R$ 23.0 billion. Growth is largely explained as follows: 1) labor; 2) soybean meal; 3) increase in dollar-indexed items such as: packaging, vitamins; 4) freight charges.

Gross Profit and Gross Margin

In 2013, Gross Profit reached R$ 7.6 billion, an increase of 17.3%, and equivalent to a gross margin of 24.8% against 22.6% due to the pass-through of costs to prices and an improved domestic market product mix as well as a decline in the cost of animal feed and improvements in slaughtering productivity.

Operating Expenses

In 2013, operating expenses totaled R$ 5.1 billion, an increase of 8.1%, principally affected by the significant rise in administrative expenses from the hiring of outside consultancies in support of BRF’s Acceleration and Strategic Plan projects as well as increases in IT expenditure mentioned above.

Other Operating Expenses

In the light of CPC 33, which retroactively amended the accounting policies previously adopted for measuring and disclosing employee benefit plans, the figure shown in the other operating expenses account for 2012 has been adjusted. The amount for the item in question was increased from R$ 381 million to R$446 million for the full year 2012. The principal adjustments were in the complementary pension defined benefit plan – FAF, amounting to R$85.4 million and in post-employment benefits – Healthcare Plan of R$19.9 million.

In 2013, we recorded some non-recurring expenses arising from the Restructuring Plan and impacting this line. These expenses included adjustments to personnel as a whole and executive staff and the engagement of consultancies amounting to R$ 71.1 million in 4Q13. In 4Q13, we froze some investments for increasing capacity as part of our strategic plan and have already provisioned the partial impact representing R$34.6 million to this end. A further R$6.1 million was provisioned in the quarter for the rationalization of Domestic Market and Food Service SKUs. These non-recurring expenses totaled R$111.7 million impacting other operating expenses of R$ 535 million in the full fiscal year. This translated into a increase of 20% for 2013 as a whole compared with the reworked number for 2012 (as mentioned above).

Operating Result before Financial Expenses and Operating Margin

For fiscal year 2013, the Company reported an operational result before financial expenses of R$ 1.9 billion, 48.1% more than the result reported in 2012, with an improvement of 1.8 percentage points in the operating margin. This was principally due to the gradual recovery in revenues in the domestic market, as well as the devaluation of the Real which improved external market performance.

A tabela abaixo representa os resultados operacionais na composição dos segmentos reportados:

	Operational Results by Segment
	2013	2012	Var. 2013-2012
	(In R$ million)		(%)
Domestic Market	1,322	1,015	30.3
Export Market	400	150	166.2
Dairy	60	(7)	1017.1
Food services	177	165	7.5
Total	1960	1,323	48.1

Financial Expenses

The net financial expenses amounted R$ 747.5 million for the 12 month period of 2013, 31.0% higher than 2012. This increase was largely due to the higher gross debt and interest charges as well as the impact of the foreign exchange translation effect.

In the light of the high level of exports, the company conducts operations in the derivatives market with the specific purpose of currency hedging. In accordance with hedge accounting standards (CPC 38 and IAS 39), the company uses financial derivatives (for example: NDF) and non-derivative financial instruments (for example: foreign currency debt) for hedge operations and concomitantly, to eliminate the respective unrealized foreign exchange rate variations from the income statement (under the Financial Expenses line).

The use of non-derivative and derivative financial instruments for foreign exchange protection permits a significant reduction in net currency exposure of the balance sheet, this reverting an exposure with a “sold” position of USD 80.4 million “sold” in 3Q13 to a USD 28.7 million “bought” position at the end of the fourth quarter.

On December 31, 2013, the non-financial derivative instruments designated as hedge accounting for foreign exchange cover amounted to USD 600 million. In addition, the financial derivative instruments designated as hedge accounting according to the concept of a cash flow hedge for coverage of highly probable exports in their respective currencies, totaled USD 793 million + EUR 107 million + GBP 33 million and also contributed directly to the reduction in currency exposure. In both cases, the unrealized result for foreign exchange rate variation was booked to other results.

As of December 31, 2013, the company’s net debt was R$ 6.8 billion, 3.4% less than reported for December 31, 2012, resulting in a net debt to adjusted EBITDA ratio (last twelve months)  of 1.87 times.

Debt

Debt - R$ Million	Current	12/31/2013 Non-Current	Total	12/31/2012 Total	CH. %
Local Currency	(2,415)	(1,657)	(4,073)	(3,890)	5
Foreign Currency	(638)	(5,827)	(6,466)	(5,882)	10
Gross Debt	(3,053)	(7,485)	(10,538)	(9,772)	8
Cash Investments
Local Currency	935	155	1,091	1,209	(10)
Foreign Currency	2,663	-	2,663	1,545	72
Total Cash Investments	3,598	155	3,754	2,753	36
Net Accounting Debt	545	(7,329)	(6,784)	(7,018)	(3)
Exchange Rate Exposure - US$ Million			(87)	(412)	(79)

Free Cash Flow Generation

Free cash flow (EBITDA – Variation of the Financial Cycle – Capex) in 4Q13 was R$ 578.2 million against R$ 197.9 million generated in 4Q12 (R$ 518.2 million in 3Q13). This increase reflects the operational improvement in the period, greater efficiency in working capital and Capex. In 2013, free cash flow totaled R$ 1.5 billion against R$ 115.0 million in the preceding fiscal year.

The Company has been working on the optimization of working capital resulting from the improvement in the financial cycle of 56 days in December 2012, representing 14.5% of Net Operating Revenue to 49.5 days in 2013, representing 13% of NOR.

The outlook for 2014 is for Capex levels to be maintained and an additional improvement in the management of accounts payable/receivable and inventory.

FCF (EBITDA – Working Capital Cicle – CAPEX)

Equity Income Result

The equity income result from the participation in the result of affiliates and subsidiaries (Joint Ventures) in 2013 accounted for a gain of R$ 13.3 million against a gain of R$ 22.4 million in the preceding fiscal year. This represents a reduction of R$ 9.1 million principally due to the result of the affiliate, Federal Foods.

Income Tax and Social Contribution

The result of income tax and social contribution in 2013 totaled R$ 145.3 million against a revenue of R$ 24.6 million in 2012, this representing a negative effective tax rate of 12.0% and a positive effective tax rate of 3.3%, respectively. Key factors leading the company to show an effective tax rate lower than the nominal rate are related to tax credits accruing from the payout of interest on capital, subsidies granted on investments as well as benefits relating to foreign exchange variation on overseas investments.

Participation of non-controlling shareholders

The result attributed in the quarter to non-controlling shareholders of subsidiaries in Argentina, the Middle East and Europe, represented revenue of R$ 235 thousand against an expense of R$ 5.1 million in the same quarter of the previous fiscal year. For 2013 as a whole, the result registered a negative R$ 4.4 million against a negative R$ 7.4 million in the preceding fiscal year.

Net Income and Net Margin

For fiscal year 2013, BRF’s net income was R$ 1.1 billion, 38.0% more than registered in 2012. Net margin was 3.5% against 2.7% in 2012. This reflects the better trading environment for the company’s exports together with the pass-through of costs to domestic market prices, thus offsetting the pressures on gross margin despite weaker demand.

Year Ended December 31, 2012 Compared with Year Ended December 31, 2011

The following provides a comparison of our results of operations for the year ended December 31, 2012 against our results of operations for the year ended December 31, 2011, based on our consolidated financial statements prepared in accordance with IFRS, as issued by the IASB. From the year 2011, BRF included a more open market segmentation.

Net Sales

Our net sales increased by R$2,811.2 million, or 10.9%, to R$28,517.4 million in 2012 from R$25,706.2 million in 2011, primarily due to organic growth, the incorporation of companies acquired in Argentina, especially Quickfood, and an expanded portfolio due to the launch of various products and categories designed to minimize the impact of asset transfers in the third quarter of 2012 in accordance with the TCD, the agreement signed with the CADE.

Domestic Market

Net sales increased by R$989 million, or 8.5%, to R$12,619 million in 2012 from R$11,630 million in 2011.  In 2012, 58 innovation projects were developed, leading to the launch of 99 new products in the domestic market and accounting for 8.5% of total domestic sales revenue for the year. Among the new product launches were (1) under the Sadia  brand, pork sausage, pizzas, lasagnas, beef cuts, processed products and ready-to-eat dishes, (2) under the Perdigão  brand name, the Sanduba  and Meu Menu line, specialty meats and frozen products and (3) margarines with the re-launch of the Claybon  brand.

The principal challenge to BRF’s domestic operations in 2012 was to mitigate or minimize the impact of asset sales and the suspension of brands both from the operational point of view as well as from that of restoring the scale of the business. There were other challenges as well: the spike in grain prices and the associated impact on the cost of production, and the oversupply of finished products due to problems in the export market, including Russian restrictions on imports of pork meat for protectionist reasons and excess inventory in Japan.

Between asset sales and suspended brands, there was a reduction of a third by volume in the domestic market.  We achieved our objective of minimizing this impact, with growth of 9% on revenues for the fourth quarter of 2012 compared with 2011, despite ceding of R$850 million in quarterly sales with respect to our commitment under the TCD agreement. We adopted a strategy of using the Sadia  brand to recover the scale lost as a result of the suspension of some of the categories under the Perdigão  brand, and using the latter to innovate in other categories or in new ones where there was no restriction.

There were also some important launches of convenience foods, with the Assa Fácil line and new festive line products. Using spare capacity at the Dánica plant in Argentina, we launched Perdigão  mayonnaise in the retail market. These options seek to track trends in convenience foods to meet the demand for health-related products with brands aligned with a balanced life style.

Besides an  8.5% increase in revenues, volumes decreased 1.1% and average prices were 9.7% higher against an increase of 16.3% in average costs, reflecting operating profits of R$1.0 billion in this segment, a 16.9% decrease, with an operating margin of 8.0% in 2012 compared with 10.7% in 2011.

Three strategic initiatives have been established for domestic market business in 2013, the first full year as a completely unified operation: identify the role and positioning of each category in the market; establish strategies for each brand; and effectively capture synergies through the increase in productivity and efficiency at low cost. We believe will be possible thanks to the seamless operation of a single company using distribution centers operating all the brands and deliveries being realized in a single vehicle.

The following table provides a breakdown of changes in net sales and sales volume in the domestic market.

DOMESTIC MARKET	2012	2011	% change	2012	2011	% change
	(thousand tons)			(R$ million)

In natura meat:
Poultry	329	251	31.1	1,351	1,112	21.5
Pork/beef	134	128	4.7	911	774	17.7
Total in natura meat.	463	379	22.2	2,262	1,886	19.9
Processed foods	1,643	1,810	(9.2)	9,462	9,188	3.0
Other sales	456	402	13.4	894	555	61.1
Total	2,562	2,591	(1.1)	12,618	11,629	8.5

Export Markets

Net sales to our export markets increased R$1,533 million, or 15.2%, to R$11,626 million in 2012 from R$10,093 million in 2011, primarily due to 9.6% higher volume, totaling 2.5 million tons. Average prices showed a gradual recovery as supply adjusted to demand in the leading markets, rising by 4.9% in local currency terms. However, this proved insufficient for a total recovery in operating margins, which declined from 5.5% to 1.5% for the year due to the 8.8% increase in production costs, principally driven by significant increases in the main raw materials and the prevailing conditions in our principal markets

The following table provides a breakdown of changes in net sales and sales volumes in our export markets.

EXPORT MARKETS	2012	2011	% change	2012	2011	% change
	(thousand tons)			(R$ million)

In natura meat:
Poultry	1,795	1,624	10.5	7,569	6,572	15.2
Pork/beef	307	258	19.0	1,867	1,554	20.1
Total in natura meat.	2,102	1,882	11.7	9,436	8,126	16.1
Processed foods	372	342	8.8	2,182	1,925	13.4
Other sales	9	40	(77.5)	8	42	(81.0)
Total	2,483	2,264	9.7	11,626	10,093	15.2

Export operations reflected the international situation, characterized by excess inventory in the Middle East, Japan and Russia and by the sharp rise in grain prices, creating worldwide oversupply and squeezing our margins, albeit with some recovery in sales, prices and profitability in the last quarter of the year.

During the year, we recorded progress in our international operations based on our four key pillars of brand, portfolio, advances in distribution logistics and local production. The following initiatives are of note:

Argentina – We initiated a process of consolidation and capture of synergies of five companies through their concentration in a single subsidiary to be called BRF Argentina, with nine plants and 22 chilled and frozen distribution centers. Such process has been accelerated since June, when we took full control of Quickfood, the leader in the hamburger market with the Paty brand, pursuant to the agreement with Marfrig.  We estimate that our integrated operations in the Argentine market represent over R$1 billion in sales per year.

Company	Activity
Avex	Slaughter and sale of whole chicken and chicken parts.
Dánica	Leader in margarines, vice leader in sauces, manufacturer of pasta and cooking oil. Has two plants and 22 distribution centers.
Levino Zaccardi	Exports cheeses to Brazil. Has one plant.
Quickfood	Leader in hamburgers with the Paty brand. Has four plants.
Sadia Argentina	Imports foodstuffs from Brazil.

Middle East – We began work on the construction of a processed foods plant in Abu Dhabi (United Arab Emirates) with the inauguration scheduled for 2013. Our first plant to be constructed outside Brazil, the unit will have a capacity to produce approximately 80 thousand tons per year of breaded products, hamburgers, pizzas and specialty meat products. We also acquired a 49% stake in Federal Foods, a company that for more than 20 years has distributed products under the Sadia brand name in the region. The company has six branches in the United Arab Emirates and one in Qatar, serving two thousand points of sale. The company also distributes products using the Hilal and Perdix brands.

Europe – A new high productivity line was installed at Plusfood with technological improvements and a 75% expansion in production capacity to 20 thousand tons annually of breaded, cooked and grilled chicken products as well as hamburgers and other items.

China – We organized a company with DCH for the distribution of products using the Sadia brand to the retailing and food services segments in Hong Kong and Macau. The joint venture is responsible for our BRF’s businesses in the Chinese market, including the Perdix brand and all our operations, for which DCH’s existing storage, sales and distribution infrastructure will be used. During the year, we initiated feasibility studies for building a processing plant in China using raw material imported from Brazil or acquired locally.

Africa – Sadia-branded products, previously sold to trading companies and wholesalers, were substituted by the Perdix brand.  The Sadia brand will be re-launched in 15 countries in Africa in 2013 with the focus on retailing and food services and a new portfolio to include breaded products, pastas, frankfurters and hamburgers.

We launched more than 219 products in the international market during the year. In Europe, one innovation was the launch in August of the Chixxs line of breaded products with specific flavors (Indian, Mexican, Italian).

A new international marketing strategy is designed to position Sadia as a premium brand. The new concept evaluated in 22 countries and by more than seven thousand people presents a single visual identity but with regionalization of packaging and communication through colors and images.

During the year, we recorded the following performance in revenues and volumes in our primary markets, comparing 2012 with 2011:

Main Markets	Revenues	Volumes

Middle East	28.8%	13.1%
Far East	4.4%	1.2%
Europe	2.0%	1.8%
Eurasia	38.7%	32.8%
South America	29.5%	37.2%
Africa	10.2%	-1.3%

Dairy Products

Net sales increased by R$175.3 million, or 6.9%, to R$2,714 million in 2012 from R$2,539 million in 2011, primarily due to 7.7% higher average prices, while volumes were 0.7% down and average costs rose 7.6%. Operating margins improved from (1.0)% in 2011 to approximately zero in 2012.

The table below shows the comparative composition between net revenues and volumes sold in the dairy segment:

DAIRY PRODUCTS	2012	2011	% change	2012	2011	% change
	(thousand tons)			(R$ million)

Dry division	762	834	-8.6	1,636	1,706	-4.1
Fresh and frozen division	216	236	-8.5	1,018	833	22.2
Other sales	85	––	––	60	––	––
Total	1,063	1,070	-0.7	2,714	2,539	6.9

During the year of 2012, we repositioned the Batavo and Elegê brands, investing in new packaging to communicate the new concepts of the product lines in a more efficient way. Another initiative which gained traction was the “Cheese you ask for by the brand, and it’s Sadia” (Queijo se pede pela marca, e é Sadia) marketing campaign. The objective was to reinforce our presence, expanding our market share of higher value-added products, such as processed and refrigerated items. We ended 2012 as the third largest dairy products manufacturer in Brazil with a 10.5% share of domestic business in the segment.

In line with our Mundo Batavo brand guidelines, the brand adopted the “Thinking about your nature” (Pensado para sua natureza) signature. This tag line is printed on the packages and conveys the concept of a sustainable waste-free world with attributes of wellbeing, balance and nature, proposing solutions for modern life. The Pense Zero line added functional products to the yogurts line such as Bio Fibras. With the launch of the Pedaços line (with fruit chunks), a yogurt with up to ten times more fruit than similar products in the market, the brand reported growth of 3.3 percentage points by volume in the cups category between April and November, according to Nielsen.

With the Elegê brand, restyled packaging helps disseminate the new brand slogan: One gesture, two smiles (Um gesto dois sorrisos). On the back of the packages are stories of affection, and on the side, there is space where consumers can leave messages. Already the market leader in various categories in the states of Rio Grande do Sul and Rio de Janeiro, we are now seeking to expand and strengthen the brand’s footprint throughout the country. For example, the strategy includes the launch of products customized to habits of the northeast region such as milk-based drinks in sachets.

The major challenge in 2012 was to fully integrate the dairy products business into our operational structure. The capture of synergies will benefit productions and we believe this process should be complete by the end of 2014, involving distribution centers; sales, technical and management teams; definition of the optimum size of the business prioritizing results; improving execution; and growth in a sustainable manner.

We have adopted these guidelines in remodeling our plants. In 2012, 11 units of the dairy products business underwent expansion and modernization with an increase in the number of shifts and the hiring of additional labor. More than R$30 million was invested in the cheese plant in Itumbiara, State of Goiás, which is now producing a thousand tons per month. Building began on a modern factory in Barra do Piraí in the State of Rio de Janeiro with a capacity of 15 million liters per month for efficiently meeting demand from one of the largest markets for fluid milk in Brazil at lower cost.

We also signed a joint venture with Carbery to improve the processing of whey protein ingredients, a byproduct of cheese manufacture, using the Irish group’s technology. The agreement involves a shared investment of U.S.$50 million for the construction of a production unit, which is scheduled to begin operations in 2014.

Food Services

Net sales increased by R$114.1 million, or 7.9%, to R$1,558 million in 2012 from R$1,444 million in 2011, with volumes 0.9% higher and operating margins of 10.6% compared to 15.1% in 2011 and R$164.7 million in operating results, a 24.3% decline in relation to the year 2011.

FOOD SERVICE	2012	2011	% var.	2012	2011	% var.
	(thousand tons)			(R$ million)

Total	230	228	0,9	1.558	1.444	7,9

Cost of Sales

Cost of sales rose 15.8% compared to 2011 to R$22,064 million from R$19,047 million, increasing proportionally greater than sales revenue, squeezing margins during the year. The principal impacts on costs of products sold were: (1) the significant increase in the cost of the principal raw materials – corn and soybeans – due to failure in the American grain crop; (2) readjustments in the industry as a whole as a result of collective wage bargaining; (3) an increase in items restated against the foreign exchange rate such as packaging, freight and vitamins; (4) a temporary spike in  production costs due to the transfer of certain brands of our company with the implementation of the TCD process.

Gross Profit

Gross Profit amounted to R$6,454 million from R$6,659 million, a 3.1% decrease for the year, with a gross margin 3.3 percentage points lower than reported for 2011, declining from 25.9% to 22.6%. In spite of the positive commercial performance in sales, margins remained under pressure from rising costs.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased 10.4% to R$4,706 million in 2012 from R$4,264 million in 2011.  Thanks to efforts to reduce overall expenses, we were able to maintain operating expenses at the same level as 2011 at 16.5%. Selling expenses growth 12.5%, reflecting the growth of variable expenses due to: (1) investments in the development of new lines and products (innovation), product launches and marketing campaigns; (2) increased operations in our logistics chain, which was also significantly impacted by the TCD process (transfer of assets and repositioning of the portfolio and distribution channels); and (3) port and truck driver strikes. Administrative expenses and fees fell 8.9% due to the simplification of the administrative structure of the relationship between BRF and its subsidiaries and the lower disbursements of consultancy fees.  In 2011, there were significant payments to consultancies advising the Company in its negotiations with Cade for approving the merger with Sadia.

Other Operating Expenses

The Other Operating Expenses line presented an increase of 10,9%, to R$ 446.6 million in 2012 against R$ 402.7 million in 2011. That impact is due to costs associated with the pre-operational phase of new industrial units, insurance claims, provisions for tax risks and the results of TCD-related divestments, reversals of provisions, recovery of expenses and leasing from third parties.  Profit sharing expenses are also booked under this item and reported a decline as a reflection of our operating results.

Operating Income and Margin

Considering the above explanations, Operating income before financial expenses decreased 30.6% to R$1,388.9 million in 2012 from R$2,001.1 million in 2011.  In the light of the above factors, our operating margin decreased to 4.9% of net sales compared to 7.8% in 2011. The 2.9 percentage point decrease is due to a combination of factors during the year of a one-off nature such as inflated inventories in the Japanese market; pressure on variable commercial costs and expenses; and extraordinary expenses due to the transitory process of transferring assets in accordance with the provisions of the TCD.

The table below sets forth our operating income on a segment basis:

	Operating Income by Segment
	2012	2011	Change 2012-2011
	(in millions of reais)		(%)
Domestic market	1,014.9	1,249.4	(18.8)
Export markets	150.4	558.8	(73.1)
Dairy products	(6.6)	(24.7)	(73.3)
Food service	164.7	217.6	(24.3)
Total	1,323.4	2,001.1	(33.9)

Financial Result

Net financial expenses totaled R$570.6 million from R$479.5 million, a 19.0% increase, especially due to higher debt levels as a result of the currency effect and the need to allocate cash to support investments in capital expendituresand working capital, the result of reduced cash generation in the period.

In the light of the high level of exports, we conduct transactions with the specific purpose of currency hedging. In accordance with hedge accounting standards (CPC 38 and IAS 39), we use financial derivatives (for example, non-deliverable forwards) and non-derivative financial instruments (for example, foreign currency debt) for hedging purposes and to eliminate the related unrealized foreign exchange rate variations from the income statement (under the Financial Expenses line).

The use of non-derivative financial instruments to cover foreign exchange exposures continues to permit a significant reduction in the net currency exposure in the balance sheet, resulting in substantial benefits through the matching of currency liability flows with export shipments and therefore contributing to a reduction in the volatility of our financial results.

On December 31, 2012, the non-financial derivative instruments designated as hedge accounting for foreign exchange exposures amounted to U.S.$614 million, with a proportional reduction in book currency exposure of the same value. In addition, the financial derivative instruments designated as hedge accounting in the form of cash flow hedges for coverage of highly probable exports totaled U.S.$1,007 million + €197 million + £53.4 million and also contributed directly to the reduction in currency exposure. In both cases, the unrealized result for foreign exchange rate variation was booked to shareholders’ equity avoiding an impact on financial expenses.

Income Tax and Social Contribution

Income tax and social contribution totaled a positive R$2.4 million in the year compared to negative R$156.5 million reported in 2011 due to the differences in tax rates on the results of overseas subsidiaries and foreign exchange variations on overseas investments. This decline is a combination of reductions due to the results of the overseas subsidiaries and payment of interest on equity before the provision for tax losses as a result of the incorporation of Sadia recorded in 2011.

Participation of Non-Controlling Shareholders

The result of negative R$7.4 million negative compared to R$2.3 million in 2011 reflects the consolidation of results of the subsidiaries acquired in Argentina through Avex and, as from the third quarter of 2012, the incorporation of the results of Quickfood and those of the Al Wafi and Plusfood subsidiaries, among others.

 Resultado Líquido e Margem Líquida

In the light of the foregoing, net income was R$770.0 million in 2012 compared to R$1,367.4 million with a net margin of 2.7%, a decline of 43.7% compared with 2011 due to the squeeze on margins during the year from production costs, which reported a proportionally greater increase than revenues.

Year Ended December 31, 2011 Compared with Year Ended December 31, 2010

The following provides a comparison of our results of operations for the year ended December 31, 2011 against our results of operations for the year ended December 31, 2010, based on our consolidated financial statements prepared in accordance with IFRS.

Net Sales

Our net sales increased by R$3,024 million, or 13.3%, to R$25,706 million in 2011 from R$22,681 million in 2010, primarily due to increased performance in our domestic market and food services segments.

Domestic Market

Net sales increased by R$1,453 million, or 14.3%, to R$11,630 million in 2011 from R$10,177 million in 2010, primarily due to increases in net sales of both in natura and processed meat and, to a lesser degree, increases in net sales of other processed products.  These increases were achieved in spite of despite lower consumption rates in our domestic market generally compared to 2010.

Over the long term, we continue to believe that demand in the domestic market will stimulated by an increase in real incomes in Brazil. For the products we sell in our domestic market, we have generally given higher priority to profit margins over market share.

The following table provides a breakdown of changes in net sales and sales volume in the domestic market.

	Net Sales			Sales Volumes
	2011	2010	Change 2011-2010	2011	2010	Change 2011-2010
	(in millions of reais, unless otherwise specified)		(%)	(in thousands of tons, unless otherwise specified)		(%)
Domestic Market
Meat:
In natura:
Poultry	1,112	933	19.2	251	232	8.2
Pork/Beef	774	699	10.7	128	118	8.5
Total meat (in natura)	1,887	1,632	15.6	379	350	8.3
Processed meat	7,145	6,020	18.7	1,381	1,314	5.1
Total meat	9,032	7,652	18.0	1,760	1,664	5.8
Other processed	2,043	1,996	2.4	429	446	(3.8)
Other	555	529	4.9	440	389	13.1
Total	11,630	10,177	14.3	2,629	2,499	5.2
Total processed meat & other processed	9,188	8,017	14.6	1,810	1,760	2.8
Total processed products as a % of net sales	79.0%	79.0%	—	69.0%	70.0%	—

Meat – Domestic net sales from meat increased R$1,380 million, or 18.0%, to R$9,032 million in 2011 from R$7,652 million in 2010, primarily due to increased net sales of in natura poultry, processed meats and in natura pork and beef.  Net sales of meat increased due to higher average selling prices, a more favorable mix of products and growth in sales volumes, which increased 5.8% to 1.76 million tons in 2011 from 1.67 million tons in 2010.

Other Processed Products - Domestic net sales from other processed products increased R$47 million, or 2.4%, to R$2,043million in 2011 from R$1,996 million in 2010, primarily due to the successful sales performance of our frozen products and the expansion of both the Sadia product line under the Escondidinho label and the Perdigão Meu Menu line, as described below. Sales volumes decreased 3.8% to 429 million tons in 2011 from 446 million tons in 2010.

In 2010, we introduced Sadia’s Escondidinho line, which is inspired by traditional recipes of Brazilian cuisine and targeted at the family market, and our Meu Menu line, a line of ready-to-eat/cook, frozen and individual dishes for consumers living alone. Overall, our market share in 2011 increased for these products throughout Brazil, resulting in increased sales and positive consumer reception.

Other Products – Other products include soybeans, animal feed and other products. Domestic net sales of other products increased R$26 million, or 4.9%, to R$555 million in 2011 from R$529 million in 2010. Sales volumes increased 13.2% to 440 thousand tons in 2011 from 389 thousand tons in 2010.

Export Markets

Net sales to our export markets increased R$1,108 million, or 12.3%, to R$10,093 million in 2011 from R$8,985 million in 2010, primarily due to increased net sales of in natura poultry and, to a lesser degree, increased net sales of processed meats, other processed products and in natura pork and beef.  These increases occurred primarily due to our strategy of prioritizing wider margins on our products. Sales volumes decreased 1.0% in 2011 to 2.22 million tons from 2.24 million tons in 2010 and decreased in each category except other processed products.

Our sales volumes were affected by factors such as fluctuations in exchange rates, the economic crisis in Europe, the Russian ban on Brazilian meat imports beginning in 2011 and other factors.  One of our significant focuses in 2011 was redirecting production that would have been sold in Russia and seeking to minimize the effect on volumes.  Some markets such as Europe (in spite of the economic crisis), Japan, China and Singapore helped drive positive performance. However, the Middle East, including Egypt (which was affected by the “Arab Spring” popular uprisings) and Iraq, reported a weaker business climate.  Our European Plusfood division produced results above forecast, reflecting strategic changes in our client and product portfolios and the modernization of our industrial unit in The Netherlands.  In recent years, our Plusfood division, with units in The Netherlands and the United Kingdom, has been instrumental to our strategy in Europe by manufacturing items destined for the European market.

In accordance with the guidelines provided by CADE, we have integrated international sales following our business combination with Sadia, which has enabled us to achieve synergies and economies of scale and improve the management of our product portfolio. Sadia has become a premium brand focused on added value and innovation. Perdix is positioned as a mainstream high-end brand, dedicated to the sale of large volumes and products designed to local demand. Borella, Halal, Fazenda and others have been maintained as brands that compete with local overseas food product industries.

The following table provides a breakdown of changes in net sales and sales volumes in our export markets.

	Net Sales			Sales Volumes
	2011	2010	Change 2011-2010	2011	2010	Change 2011-2010
Export Markets	(in millions of reais, unless otherwise specified)		(%)	(thousand tons, unless otherwise specified)		(%)
Meat:
In natura:
Poultry	6,572	5,724	14.8	1,582	1,594	(0.8)
Pork/Beef	1,554	1,513	2.7	258	281	(8.2)
Total meat (in natura)	8,126	7,238	12.3	1,840	1,875	(1.9)
Processed meat	1,750	1,652	5.9	313	345	(9.3)
Total meat	9,876	8,890	11.1	2,153	2,220	(3.0)
Other processed	175	91	92.3	24	18	33.3
Other	42	4	—	40	6	—
Total	10,093	8,985	12.3	2,217	2,244	(1.2)
Total of processed meat, other dairy products and other processed	1,925	1,743	10.4	337	363	(7.2)
Total processed products as a percentage of net sales	19.0%	19.0%	—	15.0%	16.0%	—

Meats – Export net sales from meat products increased R$986 million, or 11.1%, to R$9,876 million in 2011 from R$8,890 million in 2010, primarily due to increased net sales of in natura poultry and, to a lesser degree, increased net sales of processed meats, other processed products and in natura pork and beef, driven by recovery of demand for those products in our principal export markets.  Sales volumes decreased 3.0% to 2.15 million tons in 2011 from 2.22 million tons in 2010, primarily due to decreases in sales volumes of in natura pork and beef, processed meats and, to a lesser degree, in natura poultry.  Average prices in U.S. dollars FOB (Free on Board), were 5.0% higher relative to average prices in 2010. However, the depreciation of the real in relation to the U.S. dollar led to a higher increase in average selling prices in real terms of 13.7%.

Other Processed Products – Export net sales from other processed products increased R$84 million, or 92.3%, to R$175 million in 2011 from R$91 million in 2010, primarily due to a 28.0% increase in sales volumes and a 51.0% increase in average selling prices.

Other Products – Other products include soybeans, animal feed, and other products. Export net sales of other products increased R$38 million to R$42 million in 2011 from R$4 million in 2010, primarily due to an increase in the average selling prices of soybean products.

We reported the following performance in our main overseas markets:

Far East – While the Japanese market performed well throughout the first half of 2011, pressure arose to reduce prices in the final quarter due to high levels of inventories of local producers. Despite the activity in the final quarter, the Japanese market reported an overall improvement in both volumes and revenues in 2011, with 4.0% and 20.1% growth, respectively. We expect that margins will continue to be narrowed in the Japanese market until local inventories adjust to demand.

Eurasia – In 2011, demand from Russia weakened as a result of a ban on imports from Brazilian exporting plants, resulting in reduced revenues and sales volumes of 26.6% and 31.5%, respectively. Despite the ban in Russia, sales volumes to Ukraine during this period increased, alleviating some of the negative impact resulting from the Russian ban.

Europe – The economic crisis in some European countries, such as Greece, Italy and Portugal, has weakened their domestic economies, causing instability in 2011. However, in spite of these difficulties, net sales to the region increased 8.1% during the period. Sales volumes decreased during this period 9.2%, primarily due to our switch in strategic focus to higher value added products, particularly those produced at our Plusfood division, which expanded its portfolio, and away from a focus on increasing local productive capacity.

Middle East – In 2011, net sales in the Middle East increased 5.7% and sales volumes remained stable. Margins were narrowed, however, on specific products with heightened popularity in this market (such as chicken grillers) during the second half of the year. Marketing efforts in this region focused on the religious period of Ramadan to encourage customer loyalty to the Sadia brand and widen margins on in natura products. We aims to add value in the region by building a new industrial unit in the United Arab Emirates, which will focus on the production of processed products.

South America – In 2011, markets in South America experienced an increase in net sales of 55.2% and an increase in sales volumes of 14.8%. Our business benefitted positively from the acquisitions of Avex and Flora Dánica in the fourth quarter of 2011 in Argentina.  Demand for our existing products increased as well.

Africa and other countries – Our net sales increased in the African market 32.7% in 2011, with a 51.7% growth in certain strategic countries. We believe this region presents a growth opportunity for our products, especially in countries such as Algeria, Tunisia, Egypt, Morocco, Mozambique, South Africa and Namibia, as well as Angola. We continue to pursue and improve relationships with distributors in these regions for continued growth in the future.

Dairy Products

Net sales increased by R$227million, or 9.8%, to R$2,539million in 2011 from R$2,312 million in 2010, primarily due to an improved product mix.  The following table provides a breakdown of changes in net sales and sales volume of dairy products.

	Net Sales			Sales Volumes
	2011	2010	Change 2011-2010	2011	2010	Change 2011-2010
	(in millions of reais, unless otherwise specified)		(%)	(in thousands of tons, unless otherwise specified)		(%)
Dairy Products:
Milk	1,720	1,586	9.0	861	873	(1.0)
Other dairy products	818	716	13.0	209	209	(1.0)
Total dairy products	2,539	2,312	10.0	1,071	1,078	2.0

As noted above, net sales from dairy products increased 9.8% to R$2,539million in 2011 from R$2,312million in 2010, primarily due to an improved product mix.  Sales volumes decreased for both milk and other dairy products, primarily due to our strategic focus on higher value-added products to mitigate the effects of higher costs of the primary raw material, milk.  However, average selling prices increased 10.6% due to the improvements in product mix.

The great majority of our net sales of dairy products are in the domestic market, although we seek to develop our net sales in our export markets.  Of our total net sales of dairy products, R$5.4 million were from sales to our export markets in 2011, compared to R$19.8 million in 2010, primarily because lower average selling prices in our export markets caused us to redirect products to our domestic market.

Food Services

Net sales increased by R$237 million, or 19.7%, to R$1,444 million in 2011 from R$1,207 million in 2010, largely because of an increase in consumption of food away from home by Brazilians, increases in nationwide purchasing power (primarily due to increases among the middle class) and expansions in food service chains needed to populate the growing number of shopping malls built in urban as well as more rural areas.  We believe our food service segment performed better than the market average during 2011.  We believe that our management model contributed to our revenues and profitability in this segment, as we endeavored to adopt the best practices of Sadia and Perdigão following our business combination with Sadia.  In addition, we have focused on increasing the added value of our products, particularly in our positioning with global accounts, such as in the delivery of beef and an improved focus on providing dedicated services and marketing to the segment.  The following table provides a breakdown of changes in net sales and sales volume to the food service segment.

	Net Sales			Sales Volumes
	2011	2010	Change 2011-2010	2011	2010	Change 2011-2010
	(in millions of reais, unless otherwise specified)		(%)	(thousand tons, unless otherwise specified)		(%)
Food Service
Poultry	301.3	228.4	31.9	99	69	44.0
Pork/Beef	166.7	193.4	(13.8)	18	27	32.0
Processed meat	884.6	755.2	17.1	141	135	5.0
Other processed	91.8	30.1	205.0	15	9	77.0
Food service	1,444	1,207	19.7	275	240	15.0

Our food service customers include fast food chains, restaurants, hotels and the institutional market.  Food service is one of our strategic growth segments. As indicated above, we believe the food service market is benefitting from a change in the eating habits of the Brazilian population due to income growth and low unemployment rates.  The food service segment is an important expansion strategy for our company, and we believe that our customer service capabilities can provide a competitive advantage against our peers.  Our decision in 2011 to begin to report our food service sales as a separate segment reflects the importance of these sales to our strategy.

The majority of our net sales in the food service market occur in Brazil, although we are increasing our food service sales outside Brazil.  Of our total net sales of dairy products, R$188.4 million were from sales outside Brazil in 2011, compared to R$161.0 million in 2010.

Cost of Sales

Cost of sales increased 12.4% to R$19,047 million in 2011 from R$16,951 million in 2010. As a percentage of net sales, cost of sales decreased to 74.1% in 2011 from 74.7% in 2010, primarily due to synergies as a result of our business combination with Sadia. This decrease in cost of sales as a percentage of net sales permitted an increase in our gross margin, as described below, in spite of upward pressure on prices and a generally volatile price environment for our principal raw materials, including breeding stock, corn and soybeans.  In our dairy products segment, a spike in sugar costs and continued upward pressure on milk prices paid to milk producers increased our cost of sales for that segment.

Gross Profit

Gross profits increased 16.2% to R$6,659 million in 2011 from R$5,730 million in 2010. The remaining amount is due to a gradual recovery in performance following the global financial crisis.  Our gross profit was 25.9% of net sales in 2011, compared to 25.3% in 2010.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased 10.6% to R$4,264 million in 2011 from R$3,856 million in 2010, primarily due to investments in new IT systems as well as payments in connection with consultants engaged on matters relating to our business combination with Sadia.  As a percentage of net sales, selling, general and administrative expenses increased to 25.8% in 2011 from 17.0% in 2010.

Other Operating Expenses

Other operating expenses increased 2.2% to R$402.7 million in 2011 from R$393.9 million in 2010, largely due to costs associated with the pre-operational phase of new industrial units, damages in connection with losses and provisions for tax and civil litigation. Other operating expenses also include income from the reversal of provisions, recovery of expenses, benefit plans and insurance claims as well as participations in profits.

Operating Income and Margin

Operating income before financial expenses (income) increased to R$2,001.0 million in 2011 from R$1,484.6 million in 2010, primarily due to the improvement in general business performance.  Our operating margin (operating income as a percentage of net sales) was 7.8% in 2011 compared to 6.5% in 2010.  However, our operating margin decreased to 7.2% in the fourth quarter of 2011 compared to the fourth quarter of 2010 due to pressures from increased costs of our principal raw materials and the increase in operating expenses described above.

The table below sets forth our operating income on a segment basis:

	Operating Income by Segment
	2011	2010	Change 2011-2010
	(in millions of reais)		(%)

Domestic market	1,249.4	1,035.8	20.6
Export markets	558.8	319.1	75.1
Dairy products	(24.7)	(14.5)	70.3
Food service	217.7	144.2	51.0
Total	2,001.1	1,484.6	34.8

In the fourth quarter of 2011, we continued to see challenges in certain of our segments.  For example, although our revenues from sales to our export markets was 16.9% higher in the fourth quarter of 2011 compared to the fourth quarter of 2010, our operating margin from sales to our export markets were 1.2% in the fourth quarter of 2011 compared to 5.5% in the fourth quarter of 2010.  In our dairy products segment, our net sales increased 4.7% in the fourth quarter of 2011 compared to the fourth quarter of 2010, but our operating margin from dairy products were 2.3% lower in the fourth quarter of 2011 compared to the fourth quarter of 2010.  Overall, operating margins in the fourth quarter of 2011 still increased 5.8% compared to the fourth quarter of 2010.

Financial Result

We recorded net financial expenses of R$479.5 million in 2011, compared to R$483.1 million in 2010. This difference is principally due to exchange rate variations. We believe that we mitigated adverse effects on our financial expenses through risk management and our hedging accounting policies.

Our net debt (total debt minus cash and cash equivalents and marketable securities) as of December 31, 2011 was 48.7% higher than our net debt as of December 31, 2010, primarily due to cash allocations to investments in capital expenditures as well as acquisitions made during the period (rather than allocating that cash to repayment of debt or retaining it on our balance sheet).

Significant reductions in net currency exposure have been possible through the use of financial derivatives and non-derivative instruments in line with our hedge accounting policy.  Our financial derivatives include non-deliverable forwards (NDFs), and our non-financial derivatives include incurring foreign currency debt.  We have also achieved benefits from matching foreign-currency liabilities with export shipments, thereby reducing the volatility of our financial expenses on a monthly basis.

Income Tax and Social Contribution

Income tax and social contribution decreased 20.3% to R$156.5 million in 2011 from R$196.5 million in 2010, primarily due to differences in tax rates on foreign earnings and exchange rate variations on overseas investments.  Our income tax and social contribution includes a R$215.2 million provision we recorded in the fourth quarter of 2011, based on our management’s best estimates, relating to income tax and social contribution losses that we did not expect to be able to use following the merger of Sadia into BRF on December 31, 2012.

Net Income

For the reasons described above, net income increased 70.1% to R$1,367 million from R$804.9 million in 2010.

10.3. Events with significant effects occurred and expected, in the financial statements

a)    addition or elimination of segment information

Not applicable, there was not any introduction or disposal of operating segment.

b)   constitution, acquisition or disposal of equity interest

On November 11, 2013, the Company acquired 33.33% equity interest of the company PP-BIO, which has three (03) stockholders, including Sarfaty Empreendimentos S.A., Aeromatta Participações S.A. and Brasil Máquinas e Equipamentos Pesados S.A.

The PP-BIO is a company which is aimed at to manage own assets, including one (01) EBM-500 PHENOM 100 - VL 500 aircraft, 2011 - YEAR OF MANUFACTURE, SERIAL # 50000227, LOG PP-BIO, DESCRIPTION 2185446, MANUFACTURER EMBRAER, aiming at their shared use among stockholders of the Company.

The PP-BIO is an investment in associated company in which the Company exercises significant influence, which is the power to participate in decisions on the financial and operating policies of the investee, but without any individual or joint control of those policies.

c)    unusual events or transactions

The Company did not participate in events or operations unusual.

10.4. Executive board shall comment on:

a. significant changes in accounting practices

During the year ended December 31, 2013, there were no significant changes in accounting practices issued by the Brazilian Securities Commission (“CVM”) and the pronouncements and interpretations of the Brazilian Accounting Pronouncements Committee (“CPC”), which are in conformity with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”).

b. significant impacts due to changes in accounting practices

During the year ended December 31, 2013, there were no significant changes in accounting practices issued by the Brazilian Securities Commission (“CVM”) and the pronouncements and interpretations of the Brazilian Accounting Pronouncements Committee (“CPC”), which are in conformity with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”).

c. qualification and emphasis in the  auditor´s opinion

In the last three fiscal years the auditors issued unqualified opinion over the Company’s financial statements.

The independent auditor’s report regarding to BRF’s individual financial statements, prepared according to new Brazilian accounting practices (“BR GAAP”) and the consolidated financial statements prepared according to international financial reporting standards (“IFRS”), related to year ended December 31, 2011, comparatives for year ended as of December 31, 2010 were not unqualified, however, the independent auditor’s report has tow emphasis of matter paragraph, namely, as follows:

“As mentioned in note 1.2, on July 13, 2011, the Administrative Council for Economic Defense ("CADE") approved the business combination between the Company and Sadia S.A., and revoked the Agreement to Preserve Reversibility and Operation ("APRO ") signed on July 8, 2009. This approval is subject to compliance with the obligations assumed by the Company with the CADE in the Term Performance Commitment ("TCD") entered into on the same date. On March 20, 2012, the Company signed the Contract of Exchange of Assets and Other Agreements with Marfrig Alimentos S.A., whose main objective is to establish the terms and conditions enabling the transaction to occur as mentioned in notes 1.2 and 38, which is subject to suspention conditions depending on the CADE manifestation. Our conclusion does not contain any qualification relating to this matter”.

The independent auditor’s report regarding to BRF’s individual financial statements, prepared according to new Brazilian accounting practices (“BR GAAP”) and the consolidated financial statements prepared according to international financial reporting standards (“IFRS”), related to year ended December 31, 2012, comparatives for years ended as of December 31, 2011 were not unqualified, however, the independent auditor’s report has to emphasis of matter paragraph, namely, as follows:

“As described in Note 2, the individual financial statements were prepared in accordance with the accounting practices adopted in Brazil. In the case of BRF-Brasil Foods S.A. these practices differ from IFRS, applicable to separate financial statements, only in relation to the valuation of investments in subsidiaries, associates and joint ventures under the equity method, while for IFRS purposes it would be cost of fair value. Our opinion is not modified due to this matter”.

10.5. Critical accounting practices

The critical accounting practices adopted in the preparation of financial statement, are presented below:

Consolidation: includes the BRF’s individual financial statements and the financial statements from subsidiaries where BRF has direct or indirect control. All transactions and balances between BRF and its subsidiaries have been eliminated upon consolidation, as well as the unrealized profits or losses arising from transactions between the Company and its subsidiaries. Non-controlling interest is presented separately.

In the preparation of the consolidated financial statements, the Company CVM Deliberation Nº 640/10, which approved the technical pronouncement CPC 02 (R2), related to Effects of Changes in Foreign Exchange Rates and Translation of Financial Statements. Pursuant to this accounting pronouncement, the Company must apply the criteria presented in item 3.2 for the consolidation of foreign subsidiaries.

Functional currency: the financial statements of each subsidiary included in the Company’s consolidated financial statements are prepared using the currency of the main economic environment where it operates.  The foreign subsidiaries adopt the Brazilian Real as their functional currency, except for subsidiaries Plusfood Groep B.V. which adopts the Euro (“EUR”) and Avex S.A., Dánica group, Quickfood S.A. and Sadia Alimentos which adopt the Argentine Peso (“ARS”), as their functional currency.

The financial statements of foreign subsidiaries are translated in to Brazilian Reais in accordance with their functional currency using the following criteria:

Functional currency – Euro/Argentine Peso

•      Assets and liabilities are translated at the exchange rate in effect at the end of the year;

•      Statement of income accounts are translated at the exchange rate obtained from the monthly average rate of each month; and

•      The cumulative effects of gains or losses upon translation are recognized as Foreign Currency Translation Adjustments in the shareholders’ equity.

Functional currency – Brazilian Reais

•      Non-monetary assets and liabilities are translated at the historical rate of the transaction;

•      Monetary assets and liabilities are translated at the exchange rate in effect at the end of the year;

•      Statement of income accounts are translated at the exchange rate obtained from the monthly average rate of each month; and

•      The cumulative effects of gains or losses upon translation are recognized in the statement of income.

The accountings practices have been consistently applied in all subsidiaries included in the consolidated financial statements and are consistent with the practices adopted by the Company.

Investments: investments in associates and joint ventures are initially recognized at cost and adjusted thereafter for the equity method. In the investments in associates the Company has significant influence, which is the power to participate in the financial and operating policy decisions of the investment but is not control or joint control of those policies. In investments in joint ventures there is the contractually agreed sharing control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control.

Business combinations: business combinations are accounted for using the purchase method. The cost of an acquisition is the sum of the consideration transferred, evaluated based on the fair value at acquisition date, and the amount of any non-controlling interests in the acquiree. For each business combination, the Company recognizes any non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquirer’s net assets. Costs directly attributable to the acquisition are accounted for as an expense when incurred.

When acquiring a business, management evaluate the assets acquired and the liabilities assumed in order to classify and allocate them pursuant to the terms of the agreement, economic circumstances and the conditions at the acquisition date.

Goodwill is measured as the excess of the consideration transferred over the fair value of the net assets acquired (assets acquired minus liabilities assumed). If the consideration is lower than the fair value of the net assets acquired, the difference is recognized as a gain in the statement of income.

After initial recognition, goodwill is measured at cost, net of any accumulated impairment losses. For purposes of impairment testing, the goodwill acquired in a business combination, as from the acquisition date, is allocated to each of the Company’s cash generating units expected to benefit from the synergies of the business combination, regardless of whether other assets or liabilities of the acquire are attributed to these units.

Segment information: an operating segment is a component of the Company that carries out business activities from which it can obtain revenues and incur expenses. The operating segments reflect how the Company’s management reviews financial information to make decisions. The Company’s management has identified 4 reportable segments, which meet the quantitative and qualitative disclosure requirements. The segments identified for disclosure represent mainly sales channels. The information according to the characteristics of the products is also presented, based on their nature, as follows: poultry, pork, beef, dairy products, processed products, other processed products and other sales.

Cash and cash equivalents: include cash on hand, bank deposits and highly liquid investments in fixed-income funds and/or securities with maturities, upon acquisition, of 90 days or less, which are readily convertible into known amounts of cash and subject to insignificant risk of change in value. The investments classified in this group, due to their nature, are measured at fair value through the profit and loss and will be utilized by the Company in the short term.

Financial instruments: financial assets and liabilities are recorded on the date they are delivered to the Company (settlement date) and classified based on the purpose for which they were acquired, being divided into the following categories: marketable securities, loans, receivables, derivatives and other.

Marketable securities: are financial assets that comprise public and private fixed-income securities, classified and recorded based on the purpose for which they were acquired, in accordance with the following categories:

a.      Trading securities: acquired for sale or repurchase in the short term, recorded at fair value with variations directly recorded in the statement of income for the year within interest income or expense;

b.         Held to maturity: when the Company has the intention and financial ability to hold them up to maturity, investments are recorded at amortized cost, plus interest, monetary and exchange rate changes, when applicable, and recognized in the statement of income when incurred, within interest income or expense; and

 Available for sale: this category is for the remaining financial assets that are not classified in any of the categories above, which are measured at fair value, with variations recorded in the shareholders’ equity within other comprehensive income while the asset is not realized, net of taxes. Interest, inflation adjustments and exchange rate changes, when applicable, are recognized in the statement of income when incurred within interest income or expense.

Derivatives financial instruments measured at fair value: derivatives that are actively traded on organized markets and their fair value are determined based on the amounts quoted in the market at the balance sheet date. These financial instruments are designated at initial recognition, classified as other financial assets and/or liabilities, with a corresponding entry in the statement of income within ”Financial income or expenses” or ‘Cash flow hedge’, which are recorded in shareholders’ equity, shareholders net of taxes.

Hedge transactions: the Company utilizes derivative and non-derivative financial instruments, as disclosed in note 4, to hedge the exposure to exchange rate and interest variations or to modify the characteristics of financial assets and liabilities and highly probable transactions, which are: (i) highly correlated to changes in the market value of the item being hedged, both at inception and throughout the term of the contract (effectiveness between 80% and 125%); (ii) supported by documents that identify the transaction, the hedged risk, the risk management process and the methodology used to assess effectiveness; and (iii) considered  effective in the mitigation of the risk associated with the hedged exposure. These transactions are accounted for in accordance with CVM Deliberation Nº 604/09, which allows the application of the hedge accounting methodology with the effects of the measurement at fair value recognized in shareholders’ equity and the realization in the statement of income under a caption corresponding to the hedged item.

Hedges that meet the criteria of hedge accounting are recorded as cash flow hedge.

In a cash flow hedge, the effective portion of the gain or loss on the hedging instrument is recognized as other comprehensive income, while the ineffective portion of the hedge is recognized immediately as financial income or expense.

The amounts recorded as other comprehensive income are immediately transferred to the statement of income when the hedged transaction affects the statement of income, for example, when the forecasted revenue in foreign currency occurs.

If the occurrence of the forecasted transaction or firm commitment is no longer expected, the amounts previously recognized in equity are transferred to the statement of income. If the hedging instrument expires or is sold, terminated or exercised without replacement or rollover, or if its classification as a hedge is revoked, the gains or losses previously recognized in other comprehensive income remain deferred in shareholders’ equity as other comprehensive income until the forecasted transaction or firm commitment affect the statement of income.

Loans and receivables: these are financial assets and liabilities with fixed or determinable payments which are not quoted on an active market. Such assets and liabilities are initially recognized at fair value plus any attributable transaction costs. After initial recognition, loans and receivables are measured at amortized cost under the effective interest rate method, less any impairment losses.

Adjustment to present value: the Company and its subsidiaries measure the adjustment to present value of outstanding balances of other non-current assets, trade payables, social obligations and other non-current liabilities, recorded in reduction accounts against to financial results. The Company adopts the weighted average of the cost of funding on the domestic and foreign markets to determine the adjustment to present value to the assets and liabilities previously mentioned, which corresponds to annual rate of 5.72% (6.06% as of December 31, 2012).

Trade receivables and other receivables: are recorded at the invoiced amount and adjusted to present value, when applicable, net of estimated losses on doubtful accounts.

The Company adopts procedures and analyses to establish credit limits and substantially does not require collateral from customers. In the event of default, collection attempts are made, which includes direct contact with customers and collection through third parties. Should these efforts prove unsuccessful, court measures are considered and the notes are reclassified to non-current assets at the same time receivables are written-off. The notes are written-off from the provision when management considers that they are not recoverable after taking all appropriate measures to collect.

Inventories: are evaluated at average acquisition or formation cost, not exceeding market value or net realizable value.  The cost of finished products includes raw materials, labor, cost of production, transport and storage, which are related to all process needed to make the products ready for sale. Provisions for obsolescence, adjustments to net realizable value, impaired items and slow-moving inventories are recorded when necessary. Usual production losses are recorded and are an integral part of the production cost of the respective month, whereas unusual losses, if any, are recorded as other operating expense.

Biological assets: in accordance with CVM Deliberation Nº 596/09 the Company recognizes biological assets when it controls these assets as a result of a past event and it is probable that future economic benefits associated with these assets will flow to the Company and fair value can be reliably estimated.

The biological assets are measured at fair value less selling expenses at the time they are initially recognized and at the end of each reporting period, except for cases in which the fair value cannot be reliably estimated.

Assets held for sale: are those identified as unusable by the Company and whose sale has been authorized by management, and there is a firm commitment to identify a purchaser and conclude the sale. These assets are readily available and it is unlikely there will be changes in the plan to sale. Such assets are measured at carrying amount or fair value, whichever is lower, net of selling costs and are not depreciated or amortized.

Property, plant and equipment: stated at cost of acquisition, formation or construction, less accumulated depreciation and impairment losses, when applicable. The borrowing costs are capitalized as a component of construction in progress, pursuant to CVM Deliberation Nº 672/11 considering the weighted average interest rate of the debt at the capitalization date.

Depreciation is recognized based on the estimated economic useful life of each asset on a straight-line basis. The estimated useful life, residual values and depreciation methods are annually reviewed and the effects of any changes in estimates are accounted for prospectively. Land is not depreciated.

The CVM Deliberation Nº 639/10 requires that a recovery evaluation of these assets should be done, whenever there is evidence of loss in comparison with the net realizable value, either by sale or use. The Company annually performs an analysis of impairment indicators of property, plant and equipment along with goodwill impairment test. If an impairment indicator is identified, the corresponding assets are tested for impairment using the discounted cash flow methodology. Hence, when an impairment is identified, a provision is recorded. The recoverability of these assets was tested for impairment in 2013, and no adjustments were identified. The details of this test are described in note 18.

  Gains and losses on disposals of property, plant and equipment are calculated by comparing the proceeds with the residual book value and recognized in the statement of income at the disposal date.

Intangible assets: are identifiable nonphysical assets, under the Company’s control which generate future economic benefits.

Intangible assets acquired are measured at cost at the time they are initially recognized. The cost of intangible assets acquired in a business combination corresponds to the fair value at acquisition date. After initial recognition, intangible assets are presented at cost less accumulated amortization and impairment losses, when applicable. Internally-generated intangible assets, excluding development costs, are not capitalized but recognized in the statement of income for the year in which they were incurred.

The useful life of intangible assets is assessed as finite or indefinite. Intangible assets with a finite life are amortized over the economic useful life and reviewed for impairment whenever there is an indication of a reduction in the economic value of the asset. The amortization period and method for an intangible asset with a finite useful life are reviewed at least at the end of each fiscal year. The amortization of intangible assets with a finite useful life is recognized in the statement of income as an expense consistently with the use of the intangible asset.

Intangible assets with an indefinite useful life are not amortized, but are tested annually for impairment on an individual basis or at the cash generating unit level.

The Company records mainly goodwill and trademarks as intangibles assets with in indefinite useful life.

Goodwill recoverability was tested in the last quarter of 2013 and no impairment loss was identified.  Such test involved the adoption of assumptions and judgments, as detailed in note 17.

Income and social contribution taxes: in Brazil, are comprised of income tax (“IRPJ”) and social contribution (“CSLL”), which are calculated monthly on taxable income, at the rate of 15% plus 10% surtax for IRPJ and of 9% for CSLL, considering the offset of tax loss carryforwards, up to the limit of 30% of annual taxable income.

The income from foreign subsidiaries is subject to taxation in their home countries, pursuant to the local tax rates and standards.

Deferred taxes represent credits and debits on IRPJ and CSLL tax losses, as well as temporary differences between the tax basis and the carrying amount. Deferred income tax and social contribution assets and liabilities are classified as non-current, as required by CVM Deliberation Nº 676/11. When the Company’s analysis indicates that the realization of these credits, within 10 years,  is not probable, a provision for losses is recorded.

Deferred tax assets and liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and they relate to income taxes levied by the same tax authority on the same taxable entity. In the consolidated financial statements, the Company’s tax assets and liabilities can be offset against the tax assets and liabilities of the subsidiaries if, and only if, these entities have a legally enforceable right to make or receive a single net payment and intend to make or receive this net payment, or recover the assets and settle the liabilities simultaneously. Therefore, for presentation purposes, the balances of tax assets and tax liabilities are being disclosed separately.

Deferred tax assets and liabilities must be measured by rates that are expected to be applicable for the period when the assets are realized and liabilities settled, based on the rates (and tax regulation) that are in force at the balance sheet date.

Accounts payable and trade accounts payable: are initially recognized at fair value and subsequently increased, if applicable, with accrued charges, monetary and exchange variations incurred through the balance sheet date.

Provision for tax, civil and labor risks and contingent liabilities: provisions are established when the Company has a present obligation, formalized or not, as a result of a past event, it is probable that an outflow of resources will be required to settle the obligation and the amount of the obligation can be reliably estimated.

The Company is part of various lawsuits, including, tax, labor and civil claims. The assessment of the likelihood of an unfavorable outcome in these lawsuits includes the analysis of the available evidence, the hierarchy of the laws, available former court decisions, as well as the most recent court decisions and their importance to the Brazilian legal system, as well as the opinion of external legal counsel. The provisions are reviewed and adjusted to reflect changes in the circumstances, such as the applicable statute of limitation, conclusions of tax inspections or additional exposures identified based on new matters or court decisions.

A contingent liability recognized in a business combination is initially measured at fair value and subsequently measured at the higher of:

•        the amount that would be recognized in accordance with the accounting policy for the provisions above (CVM Deliberation Nº 594/09); or

•        the amount initially recognized less, if appropriate, cumulative amortization recognized in accordance with the revenue recognition policy (CVM Deliberation Nº 692/12).

As a result of the business combination with Sadia, Avex and Dánica group the Company recognized contingent liabilities related to tax, civil and labor claims, as detailed in note 25.

Leases: lease transactions in which the risks and rewards of ownership are substantially transferred to the Company are classified as finance leases. When there is no significant transfer of the risks and rewards of ownership, lease transactions are classified as operating leases.

Finance lease agreements are recognized in property, plant and equipment and in liabilities at the lower of the present value of the minimum future payments of the agreement and the fair value of the asset, including, when applicable, the initial direct costs incurred in the transaction. The amounts recorded in property, plant and equipment are depreciated and the underlying interest is recorded in the statement of income in accordance with the terms of the lease agreement.

Operating lease agreements are recognized as expenses throughout the lease period.

Share based payments: the Company provides share based payments for its executives, which are settled with Company shares. The Company adopts the provisions of CVM Deliberation No. 650/10, recognizing as an expense, on a straight-line basis, the fair value of the options granted, over the length of service required by the plan, with a corresponding entry to equity. The accumulated expense recognized reflects the acquired vesting period and the Company's best estimate of the number of shares to be acquired.

The expense or income arising from the movement during the year is recognized in the statement of income under other operating results. No expense is recognized for options that have not completed their vesting period.

The dilution effect of outstanding options is reflected as additional dilution in the calculation of diluted earnings per share.

Employees benefits plan: the Company sponsor 04 supplementary defined benefit and defined contribution plans, as well as other post-employment benefits, for those, annually an appraisal actuarial is prepared by an independent expert. The costing of defined benefits is established separately for each plan using the projected unit credit method.

The measurements comprise the actuarial gains and losses, the effect of a limit on contributions and yields on plan contributions and are recognized in the balance sheet against other comprehensive income when incurred. The measurements are not reclassified in the subsequent periods of statement of income.

The Company recognizes the net defined benefit asset, when:

•        controls a resource and has the ability to use the surplus to generate future benefits;

•        the control is a result of past events; and

•        the future economic benefits are available to the Company in the form of a reduction in future contributions or a cash refund, either directly to the entity or indirectly to another plan in deficit. The asset ceiling is the present value of those future benefits.

The past service cost is recognized in the statement of income at the earlier of the following dates:

•      when the plan amendment or curtailment occurs, or

•      when the Company recognizes related restructuring costs.

The past service cost and net interest on net defined benefit liability or asset are recognized in the statement of income within other operating results.

Capital: corresponds to the value obtained in the issuance of common shares. Additional costs directly attributable to issue of shares are recognized as a deduction from equity, net of tax effects.

Treasury shares: when the capital recognized as equity is repurchased, the amount of compensation paid, which includes directly attributable costs, net of any tax effects, is recognized as a deduction from equity. The repurchased shares are classified as treasury shares and are disclosed as a deduction from equity. When treasury shares are subsequently sold or reissued, the value received is recognized as an increase in shareholders' equity in capital reserves.

Earnings per share: basic earnings per share are calculated by dividing the net profit attributable to holders of ordinary shares of the Company by the weighted average number of ordinary shares during the year. Diluted earnings per share are calculated by dividing the net profit attributable to the holders of ordinary shares of the Company by the weighted average number of ordinary shares during the year, plus the weighted average number of ordinary shares that would be issued on conversion of all dilutive potential ordinary shares into ordinary shares.

Determination of income: results from operations are recorded on an accrual basis.

Revenues: revenues comprise of the fair value of consideration received or receivable by the sale of products, net of taxes, returns, rebates and discounts. In the consolidated financial statements and also net of eliminations of sales between BRF and its subsidiaries.

Revenues are recognized in accordance with the accrual basis of accounting, when the sales value is reliably measurable and when the Company no longer has control over the goods sold, or otherwise related to the property, the costs incurred or to be incurred due to transaction can be reliably measured, it is probable that economic benefits will be received by the Company and the risks and benefits were fully transferred to the purchaser.

In addition, the Company and its subsidiaries have incentive programs and sales discounts, which are accounted for as deductions from sales or selling expenses, based on their nature. These programs include discounts to customers for a good sales performance based on volumes and marketing actions carried out at the sales points.

Employee and management profit sharing: employees are entitled to profit sharing based on certain targets agreed upon on an annual basis, whereas managers are entitled to profit sharing based on the provisions of the bylaws, proposed by the Board of Directors and approved by the shareholders. The profit sharing amount is recognized in the statement of income for the period in which the targets are attained.

Research and development: expenditures on research activities, undertaken to gain knowledge and understanding of science or technology, are recognized in income as incurred. Development activities involve a plan or project aimed at producing new or significantly improved technologies, process or products. The development costs are capitalized only if development costs can be reliably measured, if the product or process is technically and commercially viable if the future economic benefits are probable, and if the Company has the intention and the resources to complete the development and use or sell the asset. The expenditures capitalized include the cost of materials, labor, manufacturing costs that are directly attributable to preparing the asset for its intended use. Other development expenditures are recognized in statement of income as incurred.

The capitalized development expenditures are measured at cost less accumulated amortization and impairment losses.

Financial income: include interest earnings on amounts invested (including available for sale financial assets), dividend income (except for dividends received from equity investees), gains on disposal of available for sale financial assets, changes in fair value of financial assets measured at fair value through income and gains on hedging instruments that are recognized in income. Interest income is recognized in earnings through the effective interest method. The dividend income is recognized in the statement of income on the date that the Company's right to receive payment is established. The distributions received from investees that are recorded under equity income reduce the value of the investment, on the individual financial statements.

Subsidies and tax incentives: government subsidies are recognized at fair value when there is reasonable assurance that the conditions established are met and related benefits will be received. The amounts are accounted for as follows:

•        Subsidies relating to assets: are accounted for in the statement of income in proportion to the depreciation of the asset; and

•        Subsidies to investments: the amounts recorded as revenue in the statement of income when excluded from the income tax and social contribution calculation basis are reclassified to shareholders’ equity, as a reserve of tax incentives, unless there are accumulated losses.

Dividends and interest on shareholders’ equity:  the proposal for payment of dividends and interest on shareholders’ equity made by the Company’s Management, which is within the portion equivalent to the mandatory minimum dividend, is recorded in current liabilities, as a legal obligation provided for in the bylaws; on the other hand, the dividends that exceed the mandatory minimum dividend, declared by management before the end of  the accounting period covered by the consolidated financial statements, not yet approved by the shareholders, is recorded as  additional dividend proposed in shareholders’ equity.

For financial statement presentation purposes, interest on shareholders’ equity is stated as an allocation of income directly in shareholders’ equity.

Translation of assets and liabilities denominated in foreign currency:  as mentioned in item 3.2 above, the balances of assets and liabilities of foreign subsidiaries are translated into Brazilian Reais using the exchange rates in effect at the balance sheet date and statement of income accounts are translated at the average monthly rates.

The exchange rates in Brazilian Reais effective at the date of the balance sheets translated were as follows:

Final rate	12.31.13	12.31.12
U.S. Dollar (US$)	2.3426	2.0435
Euro (€)	3.2265	2.6954
Pound Sterling (£)	3.8728	3.3031
Argentine Peso (AR$)	0.3594	0.4160

Average rates
U.S. Dollar (US$)	2.1576	1.9546
Euro (€)	2.8677	2.5114
Pound Sterling (£)	3.3779	3.0989
Argentine Peso (AR$)	0.3947	0.4295

Accounting judgments, estimates and assumptions: as mentioned in note 2, in the process of applying the Company’s accounting policies, management made the following judgments which have a material impact on the amounts recognized in the consolidated financial statements:

•        fair value of financial instruments, see note 4;

•        impairment of non-financial assets, see note 5 and 19;

•        measurement at fair value of items related to business combinations;

•        estimated losses on doubtful accounts, see note 8;

•        net realizable value provision for inventories, see note 9;

•        biological assets, see note 10;

•        loss on the reduction of recoverable value of taxes, see note 11 and 13;

•        useful lives of property, plant and equipment and intangible, see note 17 and 18.

•        share-based payment transactions, see note 23;

•        supplementary retirement plan, see note 24; and

•        provision for tax, civil and labor risks, see note 25.

The Company reviews quarterly estimates and underlying assumptions used in its accounting estimates on a quarterly basis. Revisions to accounting estimates are recognized in the financial statements in the period in each the estimates are revised.

Statement of added value: the Company prepared individual and consolidated statements of added value (“DVA”) in accordance with CMV Deliberation Nº 557/08, which are submitted as part of these financial statements in accordance with BR GAAP. It represents for IFRS additional financial information.

New pronouncements or reviewed first adopted in 2013: the Company adopts CVM Deliberation No. 695/12, which approved the technical pronouncement CPC 33 (R1), retrospectively this year, according to the transitory dispositions established for such new pronouncement. Thus, the opening balance sheet of the last comparative year disclosed (01.01.12) and comparative amounts were consequently restated.

The CVM Deliberation Nº 695/12 amends, among other provisions, the accounting for defined benefit plans and post-employment, considering that the main amendments that affect the Company's financial statements were:

•        The interest cost and expected return on plan assets at measured in the previous version of CVM Deliberation No. 695/12, were remeasured by a net interest in accordance with the revised deliberation by using the same discount rate applied in the calculation of the net defined benefit liability at the beginning of each annual disclosure. Previously, the calculation determined the interest income on plan assets based on the expected rate of return on long term assets. As a result of this amendment, it was debited an amount of R$56.352 (net of taxes of R$29.030) in the statement of income in the year ended December 31, 12 with a contra entry in other comprehensive income. No impact in equity was recorded.

•        The cost and past service benefit, according to the previous version of CVM Deliberation No. 695/12, were deferred and recognized through for future years. Thus, as a result from amendment of such Deliberation those items are recognized directly in statement of income. Due to migration among medical plans, occurred during year 2012, the Company measured a gain in the amount of R$18.889 which was debited as a liability against statement of income, along with the related tax effect in the amount of R$6.762.

Mandatory disclosures required by CVM Deliberation No. 695/12 are presented in note 24.

The impacts due to adoption of CVM Deliberation No. 695/12 on the financial position and statement of income the Company are presented below:

	BR GAAP and IFRS
	Parent company and Consolidated
		Adjustments
	As originally	CVM
	disclosed	Deliberation	Restated
	12.31.12	No. 695/12	12.31.12
ASSETS
Other assets	30,047,306	-	30,047,306
Deferred taxes - non-current	724,942	(6,762)	718,180
Effect on total assets	30,772,248	(6,762)	30,765,486

LIABILITIES
Other liabilities	15,892,362	-	15,892,362
Employee benefit plan - non-current	303,846	(19,889)	283,957
Effect on total liabilities	16,196,208	(19,889)	16,176,319

SHAREHOLDERS´EQUITY
Other comprehensive income
Other comprehensive income	(148,662)	-	(148,662)
Actuarial gains (losses)	(79,316)	85,382	6,066
Taxes gains (losses)	26,966	(29,030)	(2,064)
Others shareholders' equity accounts	14,777,052	(43,225)	14,733,827
Effect on shareholders' equity	14,576,040	13,127	14,589,167
Effect on total liabilities and shareholders' equity	30,772,248	(6,762)	30,765,486

	BR GAAP and IFRS
	Parent company and Consolidated
		Adjustments
	As originally	CVM
	disclosed	Deliberation	Restated
	12.31.12	No. 695/12	12.31.12
STATEMENT OF INCOME
Gross margin	6,453,820	-	6,453,820
Operating income (expense)
Other operating expenses, net	(4,683,796)	-	(4,683,796)
Other operating results	(381,109)	(65,493)	(446,602)
Income before financial	1,388,915	(65,493)	1,323,422
Financial incomes (expense), net	(570,602)	-	(570,602)
Income before taxes	818,313	(65,493)	752,820
Current income tax	(18,967)	-	(18,967)
Deferred income tax	21,321	22,268	43,589
Effect on net profit	820,667	(43,225)	777,442

Attributable
BRF shareholders'	813,227	(43,225)	770,002
Non-controlling interest	7,440	-	7,440

Reconciliation of shareholders’ equity and net profit are presented below:

	BR GAAP and IFRS
	12.31.12
	Shareholders' equity		Net profit
	Parent company	Consolidated	Parent company	Consolidated
Amounts disclosed by the previous criteria	14,538,528	14,576,040	813,227	820,667
Remeasurement of CVM Deliberation No. 695/12:
Defined benefit plan - FAF:
Yield of assets higher than projection	30,023	30,023	(30,023)	(30,023)
Interest on ceiling asset recognition	55,359	55,359	(55,359)	(55,359)
Taxes on defined benefits adjustments	(29,030)	(29,030)	29,030	29,030
Remeasurement of others comprehensive income	(56,352)	(56,352)	-	-
Post-employment benefit - Medical plan:
Gains on unrecognized past service	19,889	19,889	19,889	19,889
Taxes on post-employment benefit	(6,762)	(6,762)	(6,762)	(6,762)
Amounts disclosed by the new criteria	14,551,655	14,589,167	770,002	777,442

10.6. Executive Board’s comments on the internal controls adopted to ensure the preparation of reliable financial statements

a. efficiency level of these controls, indicating possible flaws and measures adopted to correct them

In our evaluation, the Company's internal controls are adequate to mitigate risks that may affect the financial statements (integrity, validity, cutoff, registration, presentation), but to date not received from our independent auditors report on our internal controls relating the year 2013.

b. weaknesses and recommendations on the internal controls presented in the independent auditor’s report

The expected delivery of the report on our internal controls for the year 2013 is for April 30, 2014. To date no significant disability came to the attention of management.

10.7. Executive Board’s comments on aspects related to possible public offerings of distribution of securities

a.      how the proceeds from the offering were used

Net resources in 2013  from note issues expiring in 2018 and 2023 were largely used for the settlement of short and medium term debt or the extension of average term through refinancing of other debt with a shorter term.

b.      If there were relevant deviations between the effective application of the resources and application proposals disclosed in the prospectus of the respective distribution Not applicable. The resources were allocated as stated in the Offering memorandum.

c.       If there were deviations, the reasons for such deviations

Not applicable.

10.8. Description of significant items not evidenced in the financial statements of the Company:

a.       assets and liabilities directly or indirectly held by the Company, which are not disclosed in its balance sheet (off-balance sheet items), such as:

i operating commercial leasing, assets and liabilities;

ii. receivables portfolios written off over which the entity has risks and responsibilities, informing respective liabilities;

iii. agreements for future purchase and sale of products or services

iv. non-finished construction agreements

v. agreements for future financing receipts

b. other items not evidenced in the financial statements

All the operations which could be classified as off-balance sheet were properly disclosed in the Financial Statements, including: leasing, sale of receivables and purchase commitments. We have no knowledge of any other operation with these characteristics other than those already disclosed. However, only for informative purposes, the information disclosed in the consolidated financial statements related to these items is as follows:

1)      Marketable securities

December 31, 2013, of the total of marketable securities, R$82,758 (R$97,271 as of December 31, 2012)  were pledged as collateral for futures contract operations in U.S. Dollars and live cattle, traded on the Futures and Commodities Exchange (“BM&F”).

2)      Inventories

On December 31, 2013, R$50,000 (R$50,000 as of December 31, 2012) of the balance of inventories as of the parent company and the consolidated was pledged as collateral for rural credit operations.

3)      Property , plant and equipment

The property, plant and equipments that are held as collateral of transactions of different natures are presented below:

	BR GAAP and IFRS
	Parent company and Consolidated
		12.31.13	12.31.12
		Book value of the	Book value of the
	Type of collateral	collateral	collateral
Land	Financial/Labor/Tax/Civil	330,823	355,931
Buildings and improvements	Financial/Labor/Tax/Civil	1,824,785	1,735,376
Machinery and equipment	Financial/Labor/Tax	2,054,899	2,104,092
Facilities	Financial/Labor/Tax	660,038	638,450
Furniture	Financial/Labor/Tax/Civil	19,906	18,579
Vehicles and aircrafts	Financial/Tax	1,591	1,636
Others	Financial/Labor/Tax/Civil	100,337	73,640
		4,992,379	4,927,704

The Company is not allowed to assign these assets as security for other transactions or to sell them.

4)      Loans and financing

The guarantees related to loans and financing are as follows:

	BR GAAP		BR GAAP and IFRS
	Parent company		Consolidated
	12.31.13	12.31.12	12.31.13	12.31.12
Total of loans and financing	7,675,301	6,704,949	10,181,190	9,518,321
Mortgage guarantees	1,278,353	1,405,735	1,278,353	1,405,735
Related to FINEM-BNDES	817,340	900,226	817,340	900,226
Related to FNE-BNB	335,395	361,144	335,395	361,144
Related to tax incentives and other	125,618	144,365	125,618	144,365
Statutory lien on assets acquired with financing	26,755	91,079	26,783	91,079
Related to FINEM-BNDES	1,203	5,209	1,203	5,209
Related to financial lease	25,552	85,870	25,580	85,870

The Company is the guarantor of a loan obtained by Instituto Sadia de Sustentabilidade from the BNDES. The loan was obtained with the purpose of allowing the implementation of biodigesters in the farms of the outgrowers which take part in the Sadia´s integration system, targeting the reduction of the emission of Greenhouse Gases. The value of these guarantees on December 21, 2013 totaled R$61,060 (R$72,123 as of December 31, 2012).

The Company is the guarantor of loans related to a special program, which aimed the local development of outgrowers in the central region of Brazil. The proceeds of such loans are utilized to improve farm conditions and will be paid in 10 years, taking as collateral the land and equipment acquired by the outgrowers through this program. The total of guarantee as of December 31, 2013 amounted to R$363,700 (R$441,077 as of December 31, 2012).

On December 31, 2013, the Company contracted bank guarantees in the amount of R$1,707,162 (R$1,234,215 as of December 31, 2012). The variation occurred during the period is related to bank guarantees offered mainly in litigations involving the Company´s use of tax credits. These guarantees have an average cost of 0.92% p.a. (0.87% p.a. as of December 31, 2012).

5)        Commitments

In the normal course of the business, the Company enters into agreements with third parties which are mainly related to the purchase of raw materials, such as corn and soymeal, where the agreed prices can be fixed or to be fixed. The Company enters into other agreements, such as electric energy supplies, packaging supplies and others for manufacturing activities. The amounts of the agreements on the date of these financial statements are set forth below:

BR GAAP and IFRS
Parent company and
Consolidated
12.31.13
2014	2,155,209
2015	685,083
2016	454,644
2017	428,630
2018 onwards	968,932
4,692,498

In the year ended December 31, 2013, then Company has not held any Built to Suit agreements.

6)      Leasing

The Company is lessee in several contracts, which can be classified as operating or finance lease.

6.1)   Operating lease

The minimum future payments of non-cancellable operating lease, for each of the following years, are presented below:

	BR GAAP	BR GAAP and IFRS
	Parent company	Consolidated
	12.31.13	12.31.13
2014	65,395	66,329
2015	42,548	42,658
2016	38,951	39,052
2017	38,224	38,224
2018 onwards	156,193	156,193
	341,311	342,456

The payments of operating lease agreements recognized as expense in the year ended December 31, 2013 amounted to R$249,902 in the parent company and R$283,082 in the consolidated (R$104,380 in the parent company and R$242,568 in the consolidated as of December 31, 2012).

6.2)   Financial lease

The Company contracts financial leases mainly for the acquisitions of machinery, equipment, vehicles, software and buildings.

The Company controls the leased assets which are presented below:

		BR GAAP		BR GAAP and IFRS
		Parent company		Consolidated
	Weighted average
	interest rate
	(% p.a.) (1)	12.31.13	12.31.12	12.31.13	12.31.12
Cost
Machinery and equipment		75,475	21,098	86,512	21,098
Software		22,108	22,108	22,108	22,108
Vehicles		138,899	135,660	138,899	135,660
Land		-	389	-	389
Buildings		113,732	14,999	113,732	14,999
		350,214	194,254	361,251	194,254

Accumulated depreciation
Machinery and equipment	18.15	(17,776)	(9,218)	(26,953)	(9,218)
Software	20.00	(8,914)	(4,492)	(8,914)	(4,492)
Vehicles	14.19	(36,996)	(16,969)	(36,996)	(16,969)
Buildings	14.96	(9,638)	(154)	(9,638)	(154)
		(73,324)	(30,833)	(82,501)	(30,833)
		276,890	163,421	278,750	163,421

(1) The period of depreciation of leased assets corresponds to the lowest of term of the contract and the useful life of the asset, as determined by CVM Deliberation Nº 645/10.

The future minimum payments required are segregated as follows, and were booked as current and non-current liabilities:

	BR GAAP and IFRS
	Parent Company
	12.31.13
	Present value of		Minimum future
	minimum payments (1)	Interest	payments (2)
2014	60,545	16,919	77,464
2015	28,554	13,471	42,025
2016	16,260	8,133	24,393
2017	12,400	8,085	20,485
2018 onwards	95,748	71,543	167,291
	213,507	118,151	331,658

	BR GAAP and IFRS
	Consolidated
	12.31.13
	Present value of		Minimum future
	minimum payments (1)	Interest	payments (2)
2014	61,320	17,134	78,454
2015	28,630	13,497	42,127
2016	16,392	8,161	24,553
2017	12,400	8,085	20,485
2018 onwards	95,748	71,543	167,291
	214,490	118,420	332,910

The contract terms for both modalities, with respect to renewal, adjustment and purchase option, are according to market practices. In addition, there are no clauses of contingent payments relating to restrictions on dividends, interest payments on shareholders ‘equity or additional debt funding.

10.9. Executive Board’s Comments on each of the items not evidenced in the financial statements mentioned in item 10.8, informing:

a. how said items change or may change income, expenses, the result of operations, the financial expenses or other items of the Company’s financial statements;

b. the nature and purpose of the operation;

c. nature and amount of the liabilities assumed and of the rights generated in favor of the Company as a result of the operation.

All the operations which could be classified as off-balance sheet were properly disclosed in the Financial Statements, including: leasing, sale of receivables and purchase commitments. We have no knowledge of any other operation with these characteristics other than those already disclosed.

Marketable securities

The guarantees were offered due to the BM&F’s requirement to allow the Company to engage in future contracts operations. The Management does not expect any impact as a consequence of these guarantees, it believes that the transactions will be settled within the normal course of business.

Inventories

On December 31, 2013, R$50,000 (R$50,000 as of December 31, 2012) of the balance of inventories as of the parent company and the consolidated was pledged as collateral for rural credit operations.

Property, plant and equipment

On December 31, 2013, the company had no engagements due to acquisitions or construction of property plant and equipment.

The property, plant and equipments that are held as collateral of transactions of different natures are presented below:

	BR GAAP and IFRS
	Parent company and Consolidated
		12.31.13	12.31.12
		Book value of the	Book value of the
	Type of collateral	collateral	collateral
Land	Financial/Labor/Tax/Civil	330,823	355,931
Buildings and improvements	Financial/Labor/Tax/Civil	1,824,785	1,735,376
Machinery and equipment	Financial/Labor/Tax	2,054,899	2,104,092
Facilities	Financial/Labor/Tax	660,038	638,450
Furniture	Financial/Labor/Tax/Civil	19,906	18,579
Vehicles and aircrafts	Financial/Tax	1,591	1,636
Others	Financial/Labor/Tax/Civil	100,337	73,640
		4,992,379	4,927,704

The Company is not allowed to assign these assets as security for other transactions or to sell them.

Loans ad financing

The guarantees related to loans and financing are as follows:

	BR GAAP		BR GAAP and IFRS
	Parent company		Consolidated
	12.31.13	12.31.12	12.31.13	12.31.12
Total of loans and financing	7,675,301	6,704,949	10,181,190	9,518,321
Mortgage guarantees	1,278,353	1,405,735	1,278,353	1,405,735
Related to FINEM-BNDES	817,340	900,226	817,340	900,226
Related to FNE-BNB	335,395	361,144	335,395	361,144
Related to tax incentives and other	125,618	144,365	125,618	144,365
Statutory lien on assets acquired with financing	26,755	91,079	26,783	91,079
Related to FINEM-BNDES	1,203	5,209	1,203	5,209
Related to financial lease	25,552	85,870	25,580	85,870

The Company is the guarantor of a loan obtained by Instituto Sadia de Sustentabilidade from the BNDES. The loan was obtained with the purpose of allowing the implementation of biodigesters in the farms of the outgrowers which take part in the Sadia´s integration system, targeting the reduction of the emission of Greenhouse Gases. The value of these guarantees on December 21, 2013 totaled R$61,060 (R$72,123 as of December 31, 2012).

The Company is the guarantor of loans related to a special program, which aimed the local development of outgrowers in the central region of Brazil. The proceeds of such loans are utilized to improve farm conditions and will be paid in 10 years, taking as collateral the land and equipment acquired by the outgrowers through this program. The total of guarantee as of December 31, 2013 amounted to R$363,700 (R$441,077 as of December 31, 2012).

On December 31, 2013, the Company contracted bank guarantees in the amount of R$1,707,162 (R$1,234,215 as of December 31, 2012). The variation occurred during the period is related to bank guarantees offered mainly in litigations involving the Company´s use of tax credits. These guarantees have an average cost of 0.92% p.a. (0.87% p.a. as of December 31, 2012).

Commitments

In the normal course of the business, the Company enters into agreements with third parties which are mainly related to the purchase of raw materials, such as corn and soymeal, where the agreed prices can be fixed or to be fixed. The Company enters into other agreements, such as electric energy supplies, packaging supplies and others for manufacturing activities. The amounts of the agreements on the date of these financial statements are set forth below:

BR GAAP and IFRS
Parent company and
Consolidated
12.31.13
2014	2,155,209
2015	685,083
2016	454,644
2017	428,630
2018 onwards	968,932
4,692,498

In the year ended December 31, 2013, then Company has not held any Built to Suit agreements.

Leasing

The Company is lessee in several contracts, which can be classified as operating or finance lease.

Operating lease

The minimum future payments of non-cancellable operating lease, for each of the following years, are presented below:

	BR GAAP	BR GAAP and IFRS
	Parent company	Consolidated
	12.31.13	12.31.13
2014	65,395	66,329
2015	42,548	42,658
2016	38,951	39,052
2017	38,224	38,224
2018 onwards	156,193	156,193
	341,311	342,456

The payments of operating lease agreements recognized as expense in the year ended December 31, 2013 amounted to R$249,902 in the parent company and R$283,082 in the consolidated (R$104,380 in the parent company and R$242,568 in the consolidated as of December 31, 2012).

Financial lease

The Company contracts financial leases mainly for the acquisitions of machinery, equipment, vehicles, software and buildings.

The Company controls the leased assets which are presented below:

		BR GAAP		BR GAAP and IFRS
		Parent company		Consolidated
	Weighted average
	interest rate
	(% p.a.) (1)	12.31.13	12.31.12	12.31.13	12.31.12
Cost
Machinery and equipment		75,475	21,098	86,512	21,098
Software		22,108	22,108	22,108	22,108
Vehicles		138,899	135,660	138,899	135,660
Land		-	389	-	389
Buildings		113,732	14,999	113,732	14,999
		350,214	194,254	361,251	194,254

Accumulated depreciation
Machinery and equipment	18.15	(17,776)	(9,218)	(26,953)	(9,218)
Software	20.00	(8,914)	(4,492)	(8,914)	(4,492)
Vehicles	14.19	(36,996)	(16,969)	(36,996)	(16,969)
Buildings	14.96	(9,638)	(154)	(9,638)	(154)
		(73,324)	(30,833)	(82,501)	(30,833)
		276,890	163,421	278,750	163,421

(1) The period of depreciation of leased assets corresponds to the lowest of term of the contract and the useful life of the asset, as determined by CVM Deliberation Nº 645/10.

The future minimum payments required are segregated as follows, and were booked as current and non-current liabilities:

	BR GAAP and IFRS
	Parent Company
	12.31.13
	Present value of		Minimum future
	minimum payments (1)	Interest	payments (2)
2014	60,545	16,919	77,464
2015	28,554	13,471	42,025
2016	16,260	8,133	24,393
2017	12,400	8,085	20,485
2018 onwards	95,748	71,543	167,291
	213,507	118,151	331,658

	BR GAAP and IFRS
	Consolidated
	12.31.13
	Present value of		Minimum future
	minimum payments (1)	Interest	payments (2)
2014	61,320	17,134	78,454
2015	28,630	13,497	42,127
2016	16,392	8,161	24,553
2017	12,400	8,085	20,485
2018 onwards	95,748	71,543	167,291
	214,490	118,420	332,910

(1) The period of depreciation of leased assets corresponds to the lowest of term of the contract and the useful life of the asset, as determined by CVM Deliberation Nº 645/10.

The contract terms for both modalities, with respect to renewal, adjustment and purchase option, are according to market practices. In addition, there are no clauses of contingent payments relating to restrictions on dividends, interest payments on shareholders ‘equity or additional debt funding.

Item 10.10. The directors shall indicate and comment on the main elements of the issuer’s business plan, specifically exploring the following topics:

a)      Investments, including:

                    i.            Quantitative and qualitative description of the current investments and predicted investments

                  ii.            Investment funding sources

                iii.            Relevant current divestments and predicted divestments

b)     Provided that it has already been disclosed, indicate the acquisition of plants, equipment, patents, or other assets that may materially affect the issuer’s production capacity

c)      New products and services, indicating:

                    i.            Description of the current research disclosed

                  ii.            Total amounts spent by the issuer in research for the development of new products or services

                iii.            Projects under development disclosed

                iv.            Total amounts spent by the issuer in the development of new products or services

Our planning cycle - denominated BRF-17 - was executed during the course of the second half of 2013 involving the participation of approximately 150 people – among directors, executive officers and consultants. This group undertook a profound review of the Company to establish our course of action for the 2014-2017 period and a framework for guiding the company. During this fiscal year, we have maintained our values aligned to the ten principles of the United Nations Global Compact and have revalidated our objective of achieving our transformational vision: “To be one of the leading food companies in the world, admired for its brands, innovation and results, contributing to a better and sustainable world”.

For the fiscal year as a whole, investments (CAPEX) amounted to R$ 1.5 billion allocated to growth, efficiency and support projects, R$ 501.8 million of this as investments in biological assets. In addition, during the period, there were a further R$ 164.8 million in leasing operations and R$ 222.5 million in acquisitions and other investments.

Principal disbursements were made to investments in increased production capacity in Videira (SC), Ponta Grossa (PR), Paranaguá (PR), Tatuí (SP) and Uberlândia (MG); new plants under construction: margarine (Vitória do Santo Antão- PE); cheeses (Três de Maio - RS); expansion of slaughtering facilities at the industrial units of Nova Mutum (MT) and Dourados (MS); and the processed product plant in the Middle East. Investments also went to projects involving automation, improvement in processes, expansion of product lines and support facilities.

The reduction in Capex reflects the Company’s project prioritization in line with  strategy, this merely representing a switch in focus towards improving processes through investments in logistics and systems (IT).

Investments

(R$ million)

Investments made in the last three years:

 (does not include investments in breeder stock)

	2011	2012	2013
(in R$ million)
Growth/Capacity Expansion	393	992	646
Efficiency/Processes improvement	505	285	169
Support to the operation	286	622	358
Total Investments	1,184	1,899	1,396

In November 2013, BRF signed an investment agreement with Minerva S.A., one of the leading companies in South America in the production and sale of fresh meat, live cattle and by-products. This Investment Agreement regulates the terms and conditions of an operation through which BRF will allocate its beef slaughtering plants in Várzea Grande and Mirassol, with slaughtering capacity of 2,600 (two thousand six hundred) head of cattle per day, as well as the BRF employees involved in these , to a closed capital company that will be incorporated within Minerva.

Following the consummation of the Operation, BRF will hold a percentage equivalent to 16.8 % of the total and voting capital stock of Minerva and which will amount to approximately 15.2% when the entire conversion by 2015 of mandatory convertible debentures issued by Minerva occurs.

Within the context of the Operation, (i) BRF and VDQ signed a shareholders´ agreement under which VDQ will maintain control of Minerva and BRF will nominate two members to the Board of Directors, ensuring certain protective rights commensurate with its minority participation, and (ii) Minerva and BRF signed a non-exclusive supply contract under which Minerva will supply BRF with raw materials in a competitive manner, with quality and guarantee the supply so that BRF will continue with its business of providing beef products with added value. The shareholders´ agreement and the supply contract will come into force at the conclusion of the Operation at a date to be announced later.

BRF will also reduce its biological assets (live cattle) by approximately R$ 170 million within 10 months. These assets form no part of this operation and will be sold on the market.

Through this agreement, BRF will adjust its operating model on the beef market. It will not leave the business but will deverticalize the chain, leaving the management of slaughtering activities in the hands of a specialist company - Minerva - at the same time as it reinforces its presence in the food services and food from processed beef segments.

The implementation of the Operation is subject to the approval of the Brazilian anti-trust agency (local acronym “CADE”). Following approval by the CADE, the Operation will be submitted to a general meeting of Minerva shareholders for their approval.

Following the strategy of focusing on the MENASA region (Middle East, North of Africa and Southeast Asia), in 01.16.13, BRF S.A. announced that it had concluded the acquisition of 49% of the shareholding capital of Federal Foods, thus becoming the holder of 60% of the economic rights for US$37,100 (approximately R$75,384). In 02.17.14, announced that signed a binding offer with Al Nowais Investments (holder of the remaining shares) for the acquisition of additional economic rights, through its subsidiary in Austria, it has issued by Federal Foods, in accordance with the local regulation and usual practices in UAE, at a total investment of US$ 27.8 million.

Federal Foods is a leader in the distribution of food in the United Arab Emirates covering a broad sector of retail, food service and wholesale clients. The company has distributed Sadia’s products in the UAE for more than 20 years in addition to a series of chilled, frozen and dry line products of other brands and suppliers.

 Federal Foods is a closed held Company registered in Abu Dhabi in the United Arab Emirates, and has distributed Sadia’s products in the UAE for more than 20 years in addition to a series of chilled, frozen and dry line products of other brands and suppliers.

Also in line with BRF’s strategic plan for internationalizing the Company through accessing local markets, strengthening BRF’s brands, distribution and expanding its product portfolio in the Middle East, the Company announced on 02.19.14 that  has signed a binding offer with the shareholders of Al Khan Foods, its current distributor in the Sultanate of Oman, for the acquisition of ownership in that Company. In case the conditions precedent set forth in the Offer are satisfied, BRF will acquire 40% ownership in AKF, based on an enterprise value of US$68.5 million.

Pursuant to the Offer, BRF will acquire the remaining ownership in AKF within 36 to 90 months from the first acquisition, based on the future performance of AKF, in accordance with the local regulation and usual practices in the Sultanate of Oman.

AKF is a leader in the distribution of frozen food in the Sultanate of Oman, covering a broad sector of retail, food service and wholesale clients. The company has been distributing Sadia’s products for 25 years, in addition to a series of frozen products of other brands and suppliers.

Product Launches and Investments in Marketing

BRF’s new product launches were made with a view to renewing the portfolio, repositioning the brands/categories and adding value. During the year, the Company announced 219  product launches: 99 to the domestic market split between the meat segment - 68  and dairy products – 31. A total of 96 new products were launched in the International Market and a further 24 directed to food services.

Principal Launches in 2013:

In the ready-to-eat dishes, the launch of the Rice and More line underscoring aspects of practicality and innovation.

In the dairy products segment, launch of Greek Yogurt in liquid and creamy versions and platform Hidra, milk whey liquid drinks.

In food services, we further strengthened our partnership with major clients by launching Mc Bites for the Mc Donald’s chain in Brazil and Mercosur during the Confederations Cup. A major achievement for the public sector was the bidding to supply the Leve Leite program run by the state of São Paulo authorities.

In 2013, the company developed numerous projects for reducing sodium and fat, notably in the nuggets and breaded product lines where total fat and sodium levels were reduced by 55% and 52%, respectively for different products. The formula for the Air Dried Meat Escondidinho and the Chicken Breast Parmegiana was altered with a reduction in sodium content. The fat content of the Calabrese Sausage Escondidinho was also reduced. Other projects, still in the development stage, will be implemented during the course of 2014, such as turkey breast with a 25% reduction in sodium.

The formulation of the lasagna line has been changed resulting in a significant reduction in sodium and following modifications in the production process including the sautéeing stage of the meat in the sauce. The change in taste was well received in the tests, particularly in terms of the new combination of aromas and tastes. The company has also reduced the sodium content in ready-to-eat dishes and breaded products – salt being substituted by natural seasoning (increase in onion, garlic, herbs, whenever appropriate). The fat content in breaded products was also reduced – using a greater quantity of chicken meat and less fat as well as the introduction of technologies in processes for reducing the fat load during manufacture. Various other projects are being developed in partnerships - principally with food services clients for enhancing the importance of healthiness in their products.

Our costs with R&D consists of expenditures on internal research and development of new products, recognized when incurred in the statement of income. The total expenditure with research and development in the fiscal year ended December 31, 2013 was R$68,586.

The Company makes use of financing from development banks, commercial banks and capital markets.

10.11. Executive Board’s Comments on other factors that have significantly affected the operating performance and which have not been identified or commented in the other items of this section

Not applicable

Article 11. Whenever a general meeting is convened to reform the laws, the Company must provide at least the following documents and information:

I - copy of the Bylaws, Featured, proposed amendments

BRF S.A.

(CNPJ/MF) NO. 01.838.723/0001-27

Publicly-Held Corporation

BYLAWS I – NAME, REGISTERED OFFICE, DURATION AND PURPOSES

SECTION ONE – BRF S.A. is a publicly-held Corporation with articles of incorporation filed before JUCESC under No. 42.300.034.240 on 08.12.09 (“Corporation”) and governed by these Bylaws, Law no. 6.404 of December 15, 1976 (the “Corporation Law”) and other applicable laws and regulations.

Paragraph One – The shares of the Corporation have been listed to trade on the Brazilian Securities and Derivatives Stock Exchange special listing segment named Novo Mercado, of BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros (“BM&FBOVESPA”). Accordingly, the Corporation, its shareholders, the Directors and Officers and the Fiscal Council members (if the council is active) are bound by BM&FBOVESPA’s Novo Mercado Listing Rules.

Paragraph Two – Where a tender offer required under the provisions of these Bylaws is materially detrimental to the rights of shareholders, the Novo Mercado Listing Regulations shall prevail over the provisions of these Bylaws.

SECTION TWO – The Corporation has its registered office and legal seat in the City and Judicial District of Itajaí, State of Santa Catarina, at Jorge Tzachel, 475 – Bairro Fazenda – CEP 88.301-600, and may establish branch, office and other subordinate facilities anywhere within the Brazilian territory or abroad.

SECTION THREE – The primary purpose for which the Corporation is organized is to engage in the following activities within the Brazilian territory or abroad:

1) To manufacture, sell and transact any business, whether wholesale or retail, relating to food generally, and particularly animal protein by-products and food products handled using the cold chain distribution process;

2) To manufacture and sell animal feeds and nutriments for animals;

3) To provide food services, generally;

4) To manufacture, refine and sell vegetable oils, fat and dairy products;

5) To produce, preserve, store, ensile and sell grains, grain by-products and grain derivatives;

6) To conduct the business of selling at retail and wholesale consumer and production goods, including the sale of equipment and vehicles for the development of its logistic activity;

7) To export and import production and consumer goods;

8) To hold equity interests in other companies, as a means to achieving the corporate purposes to full extent; and

9) To participate in any projects required for the operation of the business of the Corporation.

Sole Paragraph. The Corporation may further engage directly, or indirectly through others, in any support activities for the core business described in Section Three above, such as:

a) To conduct supporting administrative, technical or operational activities, aiming at creating conditions for the development of its core business;

b) To provide freight services, generally;

c) To provide product storage and stocking services and all other ancillary services relating thereto;

d) To promote and reposition its retail products at points of display and points of sale to final consumers, including the necessary support for clients that packaging and display products;~~;~~

e) To provide the services of receiving and allocating raw materials to be used in production;

f) To provide machine and vehicle repair, maintenance and overhaul services;

g) To foster the agribusiness industry in Brazil through the promotion of activities, projects and technical assistance; h) To manufacture, develop and sell packaging products of any kind;

i) To process and raise livestock;

j) To conduct research on and to develop techniques for the production and improvement of genetic matrices for the Corporation;

k) To conduct reforestation activities, the harvesting, processing and sale of timber; ~~and~~

l) The sale of property, assets, including machinery, equipment and vehicles from the fixed assets to serve the activities included in the Company’s corporate purpose for which the Company is organized and described in this article.

SECTION FOUR – The term of duration of the Corporation is indefinite.

II – CAPITAL STOCK

SECTION FIVE (*) – The capital stock subscribed for and fully paid up is R$12.553.417.953,36 (twelve billion, five hundred and fifty-three million, four hundred and seventeen thousand, nine hundred fifty-three reais and thirty-six cents), represented by 872,473,246 (eight hundred seventy-two million, four hundred seventy-three thousand, two hundred forty-six) no-par value common shares in book-entry form.

Paragraph One – The Corporation is authorized to increase the capital stock up to the limit of one billion (1,000,000,000) common shares, irrespective of amendment to the bylaws, by resolution of the Board of Directors, who will have the authority to establish the conditions for the issue, including the price and time of payment of subscriptions.

Paragraph Two – Pursuant to a proposal from and accompanying plan of the Board of Directors, the shareholders’ meeting may authorize the Corporation to grant stock options to its directors, officers or employees, or to individuals providing services to the Corporation or any company controlled by Corporation, within the limits of authorized capital.

Paragraph Three – The shares are indivisible and each common share is entitled to one vote on each matter voted on at a shareholders’ meeting.

Paragraph Four – All shareholders or Group of Shareholders are required to disclose, by notice to the Corporation, any acquisition of shares that, when added to the shares currently held exceed 5% (five percent) of the Corporation’s share capital and, after reaching this percentage, any acquisition of shares that, when added to those currently held, correspond to an acquisition of more than 1% (one percent) of the Corporation’s share capital, or multiples of such percentage. These requirements also apply to holders of debentures convertible into shares or subscription rights that guarantee the holder the acquisition of shares in the amounts provided for in this article. The violation of the provisions of this article will subject the offender(s) to the penalties described under Section 120 of the Corporation Law.

SECTION SIX – No founders’ shares shall be issued by the Corporation.

SECTION SEVEN – The capital stock of the Corporation will consist solely of shares of common stock, and no shares of preferred stock shall be issued.

SECTION EIGHT – It will be incumbent upon the Board of Directors to authorize the shares of common stock to be deposited with a designated financial institution.

Sole Paragraph – The cost of transferring title to shares, stock splits and reverse stock splits may be charged by the Corporation to the shareholders.

SECTION NINE – At the discretion of the Board of Directors or the shareholders’ meeting, any issue of stock, convertible debentures and warrants to be placed by sale on a stock exchange, or through public subscription, or an exchange of shares in connection with a tender offer may be made without or with limited preemptive rights to the shareholders, as provided by law and these Bylaws.

SECTION 10 – Failure by a subscriber to timely pay for any subscription will result in such subscriber being charged with interest at the rate of one percent (1%) per month and a ten percent (10%) penalty on the past due obligation, in addition to any other applicable statutory penalties.

SECTION 11 – By resolution of the shareholders pursuant to a proposal from the Board of Directors, the capital stock of the Corporation may by be increased through the capitalization of profits or reserves, and additional shares corresponding to such increase may or may not be issued to the shareholders in proportion to the number of shares held by them.

III – MEETINGS OF SHAREHOLDERS

SECTION 12 – Meetings of the shareholders, called and convened as prescribed by law and these Bylaws, will be held annually within the first four months after the end of each fiscal year, and especially, whenever the interests and business of the Corporation require action by the shareholders.

Paragraph One – The proceedings at shareholders’ meetings will be directed by the Chairman of the Board of Directors or, in his or her absence, by the Vice Chairman, who will designate the secretary of the meeting. In the event of absence or temporary disability of the Chairman and Vice Chairman of the Board of Directors, the shareholders’ meeting will be presided over by their respective alternates or, in the absence or disability of such alternates, by a Director specially designated by the Chairman of the Board of Directors.

Paragraph Two – The shareholders’ meeting will have the powers defined by law and, subject to exceptions set forth in law and in these Bylaws, the shareholders will act by an absolute majority of the affirmative votes cast at the meeting by any system adopted by the chair and secretary.

Paragraph Three – The first notice of any shareholders’ meeting shall be given not less than fifteen (15) days prior to the meeting.

Paragraph Four – Except in the case provided by Section 40, Paragraph one, item (ii) of these Bylaws, the shareholders’ meeting held to consider the cancellation of registration as a publicly-held corporation or the delisting of the Corporation from the Novo Mercado shall be called on not less than thirty (30) days’ notice.

Paragraph Five – Subject to statutory exceptions in the Corporation Law, the resolutions at shareholders’ meetings will be limited to the order of business stated in the respective notice of call. Inclusion in the shareholders’ meeting order of business of items such as “other business,” “general matters” and equivalent expressions is not allowed.

Paragraph Six – By the date of the first call notice, at the latest, the Corporation shall make the materials and documents necessary to analyze the items on the order of business available to all shareholders.

SECTION 13 – To the benefit of developing the procedures in connection with the shareholders’ meeting, in addition to an identification document, each shareholder shall submit, not less than five (5) days before any shareholders’ meeting, as the case may be: (i) the relevant proxy instrument containing the notarized signature of the person giving the proxy; and/or (ii) with respect to shareholders participating in the fungible custody of shares in book-entry form, a statement showing the respective holdings issued by the institution providing custodial services. Without prejudice to the provisions of this Section, the shareholder attending the shareholders’ meeting with the required documents in hand which attest its shareholder status will be entitled to participate and vote in such meeting.

Sole Paragraph – In inspecting the validity of documents submitted with respect to shareholder representation, the Corporation shall adopt the principle of good faith.

SECTION 14 – In addition to the powers granted by law and these Bylaws, the following powers are vested in the shareholders:

1) To take action with respect to stock dividends and any stock split and reverse stock split;

2) To approve stock option plans for directors, officers and employees of the Corporation, as well as for the directors, officers and employees of other companies directly or indirectly controlled by the Corporation;

3) To take action on the allocation of the profit for the fiscal year and a distribution of dividends, as proposed by the directors and officers;

4) To take action on the delisting from the Novo Mercado of BM&FBOVESPA;

5) To fix the compensation of the Fiscal Council pursuant to law and these Bylaws;

6) To take action for cancellation of registration with the CVM as a publicly-held corporation, pursuant to the provisions of Article VII of these Bylaws;

7) To select the expert firm that will be responsible for preparing a valuation report on the shares of the Corporation in the event of cancellation of registration as a publicly-held corporation or delisting from the Novo Mercado, as provided for in Article VII of these Bylaws.

IV – MANAGEMENT

Section I – General Provisions Applicable to Management

SECTION 15 – The management of the Corporation is vested in the Board of Directors and the Board of Executive Officers, whose respective authority is granted by law and these Bylaws.

Paragraph One – The directors and officers of the Corporation need not post a fidelity bond to cover the discharge of their duties.

Paragraph Two – The directors and officers of the Corporation will take their offices by signing a statement of incumbency recorded in the corporate registers, which shall constitute assent to all the manuals, codes, regulations and in-house policies of the Corporation, and by previously signing the relevant Consent to Appointment referred to in the Novo Mercado Listing Regulations.

Paragraph Three – Any act performed by any director or officer of the Corporation, whereby the Corporation will become liable for obligations arising from business or transactions unrelated to the corporate purposes, are expressly prohibited and will ipso facto be null and void, without prejudice to liability under civil or criminal law, as the case may be, being imposed on anyone who violates this Paragraph.

Paragraph Four – The term of office of the directors and officers of the Corporation will be extended until their replacement takes office.

Paragraph Five – The shareholders’ meeting will annually fix the aggregate annual compensation of the directors and officers of the Corporation, including any fringe benefits and entertainment allowances, taking into account their responsibilities, the time devoted to their duties, their competence and professional reputation, and the market value of their services. The Board of Directors will have the authority to establish the criteria for allocation of such compensation to each Director and each Executive Officer.

Section II – Board of Directors

SECTION 16 – The Board of Directors is composed of nine (9) to eleven (11) regular members and an equal number of alternates, not less than twenty percent (20%) of whom shall be Independent Directors (as defined in Paragraph One) elected at a shareholders’ meeting for a term of office of two (2) years beginning and ending on the same dates, reelection being permitted.

Paragraph One – For the purpose of this Section, an Independent Director means such director as is defined in the Novo Mercado Listing Regulations of the BM&FBOVESPA and is expressly declared to be such in the minutes of the shareholders’ meeting at which he or she is elected. Upon election of the members of the Board of Directors, the shareholders’ meeting will designate a Chairman and a Vice Chairman, the latter to substitute for the former in his or her disabilities or absences, as well as in case of vacancy.

Paragraph Two – Where the multiple vote system has not been requested, the members of the Board of Directors will decide by the vote of an absolute majority of its attending members the names of candidates to be placed on the nominating ticket for all offices in the Board. In the event the multiple vote system has been requested, each member of the then acting Board of Directors will be deemed to be a candidate for the Board of Directors.

Paragraph Three – If the Corporation receives a written request from shareholders wishing that the multiple vote system be adopted as provided by Section 141, Paragraph One of the Corporation Law, the Corporation will communicate the receipt and contents of such request: (i) promptly, by electronic means, to the CVM and the BM&FBOVESPA; and (ii) by publication of the relevant notice to the shareholders within not more than two (2) days after receiving such request, considering in the computation of such time only the days in which the newspapers usually designated by the Corporation for corporate publications have circulated.

Paragraph Four – In the event any shareholder wishes to appoint one or more representatives for the Board of Directors who have not recently been members thereof, such shareholder shall notify the Corporation in writing not less than five (5) days before the shareholders’ meeting at which the Directors will be elected, providing the name, qualifications and complete information on the professional experience of such candidates. Upon receiving notice with respect to one or more candidates for the Board of Directors, the Corporation will communicate the receipt and contents of such notice: (i) promptly, by electronic means, to the CVM and the BM&FBOVESPA; and (ii) by publication of the relevant notice to the shareholders within not less than three (3) days before the relevant shareholders’ meeting, considering in the computation of such time only the days in which the newspapers usually designated by the Corporation for corporate publications circulate.

Paragraph Five – Whenever election has occurred using the multiple vote system, the removal of any member of the Board of Directors by the shareholders’ meeting shall entail the removal of the other members, and a new election shall be held. In all other cases, if there is a vacancy in the office of a regular member of the Board of Directors, his or her alternate will fill the vacancy. In the event of vacancy in the office of a regular and alternate member of the Board of Directors, the remaining members will designate a replacement, who will serve until the next shareholders’ meeting, at which the shareholders will elect another Director to serve for the unexpired term of office. If more than one third (1/3) of the offices on the Board of Directors shall be vacant at the same time, a shareholders’ meeting will be called within thirty (30) days after such event to elect the substitutes, who will qualify for a term of office to coincide with that of the other Directors.

Paragraph Six – Each member of the Board of Directors must be of good repute, and a person will not be eligible for election if such person: (i) holds a position with any company that may be deemed to be a competitor of the Corporation; or (ii) has or represents any conflicting interest with respect to the Corporation. In the event any member of the Board of Directors acquires any of the foregoing disqualifications after being appointed, such member shall immediately submit his or her resignation to the Chairman of the Board of Directors. Elected members of the Board of Directors also shall not be allowed to participate in any meetings at which action is proposed to be taken on matters with respect to which he or she may have or represent an interest conflicting with the interests of the Corporation, and no such member shall have access to information relating thereto.

Paragraph Seven – Within five (5) months after the end of the fiscal year and whenever a public offerings of securities is launched, the members of the Board of Directors shall submit to the Corporation a list indicating the offices they hold on boards of directors, fiscal councils, executive bodies and committees of other companies or entities.

SECTION 17 – The Board of Directors will meet regularly once every month and, extraordinarily, as required, when called by the Chairman or a majority of the Board members. Minutes of such meetings will be recorded in the appropriate corporate register.

Paragraph One – At any meeting of the Board of Directors a quorum will consist of not less than two thirds (2/3) of its members.

Paragraph Two – Where necessary, members of the Board of Directors are permitted to participate in meetings of the Board of Directors by telephone, videoconference or any other means of communication that is able to ensure effective participation and the authenticity of his or her vote. In these circumstances, the board member shall be considered present at the meeting, his or her vote shall be considered valid for all legal intents and purposes and recorded in the minutes of said meeting.

Paragraph Three – Except with respect to the matters set out in Section 19 of these Bylaws, the Board of Directors will act by a majority vote of its members attending a meeting, the Chairman to cast the tie-breaking vote in the event of a tie.

Paragraph Four – The materials and documents necessary to appraise the items on the order of business for the meeting of the Board of Directors shall be delivered to each board member at least 5 (five) working days in advance.

SECTION 18 – In addition to the duties set forth in legislation and in these Bylaws, the Board of Directors will have authority:

1) To direct the conduct of the business of the Corporation;

2) To elect and remove the executive officers of the Corporation and to establish their duties, subject to the provisions of these Bylaws;

3) To supervise the performance of the executive officers, to examine at any time the books and papers of the Corporation, and to request information on contracts executed or about to be executed, as well as on any other action;

4) To call shareholders’ meetings as may be deemed advisable and in the cases prescribed by law;

5) To approve the management report and the accounts of the Board of Executive Officers;

6) To allocate among the members of the Board of Directors and the Board of Executive Officers the aggregate annual compensation fixed by the shareholders’ meeting, and to establish the criteria for directors’ and officers’ participation in the profits, subject to the provisions of these Bylaws;

7) To authorize the Executive Officers to execute guarantees (fianças and avais) and contract insurance sureties, as well as performance bonds, in favor of the companies controlled by and affiliated with the Corporation, as well as to any third parties, in connection with matters related to the operations of the Corporation;

8) To authorize the Executive Officers to make any products and personal and real property of the Corporation available to companies controlled by and affiliated with the Corporation to be offered as security for borrowing transactions entered into with financial institutions, or as surety in legal actions.

9) To approve the annual Plan for Disposal of Noncurrent Assets proposed by Executive Officers.

10) To approve the creation or closing of any branch, agency and other offices and other subordinate corporate facilities anywhere outside of the Brazilian territory (international markets) ;

11) To choose and replace independent auditors proposed by Audit Committee~~the Fiscal Council~~;

12) To propose to the shareholders’ meeting the issue of new shares beyond the limit of authorized capital;

13) To take action on the acquisition of the Corporation’s own shares for cancellation or to be kept as treasury shares and, in this latter case, to take action on the subsequent disposition thereof;

14) To take action on the issuance of any commercial paper and other similar securities;

15) To take action on the issue of shares of stock within the limits of authorized capital, establishing the number, terms of payment, and subscription price of such shares, including premium thereon, and whether or not the shareholders will have preemptive rights or be subject to a shorter period for exercise of such rights, as permitted under applicable regulations;

16) To approve the preparation of semiannual or other interim balance sheets, and to declare semiannual or other interim dividends out of profits shown in such balance sheets or Retained Earnings or Profit Reserves shown in the latest annual or semiannual balance sheet, as provided by law, and/or to authorize the payment of interest on shareholders’ equity, pursuant to Law No. 9,249/95;

17) To approve and define in advance the action of the Board of Executive Officers on behalf of the Corporation in its capacity as a shareholder and/or quotaholder of other companies, directing the vote to be cast by the Corporation at any shareholders’ and/or other meetings of the companies in which the Corporation holds an interest, except with respect to operational and non-financial matters;

18) To submit for shareholder approval a plan to grant stock options to the directors and officers or employees of the Corporation, or individuals providing services to the Corporation or to a company controlled by the Corporation, within the limits of authorized capital and the Board of Directors shall be responsible for managing said plan;

19) To authorize changes in the conditions for trading and issuance of American Depositary Receipts – ADRs;

20) To create technical or consultative committees without voting powers, aimed at discharging specific duties or carrying out general activities of interest to the Corporation. Such committees may function in the following areas, among others: (i) strategic and financing; (ii) governance and ethics; and (iii) directors’ and officers’ compensation and executive development;

21) To supervise the performance of the duties of any committees that may be created to assist the Board of Directors, to approve the respective regulations and to consider any opinions and reports submitted by such committees pursuant to the prevailing legislation;

22) To define the three-name list of firms with expertise in economic valuation of companies, for the purpose of preparing a valuation report on the shares of the Corporation in the event of cancellation of registration as a publicly-held corporation or delisting from the Novo Mercado, as provided under Section 41 of these Bylaws.

23) To draft and publish a prior reasoned opinion on any and all tender offers for shares issued by the Corporation, within fifteen (15) days after publication of the announcement of tender offer initiated for shares, and concerning: (i) the convenience and potential opportunity of the offer in respect of the joint interests of shareholders and in relation to the liquidity of the securities held; (ii) the repercussions of the offer on the Corporation’s interests; (iii) the strategic plans disclosed by the offeror in relation to the Corporation; and (iv) other points considered relevant. In the opinion, the Board of Directors shall give a reasoned opinion in favor or against acceptance of the tender offer for shares, alerting shareholders that each shareholder is responsible for the final decision on the acceptance or non-acceptance of said offer.

SECTION 19 – The following actions will require the affirmative vote of two thirds (2/3) of the members of the Board of Directors:

1) To propose amendments to the Bylaws with respect to the term of duration of the corporation, the corporate purposes, increases or decreases in capital stock, issue of securities, abrogation of preemptive rights for subscription of newly issued shares and other securities, dividends, interest on shareholders’ equity, the powers and authority of the shareholders’ meeting, the organizational structure and duties of the Board of Directors and Board of Executive Officers and the respective voting requirements;

2) To propose the spin-off, consolidation, merger of or into the Corporation, and the change of the type of the Corporation or any other form of corporate restructuring;

3) To approve the liquidation, dissolution, appointment of liquidators, bankruptcy or any voluntary acts for the reorganization of the Corporation in or out-of-court and any financial restructuring in connection therewith;

4) To propose the creation, acquisition, assignment, transfer, disposition and/or encumbrance, in any manner or by any means, of: a) ownership interests and/or any securities held in other companies (including waivers of the right to subscribe for shares or bonds convertible into shares of subsidiaries, controlled affiliates or associated companies; b) fixed assets that are not itemized in the Plan for Disposal of Noncurrent Assets approved annually by the Board of Directors; and c) any fixed assets representing, (i) alone, an amount equal to two and one half of one percent (2.5%) or more of the shareholders’ equity of the Corporation, or (ii) in the aggregate, twenty percent (20%) or more of the shareholders’ equity of the Corporation;

5) To establish limitations on the value, term of duration, or kind of transaction for the borrowing of money and other financing transactions, or any security interests in real or personal property, and insurance sureties, as well as performance bonds;

6) To approve the Corporation’s financial risk management policy, setting forth the main conditions for hedging transactions (assets and liabilities), and this policy must contain at least the following specifications: the objective of the hedge, risk factors, eligible instruments, limits and amount restrictions;

7) To carry out transactions and business of any nature with controlled companies and affiliates of the Corporation, including the assignment or provision of guarantees, contracting insurance sureties, as well as performance bonds, loans and financings representing, (i) alone, an amount equal to two and one half of one percent (2.5%) or more of the shareholders’ equity of the Corporation, or (ii) in the aggregate, twenty percent (20%) or more of the shareholders’ equity of the Corporation;

8) To perform operations and transactions of any nature with shareholders, their control group, companies controlled by or affiliated , as well as administrators, staff or their relatives of any of the foregoing;

9) To approve integrated annual and multi-annual general capital budgets (operations budgets, investment budgets, and cash flow budgets) of the Corporation and companies controlled by and affiliated with the Corporation, to establish investment policies and the corporate strategy. The integrated annual general budget shall always be approved on or before the last day of the year preceding the calendar year to which it refers and shall cover the twelve months of the subsequent fiscal year. The budget of the corporation shall, at any time during a given calendar year, cover a minimum period of six (6) months. The implementation and execution of the approved budget will be reviewed on a monthly basis at the regular meetings of the Board of Directors;

10) To elect the members of the Board of Executive Officers, designating the ~~Chief Executive Officer~~Global Chief Executive Officer and his or her substitute in case of disability or absence;

11) To issue, repurchase, repay and/or redeem shares of stock, debentures, whether convertible or not, warrants and any other securities;

12) To establish the dividend payment policy;

13) To approve the assignment, transfer and/or acquisition of any rights in connection with trademarks, patents, production and technology processes.

Section III – Board of Executive Officers

SECTION 20 – The Board of Executive Officers, whose members will be elected and may be removed at any time by the Board of Directors, will be composed of at least two (2) and not more than fifteen (15) members elected for a period of two (2) years, being one (1)  ~~Chief Executive Officer~~Global Chief Executive Officer, one (1) ~~Chief Executive Officer~~Global Chief Executive Officer, one (1) Investor Relations Officer, the other Executive Officers to have their designated title and duties as may be proposed by the ~~Chief Executive Officer~~Global Chief Executive Officerto the Board of Directors pursuant to Section 21 below, all must be professionals satisfying the requirements detailed in Paragraph Three and Four below.

Paragraph One - The offices of President of the Board of Directors and ~~Chief Executive Officer~~Global Chief Executive Officershall not be exercised by the same person, except in the event of a vacancy, which shall be addressed by a specific disclosure to the market and for which measures shall be taken to fill the respective offices within one hundred and eighty (180) days.

Paragraph Two - At the discretion of the Board of Directors, the Chief Financial Officer may discharge the duties of Investor Relations Officer cumulatively with his or her own duties.

Paragraph Three – The election of the Board of Executive Officers will be conducted by the Board of Directors, which may choose from a list of candidates preselected by the ~~Chief Executive Officer~~Global Chief Executive Officer. For that purpose, the Global Chief Executive Officer~~Chief Executive Officer~~ will send to the Board of Directors a copy of the résumé of each candidate, together with the proposed terms of his or her employment and all other information necessary as evidence of the qualifications required as set forth in Paragraph Four of this Section.

Paragraph Four - The Board of Executive Officers will be composed solely of professionals having demonstrable technical knowledge acquired through coursework or through the exercise of activities consistent with the position for which they have been proposed.

SECTION 21 – It shall be the duty of:

1) The ~~Chief Executive Officer~~Global Chief Executive Officer:

a) To call and preside over the meetings of the Board of Executive Officers

b) To represent the Board of Executive Officers at any meetings of the Board of Directors;

c) To submit to the consideration of the Board of Directors any proposals from the Board of Executive Officers with respect to the investment plan, the organizational structure, qualifications for and duties of any offices or positions, adoption of and amendments to the Internal Regulations and other rules and general operating standards of the Corporation and any companies controlled by and affiliated with the Corporation;

d) To supervise and direct execution of the financial and corporate business and of sustainability and the activities and the activities of all other Executive Officers;

e) To submit the financial statements, operations and investment budgets, the financial plan and cash flow to the Board of Directors;

f) To propose to the Board of Directors any positions in the Board of Executive Officers with or without a designated title, and the respective candidates to discharge specific duties as he or she deems necessary.

2) The Chief Financial Officer:

a) To prepare, in conjunction with the other executive officers and under the coordination of the Global Global ~~Chief Executive Officer~~Global Chief Executive officerGlobal ~~Chief Executive Officer~~Global Chief Executive officer, budgets to be submitted for approval to the Board of Directors, and to control the implementation of these budgets, especially with respect to cash flow management;

b) To direct the implementation of the economic and financial policy, supervising the economic and financial activities as determined by the Board of Directors; to organize and coordinate the information system required for his or her activities, and to supervise all controllership activities.

3) The Investor Relations Officer:

a) To represent the Corporation before the Brazilian Securities Commission (“CVM”) and all other entities in the securities market and financial institutions, as well as any Brazilian or foreign regulatory authorities and stock exchanges on which the securities of the Corporation are listed, and to cause any regulations applicable to the Corporation to be complied with in regard to registration with the CVM and any regulatory authorities and stock exchanges on which the securities of the Corporation are listed, and to manage the investors relations policy;

b) To monitor compliance with the obligations under Article VII of these Bylaws by the shareholders of the Corporation and to submit to the shareholders’ meeting and/or the Board of Directors, when requested, his or her conclusions, reports and actions taken.

4) The other Executive Officers, whose title will be designated by the Board of Directors based on a proposal from the ~~Chief Executive Officer~~Global Chief Executive Officer:

a) To direct, coordinate and supervise specific activities under their responsibility;

b) To discharge specific duties as may be assigned to them by resolution of the ~~Chief Executive Officer~~Global Chief Executive Officer.

SECTION 22 – Subject to the limitations imposed by law and these Bylaws, general management powers are vested in the Board of Executive Officers to take all action necessary for the regular operation of the Corporation with a view to attaining the corporate purposes.

SECTION 23 – Subject to the provisions of Paragraph One of this Section, any two (2) members of the Board of Executive Officers acting together, in or out of court, will have powers to perform any lawful acts and bind the Corporation in any matters affecting its rights and obligations.

Paragraph One - The ~~Chief Executive Officer~~Global Chief Executive Officer, or his or her substitute acting together with another member of the Board of Executive Officers, will be exclusively responsible for the acquisition, assignment, transfer, disposal and/or encumbrance, in any manner and by any means, of the following:

a) ownership interests in and/or any other securities of any companies;

b) real properties of any value and any fixed assets.

Paragraph Two – Any two members of the Board of Executive Officers, subject to the proper instruments, may appoint attorneys-in-fact with specific powers to act on behalf of the Corporation under a fixed-term mandate to be determined on case-by-case basis, except where given for in-court representation for an indefinite period. In any event, they will be subject to the limitations and restrictions contained in the leading sentence and Paragraph One of this Section and any other limitations and restrictions determined by the Board of Directors.

SECTION 24 – The Board of Executive Officers will meet whenever necessary, and minutes of such meetings will be recorded in the corporate register.

Paragraph One – The Board of Executive Officers will act by a majority vote, the ~~Chief Executive Officer~~Global Chief Executive Officer or his or her substitute to cast the tie-breaking vote.

Paragraph Two – A quorum at any meetings of the Board of Executive Officers will consist of not less than two thirds (2/3) of its members, the ~~Chief Executive Officer~~Global Chief Executive Officer or his or her substitute to be always present at such meetings.

Paragraph Three – Where necessary, Executive Officers shall be allowed to participate in meetings of the Board of Executive Officers by telephone, videoconference or any other means of communication that is able to ensure effective participation and the authenticity of his or her vote. In this case, the Executive Officer shall be considered present at the meeting and his or her vote shall be considered valid for all legal intents and purposes and recorded in the minutes of said meeting.

Paragraph Four - In the event of absence or temporary disability, the Executive Officers will substitute for one another, as directed by the ~~Chief Executive Officer~~Global Chief Executive Officer. In case of a vacancy, the Board of Directors will, within thirty (30) days, designate a person to fill the vacancy, whose term of office will coincide with that of the other Executive Officers.

V – FISCAL COUNCIL

SECTION 25 – The Corporation will have a Fiscal Council functioning on a permanent basis, composed of three (3) regular members and an equal number of alternates, elected by the shareholders’ meeting, who shall exercise their duties until the first ordinary general meeting to be held after their election, and reelection shall be permitted, with the duties, powers and compensation prescribed by law.

Paragraph One – The members of the Fiscal Council will take their offices by signing a statement of incumbency in the corporate register, which shall constitute assent to all the manuals, codes, regulations and in-house policies of the Corporation, and by previously signing the relevant Consent to Appointment referred to in the Novo Mercado Listing Regulations.

Paragraph Two – The Fiscal Council will hold regular meetings every month and special meetings whenever necessary, and minutes of such meetings will be recorded in the corporate register.

~~SECTION 26 – In addition to its duties under Brazilian legislation, the Fiscal Council will discharge the function of an Audit Committee set forth in the Sarbanes-Oxley Act and in the rules issued by the U.S. Securities and Exchange Commission – SEC, also having due regard to the provisions of the Regulations of the Fiscal Council.~~

SECTION 26~~7~~ – Compliance with the requirements of applicable legislation, the provisions of these Bylaws and the Regulations of the Fiscal Council is required for the full discharge of the functions of the Fiscal Council.

~~Paragraph One – At least one member of the Fiscal Council shall have a demonstrable knowledge of the accounting, audit and financial areas, such that he or she may be characterized as an expert in finance.~~

Paragraph ~~Tw~~One~~o~~ – The members of the Fiscal Council will be subject to the same obligations and prohibitions imposed by law and these Bylaws on the directors and officers of the Corporation.

Paragraph Two~~Three~~ – The members of the Fiscal Council may only be members of the Board of Directors, Fiscal Council or Audit Committee of three others ~~wo more~~ companies only in addition to the Corporation.

Paragraph Three~~Four~~ – In the event of vacancy in the office any regular member of the Fiscal Council, the respective alternate will fill the vacancy. If there is a vacancy in the office of a regular member and the respective alternate, the shareholders’ meeting will be called to elect a member to fill the vacancy.

VI – AUDIT COMMITTEE

SECTION 27 – The Company shall have a permanently installed Audit Committee made up of 4 (four) members, being 2 (two) independent members with seats on the Board of Directors and 2 (two) independent external members who shall not sit on the Company’s Board of Directors or the Executive Board, pursuant to the requisites for independence enshrined in the applicable regulations, especially CVM Instruction 509/11. The members of the Audit Committee shall be appointed by the Board of Directors for mandates of 2 (two) years and shall exercise their positions in the Committees for no more than 10 (ten) years, being subject to removal from their positions at any time. In the case of the member of the Committee who is also a member of the Board of Directors, their mandate shall terminate concomitantly with the mandate as Director.

Paragraph 1 – In exercising their activities, the members of the Audit Committee shall comply both with the rules under Brazilian legislation, particularly CVM Instruction 509/11, and also United States legislation, including the provisions of the Sarbanes– Oxley Act and the rules issued by the Securities and Exchange Commission - SEC.

Paragraph 2 – At least one of the members of the Audit Committee shall have proven knowledge of the corporate accounting, auditing and financial areas, the said member being characterized as a financial specialist.

Paragraph 3 - The Audit Committee shall have the following functions: 1) opine on the engagement and removal of the independent auditor for the preparation of the outside independent audit or for any other service; 2) supervise the activities: (a) of the independent auditors in order to evaluate their independence, the quality and suitability of the services rendered with respect to the Company’s needs; (b) of the Company’s internal controls area; (c) of the Company’s internal audit area; and (d) of the area for the preparation of the Company’s financial statements; 3) monitor the quality and integrity of: (a) the internal controls’ mechanisms; (b) the quarterly information, interim and financial statements of the Company; and (c) the information and measurements published on the basis of adjusted account data and non-accounting data which may incorporate elements not provided in the structure of the usual reports to the financial statements; 4) evaluate and monitor the Company’s exposure to risk, including, as the case may be, requiring detailed information of the policies and procedures related to: (a) management remuneration; (b) the use of Company assets; and (c) expenses incurred in the name of the Company; 5) evaluate and monitor together with management and the internal audit area, the suitability of the transactions with related parties undertaken by the Company and the respective substantiation of the said transactions; and 6) to prepare a summarized annual report to be presented together with the financial statements containing the description of: (a) its activities, the results and conclusions reached and the recommendations proffered; and (b) any situations where there is significant divergence between the management of the Company, the independent auditors and the Audit Committee in relation to the Company’s financial statements.

Paragraph 4 - The Audit Committee shall be an advisory body directly linked to the Board of Directors.

Paragraph 5 - The Audit Committee shall meet monthly and whenever necessary such that the Company’s accounting information may always be examined prior to its publication.

Paragraph 6 - The Audit Committee’s internal charter shall be approved by the Board of Directors, describing in detail the Committee’s functions as well as its operating procedures.

Paragraph 7 - The Audit Committee shall have the means to receive, retain and respond to whistle blowing, including of a confidential nature, internal and external to the Company, on matters related to the scope of its activities, including matters of an accounting, internal control and auditing nature.

Paragraph 8 – The Board of Directors shall establish the compensation for the members of the Audit Committee. The Audit Committee shall have the operating autonomy and the budgetary allowance, either annually or on a per project basis, to conduct or decide on consultations, evaluations and investigations within the scope of its activities including the engagement and use of external independent specialists and to remunerate these specialists accordingly (iii) to pay the ordinary administrative expenses of the Audit Committee.

Paragraph 9 – The meetings of the Audit Committee must be recorded in the form of minutes, decisions/recommendations to be adopted on a favorable 2/3 majority vote of its members.

Paragraph 10 – The coordinator of the Audit Committee, together with other members when necessary or convenient must: (i) meet at least once every quarter with the Board of Directors and with the Fiscal Council; and (ii) be present at the Company’s annual general meeting and when necessary, the extraordinary general meetings.

Paragraph 11 – The members of the Audit Committee must elect from among themselves, the Committee’s coordinator, the activities and duties of whom shall be established in the Committee’s internal charter.

Paragraph 12 - The members of the Audit Committee may only be members of the Board of Directors, the Fiscal Council or the Audit Committee of three other companies.

Paragraph 13 – The members of the Audit Committee shall have the same fiduciary duties and responsibilities as those applicable to the management of the Company pursuant to Law 6.404/76.

VII – FISCAL YEAR AND RESULTS

SECTION 28 – The fiscal year coincides with the calendar year and, on the close thereof, the Corporation will prepare a balance sheet to determine the results for such period, as well as other relevant financial statements for publication and consideration by the shareholders’ meeting.

SECTION 29 – Any negative retained earnings and the provision for income tax shall be deducted from the results of each fiscal year before any distribution.

Sole Paragraph – After the deductions referred to in this Section are made, the shareholders’ meeting may allocate to the directors and officers a share of not more than ten percent (10%) of the remaining profits, subject to any statutory limitations.

SECTION 30 – The net income for the year will be allocated successively as follows;

1) Five percent (5%) towards the establishment of the Legal Reserve, which shall not exceed twenty percent (20%) of the capital stock;

2) Twenty-five percent (25%) as a mandatory minimum dividend, as adjusted in accordance with Section 202 of Law No. 6,404/76, to be paid with respect to all shares of stock of the corporation;

3) Twenty percent (20%) towards the establishment of reserves for capital increase, which shall not exceed twenty percent (20%) of the capital stock;

4) up to 50% (fifty per cent) for the constitution of the reserve for expansion, this reserve not to exceed 80% (eighty per cent) of the Capital Stock, with the purpose of ensuring investments in fixed assets or increases in working capital, including through amortization of the Corporation’s debts, irrespective of retention of profit earmarked to the capital expenditures budget, and its balance being used, as may be the case, for: (i) absorbing losses whenever necessary; (ii) distribution of dividends at any time; (iii) operations of redemption, reimbursement or the authorized purchase of shares as permitted in the legislation; and (iv) for incorporation into the Capital Stock, including through new stock dividends.”

SECTION 31 – Unless otherwise resolved by the shareholders’ meeting, payment of any dividends, interest on shareholders’ equity and the distribution of shares resulting from a capital increase will be made within sixty (60) days after the date of the relevant resolution.

Paragraph One – The Corporation may, by a resolution of the Board of Directors pursuant to the foregoing Section 18, prepare semiannual and other interim balance sheets and declare dividends and/or interest on shareholders’ equity out of profits shown on such balance sheets, retained earnings or profit reserves appearing in the latest annual balance sheet or interim balance sheets, as provided by law.

Paragraph Two - Interim dividends and interest on shareholders’ equity declared in each fiscal year may be attributed to the mandatory dividend on the results for the fiscal year.

VIII – SALE OF CORPORATE CONTROL, CANCELLATION OF REGISTRATION AS A PUBLICLY-HELD CORPORATION AND DELISTING FROM THE NOVO MERCADO

SECTION 32 – Sale of the Control of the Corporation, either directly or indirectly, whether in a single transaction or a series of successive transactions, must be conditioned upon a condition precedent or subsequent that the Purchaser of such corporate control will make a tender offer (“tender offer”) to the other shareholders of the Corporation, subject to the terms of and within the time limits prescribed by prevailing legislation and the Novo Mercado Listing Regulations, so that the holders of such shares will receive the same treatment as that accorded to the Selling

Controlling Shareholder.

Paragraph One – For purposes of these Bylaws, any capitalized terms will have the following meanings: “Controlling Shareholder” means the shareholder, shareholders or Group of Shareholders, as defined below, who exercise Controlling Power over the Corporation.

“Selling Controlling Shareholder” means a Controlling Shareholder that disposes of the Controlling Power over the Corporation.

“Controlling Shares” means the block of shares that guarantees, either directly or indirectly to the holder or holders, the individual and/or shared Controlling Power over the Corporation.

“Outstanding Shares” means all shares issued by the Corporation, except such shares as are held by the Controlling Shareholder, any persons related to the Controlling Shareholder, directors and officers of the Corporation and treasury shares.

“Purchaser of Control” means the person to whom the Selling Controlling Shareholder transfers the Controlling Shares in a Sale of Control of the Corporation.

“Sale of Control of the Corporation” means the transfer to a third party, subject to consideration, of the Controlling Shares.

“Control” (and such related terms as “Controlled by”, “under common Control with” or “Controlling Power”) means the power, either directly or indirectly, to effectively manage the corporate affairs and direct the operations of the governing bodies of the Corporation, as a matter of fact or law, independently of the number of shares held. There is a presumption that the person or Group of Shareholders who hold shares granting an absolute majority of the votes of shareholders present at the last three (3) shareholders’ meetings has control, even though they are not holders of the shares that guarantee them an absolute majority of the voting capital.

“Group of Shareholders” means a group of people: (i) bound by contracts or voting agreements of any nature, whether directly or through any companies Controlled by, Controlling or under common Control; or (ii) among whom there is a relationship of control; or (iii) under common Control.

Paragraph Two – The Selling Controlling Shareholder shall not transfer title to the shares owned by such selling Controlling shareholder or selling Controlling Group of Shareholders, and the Corporation shall not record any transfer of shares representing the Corporate Control unless and until the Purchaser of Control or subsequent holders of Control signs the relevant Statement of Adherence referred to in the Novo Mercado Listing Regulations.

Paragraph Three – No Shareholders’ Agreement providing for exercise of Controlling Power shall be filed with the Corporation’s registered office if the signatories thereof have not subscribed the Statement of Adherence referred to in Paragraph Three of this Section.

Paragraph Four - Where the acquisition of the Corporate Control results in the imposition on the Purchaser of Control of an obligation to make the tender offer required under Section 36 of these Bylaws, the tendered price will be the greater of the prices determined according to this Section 32 and Section 36, Paragraph Three of these Bylaws.

SECTION 33 – The tender offer referred to in the preceding Section must also be made: (i) upon an assignment for financial consideration of interests exercisable for newly-issued shares and other securities or interests convertible into or exercisable for newly-issued shares which may result in the Sale of Control in the Corporation; and (ii) in the event of the Control in the Controlling Shareholder of the Corporation, in which case such selling Controlling shareholder will be required to disclose to the BM&FBOVESPA the value assigned to the Corporation in such sale, as well as the supporting documentation therefore.

SECTION 34 – Any person that acquires the Controlling Power of the Corporation as a result of a share purchase agreement entered into with the Controlling Shareholder for any number of shares, will be required: (i) to make a tender offer as provided in Section 32 of these Bylaws; (ii) to compensate any shareholders from whom such person may have purchased shares on a stock exchange within the period of six (6) months preceding the date of Sale of Control of the Corporation for any difference between the tender offer price and the amount paid per share which may have been purchased on the stock exchange within the period of six (6) months preceding the purchase of Controlling Power, properly adjusted up to the date of payment of such compensation.

SECTION 35 – After a Sale of Control transaction and subsequent tender offer, the Purchaser of Control, where necessary, shall take appropriate measures to restore the minimum percentage of twenty-five percent (25%) of all outstanding shares in the Corporation, within the six (6) months following the purchase of Controlling Power.

SECTION 36 – Any Purchasing Shareholder that acquires or becomes the owner of twenty percent (20%) or more of all shares of the capital stock of the Corporation shall, within not more than thirty (30) days after the date of acquisition or event resulting in such share ownership being equal to or higher than twenty percent (20%) of all shares of the capital stock of the Corporation, register or, if the case may be, apply for the registration of a tender offer with respect to all shares of the capital stock of the Corporation, subject to applicable CVM regulations, the rules of the BM&FBOVESPA and the provisions of this Section.

Paragraph One - For the purpose of these Bylaws, “Purchasing Shareholder” means any person, including and without restriction, any natural or legal person, investment fund, co-ownership vehicle, share portfolio, universality of rights or other form of organization resident, domiciled or with its registered office in Brazil or abroad, or Group of Shareholders, that purchases shares in the Corporation.

Paragraph Two – In such case, the following procedures will be applicable: (i) the tender offer must be made indistinctly to all shareholders of the Corporation; (ii) the shares must be sold by auction on the BM&FBOVESPA; (iii) the tender offer must be launched for a price determined as provided in Paragraph Three of this Section; and (iv) the tender offer must be a cash offer in lawful Brazilian currency for the shares of the capital stock of the Corporation.

Paragraph Three – The tendered price per share of the capital stock of the Corporation shall not be less than the greater of: (i) the economic value arrived at in a valuation report, subject to the provisions of Paragraph Four of this Section; (ii) one hundred and thirty-five percent (135%) of the issue price of the shares in any capital increase carried out through a public distribution within a period of twenty-four (24) months preceding the date as of which the tender offer has become mandatory pursuant to this Section 36, as properly adjusted according to the IPCA up to the date of payment; and (iii) one hundred and thirty-five percent (135%) of the average market quotation per share of the capital stock of the Corporation during a period of thirty (30) days preceding the tender offer on the stock exchange trading the greatest volume of shares of the capital stock of the Corporation.

Paragraph Four – The valuation mentioned in item (i) of the foregoing Paragraph Three will be the arithmetic mean of the midpoints within the range of economic value in two valuation reports, as determined according to the discounted cash flow method, provided that the variation between such midpoints does not exceed ten percent (10%). If the difference between such midpoints exceeds 10%, the economic value of the Corporation will be determined by an arbitration conducted pursuant to the terms of Section 44 of these Bylaws.

Paragraph Five – The valuation reports referred to in the preceding Paragraph shall be prepared by two leading financial institutions of recognized standing and experience in the food industry, one to be selected by the Corporation and the other by the Purchasing Shareholder from among major institutions providing advisory services in mergers and acquisitions to customers in Brazil at the time. The cost of the valuation reports shall be borne respectively by the Corporation and the Purchasing Shareholder.

Paragraph Six – A tender offer made as referred to in the leading sentence of this Section will not preclude another shareholder of the Corporation or the Corporation itself, as the case may be, from making a competing tender offer according to applicable regulations.

Paragraph Seven – A Purchasing Shareholder must comply with any requests or requirements made by CVM based on applicable regulations with respect to a tender offer, within the maximum periods prescribed therein.

Paragraph Eight – In the event a Purchasing Shareholder fails to comply with the obligations imposed by this Section, including as regards adherence to the maximum time limits for (i) making or applying for registration of a tender offer, or (ii) complying with any requests or requirements of CVM, then the Board of Directors of the Corporation will call a special shareholders’ meeting, at which the Purchasing Shareholder will be barred from voting, to consider suspending exercise of such non-complying Purchasing Shareholder’s rights as provided in Section 120 of the Corporations Law, without prejudice to the liability of the Purchasing Shareholder for any loss or damage caused to the other shareholders as a result of such failure to comply with the obligations imposed by this Section.

Paragraph Nine – Any Purchasing Shareholder who acquires or becomes the holder of other interests in the Corporation, including by way of a life estate (usufruto) or fideicommissum, equal to twenty percent (20%) or more of all shares of the capital stock of the Corporation, will likewise be required to either register or apply for the registration of a tender offer as described in this Section, within not more than thirty (30) days after such acquisition or event resulting in twenty percent (20%) or more of all shares of the capital stock of the Corporation being so held.

Paragraph Ten – Except as provided in Sections 42 and 43 of these Bylaws, the obligations established in Section 254-A of the Corporations Law and Sections 32, 33 and 34 of these Bylaws will not release a Purchasing Shareholder from compliance with the obligations prescribed by this Section.

Paragraph Eleven – The provisions of this Section will not apply in the event a person becomes the holder of more than twenty percent (20%) of all shares of the capital stock of the Corporation by reason of: (i) statutory succession, on condition that the shareholder shall dispose of any excess shares within sixty (60) days after the relevant event; (ii) merger of another company into the Corporation; (iii) absorption of shares of another company by the Corporation; or (iv) subscription for shares of the Corporation in a single primary issue that is approved at a shareholders’ meeting called by the Board of Directors of the Corporation and with respect to which the proposed capital increase requires the issue price of the shares to be based on the economic value determined according to a valuation report on the economic and financial condition of the Corporation prepared by an expert firm of recognized experience in the valuation of publicly-held companies.

Paragraph 12 – For the purpose of calculating the percentage of twenty percent (20%) of all shares of the capital stock of the Corporation, as mentioned in the leading sentence of this Section, no involuntary increase in ownership interest resulting from cancellation of treasury shares or reduction of the capital stock of the Corporation entailing a cancellation of shares will be computed.

Paragraph 13 – If CVM regulations applicable to a tender offer under this Section require adoption of any given criterion to determine the purchase price per share of the Corporation in the tender offer, which criterion results in a purchase price higher than that determined pursuant to Paragraph Two of this Section, then the purchase price determined according to CVM regulations shall prevail with respect to such tender offer.

SECTION 37 – Should it be resolved at a special shareholders’ meeting that the Corporation should delist from the Novo Mercado, the Controlling Shareholder of the Corporation shall make a tender offer where the delisting is: (i) for the purpose of trading its securities outside the Novo Mercado; or (ii) caused by a corporate restructuring pursuant to which the securities of the Corporation resulting from such restructuring are not admitted to trading in the Novo Mercado within a period of one hundred and twenty (120) days from the date of the shareholders’ meeting that approved the transaction. The minimum tendered price shall be equal to the economic value determined according to the valuation report referred to in Section 41 of these Bylaws.

Paragraph One - In the event that there is no Controlling Shareholder, if the shareholders at the shareholders’ meeting decide (i) in favor of delisting the Corporation from the Novo Mercado in order to register to trade its securities outside said listed segment, or (ii) in favor of corporate restructuring such that the corporation resulting from this restructuring has no securities admitted for trading on the Novo Mercado within a period of one hundred and twenty (120) days from the date of the shareholders’ meeting that approved the transaction, delisting from the Novo Mercado shall be conditional on a tender offer under the conditions set forth in this Section.

Paragraph Two - In the cases set forth in Paragraph One above, the same shareholders’ meeting shall be charged with defining the person or persons responsible for conducting the tender offer set forth in this Section, who, in attendance at the meeting, shall expressly assume the obligation to conduct the offer. If the shareholders at the shareholders’ meeting decide in favor of corporate restructuring, in the absence of any determination of the person or persons responsible for the tender offer, the shareholders who voted in favor of corporate restructuring shall conduct said offer.

SECTION 38 – The minimum tendered price stated in a tender offer to be made by the Controlling Shareholder or the Corporation for the purpose of cancellation of registration as a publicly-held corporation shall be equal to the economic value determined according to the valuation report referred to in Section 41 of these Bylaws, due regard given to other applicable legal and regulatory rules.

Paragraph One – In the event that there is no Controlling Shareholder, if the shareholders’ meeting approves cancellation of registration as a publicly-held corporation is approved at a shareholders’ meeting, the tender offer shall be made by the Corporation itself, due regard given to other applicable legal and regulatory rules.

SECTION 39 –In the event that there is no Controlling Shareholder and the BM&FBOVESPA requires (i) that the market quotation of securities of the Corporation be published separately, or (ii) that trading of any securities issued by the Corporation be suspended in the Novo Mercado, in either case by reason of non-compliance with any obligations imposed by the Novo Mercado Listing Regulations, the Chairman of the Board of Directors shall, within not more than two (2) days after such requirement, in the computation of which time only the days in which the newspapers usually designated by the Corporation for corporate publications have circulated, call a special shareholders’ meeting to replace all members of the Board of Directors.

Paragraph One – If the Chairman of the Board of Directors fails to call the special shareholders’ meeting mentioned in the leading sentence of this Section within the prescribed time limit, any shareholder of the Corporation may do so.

Paragraph Two – The new Board of Directors elected at the special shareholders’ meeting mentioned in the leading sentence and in Paragraph One of this Section shall cure such non-compliance with obligations imposed by the Novo Mercado Listing Regulations within the shortest possible time or within a new time limit established by the BM&FBOVESPA for such purpose, whichever is less.

SECTION 40 – In the event that the delisting of the Corporation from the Novo Mercado results from non-compliance with any obligations imposed by the Listing Regulations, the Controlling Shareholder shall undertake a tender offer for shares belonging to the other shareholders of the Corporation, under the terms set forth in Article 37 of these Bylaws.

Paragraph One - In the event that there is no Controlling Shareholder, if such non-compliance arises (i) from a resolution of the shareholders’ meeting, the tender offer shall be made by the shareholders who have voted in favor of the proposed action resulting in such non-compliance; and (ii) from a management act or event, the administrators shall call a shareholders’ meeting whose order of business shall consist of deciding how to resolve the non-compliance with the obligations in the Listing Regulations of the Novo Mercado, or, where applicable, direct the delisting of the Corporation from the Novo Mercado.

Paragraph Two - In the event that item (ii) of Paragraph One applies, if the shareholders at the shareholders’ meeting decide in favor of delisting the Corporation from the Novo Mercado, the same shareholders’ meeting shall define the person or persons responsible for conducting the tender offer set forth in this Section, who, in attendance at the meeting, shall expressly assume the obligation of conducting the offer.

SECTION 41 – The valuation report referred to in Sections 37 and 38 of these Bylaws shall be prepared by an institution or expert firm of recognized experience, unrelated to the decision-making authority of the Corporation, its directors and officers and Controlling shareholders, in accordance with the requirements set out in Paragraph One of Section Eight of the Corporations Law, and contain an acknowledgement of responsibility as required under Paragraph Six of the said Section Eight.

Paragraph One – Selection of the institution or expert firm responsible for determining the economic value of the Corporation is reserved to the shareholders’ meeting based on a three-name list of firms proposed by the Board of Directors. Action thereon shall be taken by the affirmative vote of an absolute majority of the Outstanding Shares at the shareholders’ meeting, provided that: (i) if the meeting is convened on first call, a quorum shall consist of not less than twenty percent (20%) of all Outstanding Shares; or (ii) where the meeting is convened on second call, a quorum may consist of any number of shareholders owning Outstanding Shares.

Paragraph Two –The costs of preparing the required valuation report shall be fully borne by the persons responsible for making the tender offer.

SECTION 42 – A single tender offer may be made for more than one of the purposes mentioned in this Article VII, in the Novo Mercado Listing Regulations or in CVM regulations, provided that it is possible to harmonize the requirements for the various forms of tender offer, that no loss is incurred by any offeree and that, where required under applicable regulations, CVM authorization is obtained.

Sole paragraph. With the exception of those tender offers for delisting from the Novo Mercado and/or cancellation of registration as a publicly held company, the holding of a unified tender offer may only be executed by a Corporation shareholder who holds a stake equal to, or more than 20% (twenty per cent) of the total shares issued by the Corporation, pursuant to the provision in Section 36.

SECTION 43 – The shareholders responsible for making a tender offer under this Article VII, the Novo Mercado Listing Regulations or CVM regulations may secure the making of such tender offer through any shareholder or a third party.

Sole paragraph. The Company or the shareholder, as the case may be, is not released from the obligation to make the tender offer that it is responsible for until the tender offer has been made in accordance with all applicable regulations.

~~VIII~~IX – ARBITRATION

SECTION 44 – The Corporation, its shareholders, directors and officers and members of the Fiscal Council agree that any disputes or controversies that might arise among them, particularly if relating to or caused by the application, validity, effectiveness, interpretation, violation, and the consequences of, any violation of the provisions of the Novo Mercado Participation Agreement, Novo Mercado Listing and Sanctions Regulations, these Bylaws, any shareholders’ agreements on file at the registered office of the Corporation, the provisions of the Corporations Law, the rules established by the Brazilian National Monetary Council, the Central Bank of Brazil or the CVM, the regulations of the BM&FBOVESPA and any other rules governing the securities market generally, and the Rules of the Capital Market Arbitration Chamber will be settled by an arbitration conducted by the Market Arbitration Chamber, in accordance with the Rules of the Market Arbitration Chamber.

~~I~~X – LIQUIDATION OF THE CORPORATION

SECTION 45 – The Corporation will be liquidated in the cases provided by law. The shareholders’ meeting will have the authority to elect the liquidator or liquidators and the Fiscal Council that will function during the period of liquidation, subject to statutory requirements.

XI – GENERAL PROVISIONS

SECTION 46 – The provisions contained in statutes and in any Shareholders’ Agreement on file at the registered office of the Corporation as provided by Section 118 of Law No. 6,404/76 will apply in the event of any dissent.

SECTION 47 – Any shareholders’ agreement on file at the registered office of the Corporation will be binding on the Corporation. Any person directing or recording the proceedings of any shareholders’ or Board of Directors meeting is expressly prohibited from counting any votes of shareholders or members of the Board of Directors cast in violation of a shareholders’ agreement to which such shareholders are parties that is duly filed with the Corporation at its registered office. The Corporation is also expressly prohibited from acknowledging and recording any share transfers and/or encumbrance, and/or any assignment of a preference right for the replacement of shares and/or other securities that are inconsistent with the terms of any such shareholders’ agreement.

SECTION 48 – The provisions of Section 36 of these Bylaws does not apply to current shareholders or any Group of Shareholders that already own twenty percent (20%) or more of all shares of the capital stock of the Corporation, and any successors thereof; rather, the provisions of this Section will apply only to such investors as may become shareholders of the Corporation after the date in which the Corporation’s adherence to and listing with the New Market becomes effective.

Itajaí, Santa Catarina – 0~~9~~3 Abril, 201~~3~~4

Attachment 9-1-II -

1.         Net Profite for the fiscal year

Company’s Net Profit in 2013 amounted to R$ 1,062,430 thousand.

2.       Total amount per share of dividends, including dividend advances and interest on the company’s capital which have already been declared

2013	(R$ thousand)
Total shares outstanding 12/31/2013 – weighted average per share	870,534,511
Earnings per share	1.22
Dividends per share	-
Interest on Equity per share	0.83

3.       Percentage of Net Profit for the year that has been distributed

The percentage of Net Profit distributed in the fiscal year was 68.15%.

4.       Total amount and amount per share distributed on the basis of profit from previous years

2013	(R$ thousand)
Dividends distributed on the basis of profit from previous years	45,300
Interest on equity distributed from profit reserve	-

5.       State, after deducting dividend advances and interent on company’s capital which have already been declared

Not applicable.

6.       If dividends on company’s capital have been declared on the basis of profits shown on half-yearly balance sheets or balance sheets for shorter periods

Not applicable.

7.       Provide comparative table showing the following amounts per share of each kind and class:

a.       Net Profit for the year and for the previous 3 years

b.      Dividends and Interest on Capital distributed in the previous 3 years

	2013	2012	2011
Net Profit	1,062,430	770,002	813,227
Interest on capital distributed	724,013	274,750	632,134
Dividends distributed	-	45,300	-

8.       If profits are allocated to the legal reserve

a.       State the amount allocated to the legal reserve

b.      Give a detailed description of how the legal reserve is calculated

The legal reserve is constituted based on five percent (5%) of net profit of each fiscal year as specified in article 193 of Law No 6,404/76, modified by Law No 11,638/07, which shall not exceed twenty percent (20%) of the capital stock. On December 31, 2013, this reserve corresponds to 2.20% of capital stock.

9.       Preferred shares with the right to fixed or minimum dividends

The Company does not have preferred class shares.

10.       With respect to mandatory dividends

The Company's bylaws determine the distribution of a minimum dividend of 25% of net income for the fiscal year, adjusted pursuant to Art. 202 of Law 6.404/76 to be attributed to all the Company's shares. In the last 3 years the Company has distributed amounts above the minimum percentage dividend.

11.       Retention of mandatory dividends due to Company’s financial situation

There was no retention of mandatory dividends.

12.       Allocation of the result to contingency reserve

There will be no allocation of the result to contingency reserve

13.       Allocation of the result to unrealized profits reserve

There will be no allocation of the result to unrealized profits reserve

14.   Allocation of the result to statutory reserves

a.       Describe the provisions under the bylaws that create the reserve

b.      State the amount allocated to the reserve

c.       Describe how the  amount was calculated

	2013	2012	2011
Retention of income to statutory reserve	121,800	392,541	570,846
Retention of income to statutory reserve (Reserve for capital increase)	121,800	155,077	265,578
Retention of income to statutory reserve (Reserve for expansion)	-	237,464	305,268
Retention of the result for tax incentive reserve	121,180	67,431	56,542

Legal reserve: Five percent (5%) of net profit of each fiscal year as specified in article 193 of Law No 6,404/76, modified by Law No 11,638/07, which shall not exceed twenty percent (20%) of the capital stock. On December 31, 2013, this reserve corresponds to 2.20% of capital stock (1.77% as of December 31, 2012).

Reserve for capital increase: The reserve for capital increase was established based on the article 30, item 3, of Company’s bylaws, approved by the shareholders meeting in April 09, 2013, in the amount that corresponds to 20% of the net income to be distributed presented above, such reserve shall not exceed 20% of the capital stock. On December 31, 2013 this reserve corresponds to 6.66% of capital stock (5.62% as of December 31, 2012).

Reserve for expansion: The reserve for expansion was established based on the article 30, item 4, of Company’s bylaws, approved by the shareholders meeting in April 09, 2013, in the amount that corresponds to up to 50% the net income to be allocated to such reserve, that shall not exceed  80% of the capital stock, with the purpose of ensuring investments in fixed assets or increases in working capital, including through amortization of the Company’s debts, irrespective of retention of profit earmarked to the capital expenditures budget, and its balance being used, as may be the case, for: (i) absorbing losses whenever necessary; (ii) distribution of dividends at any time; (iii) operations of redemption, reimbursement or the authorized purchase of shares as permitted in the legislation; and (iv) for incorporation into the Capital Stock, including through new stock dividends. On December 31, 2013 the balance of this reserve correspond to 9.40% of the capital stock (9.76% as of December 31, 2012). In 2013 this reserve was not constituted.

Reserve for tax incentives: Constituted as specified in article 195-A of the Law No 6,404/1976, modified by Law No 11,638/07, based on the amounts of government grants for investment.

15.       Retention of forecasted profits in the capital budget

There was no profit retention in the capital budget.

16.       Distribution of the result for tax incentive reserve

a.       State the amount allocated to the reserve

The amount allocated to the retention of tax incentives was R$ 121.2 million.

b.      Explain the nature of the allocation

The nature of the allocation is based on the amounts of government grants for investment (state programs of incentive that generates ICMS credits).

12. GENERAL MEETING AND MANAGEMENT

Board of Directors

Items 12.6 to 12.8

Resume of candidate for Board of Directors - Member:

Eduardo Silveira Mufarej: Founding partner and CEO of Tarpon. He is currently a member of the Board of Director of BRF S.A. and serves as the Chairman of the Board of Omega Energia Renovável S.A. and served the Board of Arezzo & Co from 2007 to 2013.   Prior to joining Tarpon, Eduardo was responsible for the M&A activities of HSBC in Brazil, an associate at Banque CCF and an analyst at Citigroup’s capital markets division. Eduardo majored in Business Administration at Pontifícia Universidade Católica (PUC), in São Paulo.  He is also the Chairman of the Board of Confederação Brasileira de Rugby (Brazilian Rugby Union).

Eduardo Silveira Mufarej

36 years, business administrator, security number 263.395.488/06, Member of the Board of Directors, to be voted at Shareholders’ Meeting April 03, 2014, with a mandate until the Ordinary and Extraordinary Shareholder´s Meeting in 2015.

Main professional experiences over the last 5 years

Company: Tarpon Investimentos S.A.

Designation: CEO

Functions of the office: Duties established by law and the bylaws.

Main activity of business: Investment Fund

Company: Companhia de Tecidos do Norte de Minas

Designation: Board Member

Functions of the office: Member of the Board of Directors, whose duties is the same Board with established by law and the bylaws.

Main activity of business: Production and marketing of yarns, fabrics, manufacture of textiles in general, the import and export.

Management positions who are or have in public companies:

Company: BRF S.A.

Title: Board Member

Period: from February 2014

Company: Arezzo Industria e Comercio SA

Title: Board Member

Period: 2007-2013

Company: Coteminas

Title: Board Member

Period: 2009 to 2011

Companies in the group of shareholders with a direct or indirect, less than 5% of the same class or kind of securities:

- Controlling: Tarpon Investimentos S.A.

- Others: diffuse control

Any criminal conviction, any conviction in an administrative rulings and penalties imposed, any sentence passed in, in the judicial or administrative, which has suspended or disqualified to practice a professional or commercial activity whatsoever: No.

Fiscal Council

Items 12.6 to 12.8

Resumes of candidates for Fiscal Council - Members and alternates:

Attilio Guaspari: An Engineer with a Master’s Degree in Management Sciences. He was Supervisor of the Financial Area and Head of the Audit Department of the National Social and Economic Development Bank - BNDES, as well as Financial-Administrative Director of Embrafilme. Since 1986, he has sat on various boards of directors such as Brasil Ferrovias S.A., FAPES, Indústrias Verolme-Ishibrás and Projeto Jarí. Currently, he is a member of the Fiscal Council of BRF and the Audit Committee of the BNDES. (Financial specialist and Independent member)

Agenor Azevedo Santos (alternate): Accountant and Business Administrator. Mr. Santos is a member of our Supervisory Board alternate. Accounting manager of the Foundation for Assistance and Social Welfare of BNDES - FAPES. (Alternate member Independent)

Susana Hanna Stiphan Jabra: Economist from FEA- USP and an MBA in Finance from INSPER, with specialization in Financial Management. Has worked for over 30 years in large and medium -sized businesses, participating in important operations carried out in the capital market. Served as an economist at Banco Itaú SA, Manager of Planning and Control Agency in the State Ltda., Executive Manager of Equity and a member of the Social Responsibility Committee at the Petrobras Social Security Foundation - PETROS, CFO and Investor Relations at TSL Ambiental SA, among others. Was a member of the Board of Directors of CPFL Energia, the Companhia Paulista de Força e Luz, the Company Piratininga Light and Power Generation and CPFL Energy SA, Telenorte Celular Participações, of Bonaire Participações SA , Fras - Le SA , among others. Was a member of the Supervisory Board and the Audit Committee of CPFL Energia , a member of the Supervisory Board of Universo Online SA, FERBASA and substitute in Banco Itau Unibanco Holding SA is currently a member of the Supervisory Board of BRF, JSL Logistics and CSU Cardsystem SA. Board Member and Audit Committee certified by the Brazilian Institute of Corporate Governance. ( independent member )

Paola Ferreira Rocha (alternate): Chemical Engineer with an MBA in Finance from Fundacao Dom Cabral and Master in Finance IBMEC. It Analyst Planning and Production Control Roche, and soon after, Resource Management Analyst at Banco Santander. Currently working in the area of Financial Planning Planning of Companhia Vale do Rio Doce.

Decio Magno Andrade Stochiero: Majored in Business Administrator and MBA in Rating Asset Investment Portfolios and the University of Sao Paulo. Mr. Decio has a long career in Sistel. He is currently Manager of Corporate Planning and Control, on the Board of Directors of the Bonaire Participações SA and Member of the National Technical Governance By ABRAPP.

Tarcisio Luiz Silva Fontenele (alternate):  Law degree and Post Graduate in Civil Procedural Law. Was General Director of Counsel of Americel SA - Cellular Telephone Company. Were Fiscal Director at Embratel Participacoes S.A. and Tele Nordeste Celular Participacoes S.A. and Controller Director at Fiscal Santos Brazil S.A. - Container Port Company. He is a member of the National Commission's Legal ABRAPP - Brazilian Association of Private Pension Closed. Currently holds the position of Legal Manager at Sistel. Alternate Tax Counsel is of Embraer since March 2001.

Fiscal Council Candidates - Members and alternates:

Attilio Guaspari

67 years, engineer, security number 610.204.868/72, Member of the Fiscal Council, to be voted at Shareholders’ Meeting April 03, 2014, with a mandate until the Ordinary and Extraordinary Shareholder´s Meeting in 2015. (Independent member)

Main professional experiences over the last 5 years

Company: BRF S.A.

Designation: Member of the Fiscal Council of the BRF S.A. since April 2005.

Functions of the office:  Responsibilities of the Audit Committee established in Brazilian legislation and the Audit Committee established in the Sarbanes-Oxley.

Main activity of business: Production and Food Processing. .

Companies in the group of shareholders with a direct or indirect, less than 5% of the same class or kind of securities:

- Controlling: diffused control

- Others: diffused control

Management positions who are or have in public companies

Company: BNDES – Banco Nacional do Desenvolvimento Econômico e Social

Designation: Member of the Audit Committee.

Company: Proman

Designation:  Member of the Board of Directors, as Chief Executive Officer and as member since 2006.

Company: Brasil Ferrovias S.A.

Designation:  Member of the Board of Directors of the holding of the railroads Ferronorte, Ferroban and Novoeste from 2003 to 2006. Coordinator of the Audit Committee from 2005 to 2006.

Company: Verolme-Ishibrás S.A.

Designation:  Member of the Board of Directors

Any criminal conviction, any conviction in an administrative rulings and penalties imposed, any sentence passed in, in the judicial or administrative, which has suspended or disqualified to practice a professional or commercial activity whatsoever: No.

Agenor Azevedo dos Santos

57 years, Account, security number 383.239.407/97, Alternate Member of the Fiscal Council, to be voted at Shareholders’ Meeting April 03, 2014, with a mandate until the Ordinary and Extraordinary Shareholder´s Meeting in 2015.

Main professional experiences over the last 5 years

Company: Fundação de Assistência e Previdência Social do BNDES – FAPES

Designation: Account Manager

Functions of the office:   Manage and Control Foundation's accounting numbers.

Main activity of business: Pension Fund.

Companies in the group of shareholders with a direct or indirect, less than 5% of the same class or kind of securities:

- Controlling: diffused control

- Others: diffused control

Management positions who are or have in public companies

Any criminal conviction, any conviction in an administrative rulings and penalties imposed, any sentence passed in, in the judicial or administrative, which has suspended or disqualified to practice a professional or commercial activity whatsoever: No.

Susana Hanna Stiphan Jabra

56 years, economist, security number 037.148.408-18, Member of the Fiscal Council, to be voted at Shareholders’ Meeting April 03, 2014, with a mandate until the Ordinary and Extraordinary Shareholder´s Meeting in 2015.

Main professional experiences over the last five years

Company: Fras - Le SA

Title: Board of Directors

Functions of the office: Responsibilities of the Board of Directors established by the Brazilian legislation.

Main activity of the company: Autoparts.

Company: CPFL Energias SA

Title: Board of Directors

Functions of the office: Responsibilities of the Board of Directors established by the Brazilian legislation.

Core business: supply and transmission of power and light .

Company: CPFL Energias SA

Job Title: Supervisory Board

Functions of the office: Responsibilities of Audit Committee established under Brazilian law and the Audit Committee established in the Sarbanes - Oxley Act .

Core business: supply and transmission of power and light .

Company: JSL SA

Job Title: Supervisory Board

Functions of the office: Responsibilities of Audit Committee established under Brazilian law and the Audit Committee established in the Sarbanes - Oxley Act .

Company's principal activity: integrated logistics solutions .

Company: CSU Cardsystem SA

Title: Role of the Audit Committee established under Brazilian law .

Company's principal activity: processing and administration of means of payment .

Companies in the group of shareholders with direct or indirect interest exceeding 5 % of the same class or kind of securities:

- Controlling: diffuse control

- Other: diffuse control .

Management positions that are or have in public companies :

Company: Fras - Le SA

Role: Member of the Board of Directors

Period: 2011-2012

Company: Bonaire Participações SA

Role: Member of the Board of Directors

Period: 2009-2012

Company: FERBASA - Ferro Alloys SA of Brazil

Position: Member of Audit Committee

Period: 2010-2012

Company: BRF SA

Position: Member of Audit Committee

Period: Since 2012

Company: JSL SA

Position: Member of Audit Committee

Period: Since 2012

Company: CSU Cardsystem SA

Position: Member of Audit Committee

Period: Since 2013

Report the existence of a marital relationship, stable union or kinship to the second degree between:

a. issuer's

Nothing to declare.

b . ( i ) the issuer and ( ii ) managers of direct or indirect issuer

Nothing to declare.

c . ( i ) the issuer or its direct or indirect subsidiaries and ( ii ) direct or indirect controlling shareholders of the issuer

Nothing to declare.

d. ( i ) the issuer and ( ii ) direct and indirect subsidiaries of the issuer

Nothing to declare.

Report subordination, rendering services or control over the past 3 years, between managers of the issuer :

a.sociedade controlled , directly or indirectly , by the issuer

 Nothing to declare.

direct or indirect b.controlador the issuer

 Nothing to declare.

c.caso relevant, supplier , client, debtor or creditor of the issuer, its subsidiaries or parent companies or subsidiaries of any of these people

 Nothing to declare.

Any criminal conviction, any conviction in CVM administrative proceedings and penalties imposed, any final and unappealable conviction at judicial or administrative levels that have suspended or disqualified him from practicing any professional or commercial activity: No.

Paola Rocha Ferreira

33 years, chemical engineer, security number 081.786.107/60, Alternate Member of the Fiscal Council, to be voted at Shareholders’ Meeting April 03, 2014, with a mandate until the Ordinary and Extraordinary Shareholder´s Meeting in 2015.

Main professional experiences over the last 5 years

Company: Companhia Vale do Rio Doce

Designation: Finance Analyst

Functions of the office:   Management of cash flow for short and long term; financial projection scenarios, Optimization of Treasury operations; Preparation of monthly management report financial performance to the Executive Board; financial feasibility studies for new business opportunities.

Main activity of business: Mining

Company: Grupo Santander Banespa

Designation: Human Resource Analyst

Functions of the office: Reorganization of - mapping, review processes, optimizing the organization's panel of KPI's - coordinated by the McKinsey

Main activity of business: Banking

Companies in the group of shareholders with a direct or indirect, less than 5% of the same class or kind of securities:

- Controlling: controle difuso

- Others: controle difuso

Any criminal conviction, any conviction in an administrative rulings and penalties imposed, any sentence passed in, in the judicial or administrative, which has suspended or disqualified to practice a professional or commercial activity whatsoever: No.

Decio Magno Andrade Stochiero

48 years, business administrator, Member of the Fiscal Council , to be voted at Shareholders’ Meeting April 03, 2014, with a mandate until the Ordinary and Extraordinary Shareholder´s Meeting in 2015. Tax Advisor is certified by the Brazilian Institute of Corporate Governance - IBGC.

Main professional experiences over the last 5 years

Company: Fundação Sistel de Seguridade Social

Designation: Control and Planning Corporate Manager.

Functions of the office:   Manage the activities of planning and control of the Foundation's investments. In addition to the duties established by law and the Company Statute.

Main activity of business: Complementary  Pension funds

Company: Bonaire Participações S.A.

Designation: Board Member

Functions of the office:   Member of the Board of Directors, whose duties is the same Board with established by law and the bylaws.

Main activity of business: Electric Energy

Companies in the group of shareholders with a direct or indirect, less than 5% of the same class or kind of securities:

- Controlling: diffused control

- Others: diffused control

Management positions who are or have in public companies

Company: CPFL Energia S.A.

Designation: Fiscal Council

Company: Perdigão S.A.

Designation:  Fiscal Council

Any criminal conviction, any conviction in an administrative rulings and penalties imposed, any sentence passed in, in the judicial or administrative, which has suspended or disqualified to practice a professional or commercial activity whatsoever: No.

Tarcísio Luiz Silva Fontenele

48 years, lawyer, security number 265.672.021-49, Alternate Member of the Fiscal Council, to be voted at Shareholders’ Meeting April 03, 2014, with a mandate until the Ordinary and Extraordinary Shareholder´s Meeting in 2015.

Main professional experiences over the last 5 years

Company: Fundação Sistel de Seguridade Social - Sistel

Designation: Legal Manager

Functions of the office:   Coordination and management of all areas of legal Sistel.

Main activity of business: Pension Fund.

Company: Embraer S.A.

Designation:  Fiscal Council Alternate

Functions of the office:  Responsibilities of the Audit Committee established in Brazilian legislation and the Audit Committee established in the Sarbanes-Oxley.

Main activity of business: Aerospace

Companies in the group of shareholders with a direct or indirect, less than 5% of the same class or kind of securities:

- Controlling: diffused control

- Others: diffused control

Management positions who are or have in public companies

Company: Santos Brasil S.A.

Designation: Fiscal Council

Company: Tele Nordeste Celular Participações S.A

Designation:  Fiscal Council

Any criminal conviction, any conviction in an administrative rulings and penalties imposed, any sentence passed in, in the judicial or administrative, which has suspended or disqualified to practice a professional or commercial activity whatsoever: No.

13. Management compensation

13.1. Describe the compensation policy or practice of the Board, the statutory and non-statutory executive board, the fiscal committee, the statutory committees and the audit, risk, financial and compensation committees, addressing the following aspects:

a. Objectives of the compensation policy or practice

                The Company’s compensation policy for officers, including Board members, statutory and non-statutory Officers and Fiscal Committee members is in line with the best market practices of corporate management and governance with a view to attracting and retaining professionals whose qualification, competencies and profile meets the needs of the business. Compensation is established according to market research and the Company’s strategic plan.

                The statutory board has variable compensation, yoked to targets and performance indicators to be met during the fiscal year. This expedient stimulates consistent and transparent sharing of the strategic plan and results, in line with the interests of the company, officers and shareholders.

b. Compensation Breakdown:

i.                    description of compensation elements and their purpose

Board of Directors:

                All Board members earn the same flat compensation which is in line with the legislation and market practices, in addition to reimbursements of all accommodation and transport expenses incurred as a result of performing the duties pertaining to their position. The Chairman earn higher compensation vis-à-vis other board members, bearing in mind that he carries different responsibility.

Fiscal Committee:

                Fiscal committee members earn a flat compensation, in addition to reimbursements of all accommodation and transport expenses incurred as a result of performing the duties pertaining to their position. Compensation is set at the same general meeting that elected them and cannot fall short, for each acting member, of ten percent of the average compensation granted to the Statutory Board, exclusive of benefits and profit sharing schemes.

Executive Board

                The members of the Executive Board earn flat and variable compensation. The compensation policy is drafted in accordance with the best market practices and the variable compensation is a function of their achievement of the targets, set and approved earlier in the year, and known as short-term incentives.

Additionally, our shareholders approved a long-term stock option plan that includes BRF’s executive officers (“BRF’s Plan”) March 31, 2010 and modified on April 24, 2012, including recently issued stock or stock in BRF’s treasury.

                The BRF Plan aims to attract, retain and motivate executives to create value for the company, in addition to contributing to align their interests to our shareholders’.

                This compensation policy encourages the Executive Board to scramble after higher returns while acknowledging their performance and outperformance of pre-designated targets, channeling their attention to those considered critical indicators in the Company’s strategy and bottomline, which ultimately meets shareholders’ interests.

                BRF S.A. has a People, Organization and Culture Committee that looks into the strategy of flat and variable compensation to be adopted, issuing recommendations and making adjustments that will later be submitted to the Board’s appreciation and approval.

Committees

                The participants of permanent advisory committees are members of the Board and the Statutory Board who do not receive any additional compensation for also taking part in these committees.

ii.                  what is the proportion of each element in the total compensation

For the Board, the Fiscal and Advisory Committees, the flat fee is 100% of the total compensation, according to previous paragraphs.

                As for the Statutory Board, the flat fee amounts to an average 42% of the compensation total, with the variable compensation averaging roughly 58%, whenever the set targets are met.

                These percentages may fluctuate since they are directly connected to the risks and bottomline envisaged by the Company.

iii.                Calculation and restatement methodology for each compensation element

                The compensation of Company Officers is regularly compared to market practices (adopted by large corporations mostly in consumer goods that use structured policies and best practices for human capital management, that offer sound employment conditions throughout the organization and show a balanced compensation breakdown). To this end, specialized consultancies conduct salary surveys and assess the need for adjusting compensation elements, whenever necessary.

                The compensation of Board, fiscal committee and statutory board members is set by assembly, taking into account the aforementioned elements.

iv.                 Reasons that justify the Compensation Breakdown

                The policy adopted by BRF S.A., equitably pieces out compensation elements so as to ensure that the best market practices and governance systems are used and the expected results are achieved by means of the variable portion, which encourages the performance and outperformance of pre-designated targets, and leads to risk and profit sharing schemes.

key performance indicators used to determine each compensation element

                To determine officers’ variable compensation, their performance against individual and collective targets –  EBITDA, Value Added and net income – is analyzed.

d. how compensation is built to reflect the behavior of performance indicators

                As for the flat compensation, it follows the aforementioned criteria. The variable compensation or the short-term incentive (Annual) is hitched to the Company’s performance indicators (Global Targets) and individual performance indicators (individual targets). However, for program participants to be eligible to the potential amount or a part of it (proportion), global net income and EBITDA figures must reach a minimum threshold pre-designated by the Board, under the penalty of non-payment of any such amounts.

e. how the compensation policy or practice fits the issuer’s short- , medium- and long-term interests

The practice the company has adopted regarding the various compensation elements meets short- , medium- and long-term interests since upon setting the compensation components the interests of both company and officers are aligned. The flat compensation is established according to market practices, as described above, aiming to retain talents and prevent them from looking to other companies for higher salaries. The variable portion that accounts for a significant part of total compensation is hitched to performance indicators attainable within a one-year period.  The purpose here is likewise to pay market rates but, particularly, boost company growth since the established targets, if achieved, will position the company on the growth and return path shareholders wish for.

Additionally, the General Shareholders’ Meeting of March 31, 2010, approved  and on April 24, 2012 and on April 09th 2013 changed a Stock Option Plan for the executives of BRF S.A. The plan was set up to boost shareholders’ expectations that their vision and long-term commitment will be instilled in executives, fostering expertise, new competencies and the appropriate behavior to ensure business perpetuation, in addition to reinforcing the attraction and retention of top executives.

f. compensation supported by subsidiaries, controlled companies or controlling shareholders, direct or indirect

                Members of the board, the fiscal committee and the statutory board receive no compensation whatsoever from subsidiaries, controlled companies or controlling shareholders, direct or indirect.

g. compensation or benefits hitched to a specific corporate event, such as sale of the Company’s controlling stake

                There is no compensation or benefit in connection with any specific corporate event, such as sale of the Company’s controlling stake.

13. 2. As regards the compensation of the Board, Statutory Board and Fiscal Committee posted to the books over the past 3 fiscal years and that forecast for the current fiscal year:

YEAR: 2011	Board of Directors	Audit Committee	Statutary Board	Total
number of members	10.75	3.17	9.67	23.59
compensation (in R$)
i - Annual Fix Compensation
salary or pro-labor	3,253,325.00	409,379.00	10,590,910.00	14,253,614.00
direct and indirect benefits	0.00	0.00	1,439,262.00	1,439,262.00
participation in committeess	0	0	0	NA
other	0	0	0	NA
ii - Variable Compensation
bonus	0	0	0.00	NA
participation on results	0	0	6,338,527.75	6,338,527.75
participation on meetings	0	0	-	NA
comission	0	0	0	NA
iii - Post-job benefits	0	0	114,408.00	114,408.00
iv - Cessation of exercise of position	0	0	614,750.32	614,750.32
v - Based on shares	0	0	4,644,768.36	4,644,768.36
TOTAL	3,253,325.00	409,379.00	23,742,626.43	27,405,330.43

YEAR: 2012	Board of Directors	Audit Commitee	Statutary Board	Total
number of members	10,00	3,00	10,67	23,67
compensation (in R$)
i - Annual Fix Compensations
salary or pro-labor	3.269.514,24	415.209,43	12.006.428,42	15.691.152,09
direct and indirect benetis	0,00	0,00	1.163.821,41	1.163.821,41
participation on committeess	0	0	0	NA
other	0	0	0	NA
ii - Variable Compensation
bonus	0	0	0,00	NA
participation on results	0	0	15.254.421,88	15.254.421,88
participations on meetings	0	0	-	NA
comission	0	0	0	NA
iii - Post-job benefits	0	0	0	NA
iv - Cessation of exercise of position	0	0	902.736,33	902.736,33
v – Based on shares	0	0	7.813.671,00	7.813.671,00
TOTAL	3.269.514,24	415.209,43	37.141.079,04	40.825.802,71

YEAR: 2013	Board of Directors	Audit Commitee	Statutary Board	Total
number of members	10,92	3,00	9,50	23,42
compensation (in R$)
i - Annual Fix Compensations
salary or pro-labor	5.818.177,66	419.342,15	12.933.501,83	19.171.021,64
direct and indirect benetis	0,00	0,00	1.311.929,85	1.311.929,85
participation on committeess	0	0	0	-
other	1.163.635,50	83.868,39	4.424.657,61	5.672.161,50
ii - Variable Compensation
bonus	0	0	0,00	-
participation on results	0	0	7.565.081,00	7.565.081,00
participations on meetings	0	0	-	-
comission	0	0	0	-
iii - Post-job benefits	0	0	165845,45	165.845,45
iv - Cessation of exercise of position	0	0	1.880.961,26	1.880.961,26
v – Based on shares	0	0	7.961.448,64	7.961.448,64
TOTAL	6.981.813,16	503.210,54	36.243.425,63	43.728.449,33

YEAR: 2014	Board of Directors	Audit Commitee	Statutary Board	Total
number of members	11,00	3,00	9,00	23,00
compensation (in R$)
i - Annual Fix Compensations
salary or pro-labor	5.958.080,029	474.365,13	13.526.565,15	19.959.010,31
direct and indirect benetis	4.720,29	0,00	682.823,92	687.544,21
participation on committeess	0	0	0	-
other	1.191.616,01	94.873,03	4.745.815,55	6.032.304,58
ii - Variable Compensation
bonus	0	0	0,00	-
participation on results	0	0	7.154.319,90	7.154.319,90
participations on meetings	0	0	-	-
comission	0	0	0	-
iii - Post-job benefits	0	0	0	-
iv - Cessation of exercise of position	8.275.900,00	0	20.716.582,33	28.992.482,33
v – Based on shares	0	0	8.473.104,59	4.576.328,96
TOTAL	15.430.316,32	569.238,15	55.299.211,45	67.401.990,29

13.3.  As regards the variable compensation of the Board, Statutory Board and Fiscal Committee over the past 3 fiscal years and that forecast for the current fiscal year:

YEAR: 2011	Board of Directors	Audit Committee	Statutary Board	Total
number of members	10.75	3.17	9.67	23.59
compensation (in R$)
Regarding bonus
i - Minimum value forecasted on the remuneration plan	NA	NA	NA	NA
ii - Maximum value forecasted on the remuneration plan	NA	NA	NA	NA
iii - Forecasted value on the remuneration plan, if established targets are reached	NA	NA	NA	NA
iv - Effective value reconized on the results of the exercise	NA	NA	NA	NA
Regarding participation on the results
i - Minimum value forecasted on the remuneration plan	NA	NA	-	-
ii - Maximum value forecasted on the remuneration plan	NA	NA	13,183,464.00	13,183,464.00
iii - Forecasted value on the remuneration plan, if established targets are reached	NA	NA	6,591,732.00	6,591,732.00
iv - Effective value reconized on the results of the exercise	NA	NA	6,338,527.75	6,338,527.75

YEAR: 2012	Board of Directors	Audit Commitee	Statutary Board	Total
Number of members	10,00	3,00	10,67	23,67
Regarding bonus
i - Minimum value forecasted on the remuneration plan	NA	NA	NA	NA
ii - Maximum value forescated on the remuneration plan	NA	NA	NA	NA
iii- Forecasted value on the remuneration plan, if established targets and reached	NA	NA	NA	NA
iv- Effective value reconized on the results of exercise	NA	NA	NA	NA
Regarding participation on the results
i - Minimum value forecasted on the remuneration plan	NA	NA	-	-
ii - Maximum value forescated on the remuneration plan	NA	NA	19.267.566,00	19.267.566,00
iii- Forecasted value on the remuneration plan, if established targets and reached	NA	NA	9.633.783,00	9.633.783,00
iv- Effective value reconized on the results of exercise	NA	NA	15.254.421,88	15.254.421,88

YEAR: 2013	Board of Directors	Audit Commitee	Statutary Board	Total
Number of members	10,92	3,00	9,50	23,42
Regarding bonus
i - Minimum value forecasted on the remuneration plan	NA	NA	NA	NA
ii - Maximum value forescated on the remuneration plan	NA	NA	NA	NA
iii- Forecasted value on the remuneration plan, if established targets and reached	NA	NA	NA	NA
iv- Effective value reconized on the results of exercise	NA	NA	NA	NA
Regarding participation on the results
i - Minimum value forecasted on the remuneration plan	NA	NA	5.182.337,22	5.182.337,22
ii - Maximum value forescated on the remuneration plan	NA	NA	17.274.457,40	17.274.457,40
iii- Forecasted value on the remuneration plan, if established targets and reached	NA	NA	8.637.228,70	8.637.228,70
iv- Effective value reconized on the results of exercise	NA	NA	7.565.081,00	7.565.081,00

YEAR: 2014	Board of Directors	Audit Commitee	Statutary Board	Total
Number of members	11,00	3,00	9,00	23,00
Regarding bonus
i - Minimum value forecasted on the remuneration plan	NA	NA	NA	NA
ii - Maximum value forescated on the remuneration plan	NA	NA	NA	NA
iii- Forecasted value on the remuneration plan, if established targets and reached	NA	NA	NA	NA
iv- Effective value reconized on the results of exercise	NA	NA	NA	NA
Regarding participation on the results
i - Minimum value forecasted on the remuneration plan	NA	NA	4.292.591,94	4.292.591,94
ii - Maximum value forescated on the remuneration plan	NA	NA	14.308.639,80	14.308.639,80
iii- Forecasted value on the remuneration plan, if established targets and reached	NA	NA	7.154.319,90	7.154.319,90
iv- Effective value reconized on the results of exercise	NA	NA	-	-

13.4 – As regards the share-based compensation plan of the Board and statutory board in effect over the previous fiscal year and forecast for the current fiscal year:

First, it is important to emphasize that, as existing case law in Brazil, the emitter understands that its plan of Option Stock has no compensatory nature. Without prejudice and for informational purposes only, the provisions of the plan will be included throughout this subsection 13.4.

a.    Overall terms and conditions

The Stock Option Plan of BRF S.A. approved by the General Shareholders’ Meeting of March 31, 2010 and changed on April 24, 2012 and on April, 9th 2013, is made up of 2 instruments:  the “Stock Option Plan” and the “Additional Stock Option Plan”, targeted at the statutory or non-statutory officers and others of BRF S.A. and/or of BRF’s controlled companies.

The first instrument will be based on the Stock Option concept, by which the company grants executives the right (not the obligation) to buy outstanding shares at pre-designated prices (strike price) and terms.

The second instrument, optional, provides for the distribution of Stock Options according to the ratio between the amount an eligible participant would spend to buy company stock on the stock exchange where the company trades and the net amount received under the profit sharing scheme by Beneficiaries of the Company or Controlled Company, as applicable, in the year of acquisition.

It is up to the Board to approve the list of participants and the number of options to be distributed yearly, and such approval is subject to achievement of the bottomline previously established by the Company and appreciation of the stock price. Participation in one distribution cycle is no guarantee of participation in future distribution cycles.

By the calculation method used to determine the number of stock options in the first “Stock Option Plan” instrument, as Company stock appreciates according to expectations during the stipulated vesting period, the resulting gain shall be equivalent to the target reward the executive is entitled to. By this concept, Participants will only tap their full gain potential if shareholders’ expectation of stock appreciation materializes.

Under the second instrument, “Additional Stock Option Plan”, the number of options to be distributed to each participant will result from the ratio between the amount an eligible participant would spend to buy company stock through a broker on the stock exchange where the company trades and the net amount received under the profit sharing scheme by Beneficiaries of the Company or Controlled Company, as applicable, in the year of acquisition, as follows:

  The beneficiaries that spend amounts equal to or in excess of 50% of their net profit sharing value will be granted options equivalent to four times the number of shares.
  The beneficiaries that spend amounts equal to or in excess of 25% and lower than 50% of their net profit sharing value will be granted options equivalent to twice the number of shares.
  The beneficiaries that spend amounts short of 25% of their net profit sharing value will be granted options equivalent to the same number of shares.

Plan participants shall sign with the Company individual option contracts, by which they acquire the right to the stock options issued by the company. This right is personal and inalienable.

Management of the plan is up to the Company’s Board, observing the applicable legal requirements and the maximum dilution limits approved by the Shareholders’ Meeting. The Board is entitled to resort to the People, Organization and Culture Committee for advice.

b.        Key objectives of the plan

BRF Plan has the following objectives: (a) attract, retain and motivate Participants; (b) create value for Company shareholders; and (c) encourage an entrepreneurial vision of the business.

c.         how the plan contributes to these objectives

BRF S.A., by offering an exclusive and competitive investment opportunity to its executives, hopes to align the initiatives of those participating in the Long-term Stock Option plan with the vision of Company shareholders and investors, hitching officers’ long-term variable compensation to the perpetuation of the business, and therefore fostering their commitment and sustainable interest.

d.        how the plan fits the issuer’s compensation policy

The Stock Option Plan aims to supplement the compensation package offered to executives, reinforcing attraction and retention of key executives, according to item 13.1.

e.     how the plan aligns officers’ and issuer’s interest in the short, medium and long terms.

The Stock Option Plan will boost shareholders’ and investors’ expectations that their vision and long-term commitment will be instilled in executives, fostering expertise, competencies and appropriate behavior to ensure business perpetuation.

The options distributed in both contracts may only be exercised as of one (01) year from the date of distribution at the maximum ratio of 1/3 of the options each year, up to 5 years, and beneficiaries are committed to the constant appreciation of stock prices over the short, medium and long term.

f.      maximum number of shares included

The maximum number of shares that can be allocated to a stock option distribution, taking into account every plan in the Company, amounts to 2,5% of BRF S.A.’s total shares outstanding, for a total 21,811,831 shares on the date this reference document was drawn up.

g.         maximum number of options to be distributed

The maximum number of options that can be allocated to a stock option distribution, taking into account every plan in the Company, amounts to 2,5% of BRF S.A.’s total shares outstanding, for a total 21,811,831 shares on the date this reference document was drawn up.

h.         share acquisition terms

To acquire shares, according to the distribution contracts, Beneficiaries shall observe the vesting period as described in letter “J” of this document. After the vesting period is up and if Beneficiaries are interested in exercising their right, they should do so by express written notification.

If there are no legal impediments, at the ordinary meeting of the month immediately following receipt of this Exercise Notification, the Board will carry out the respective increase in the Company’s capital stock, within the limits of the authorized capital; or will perform all the acts required to authorize the private placement of the Shares kept in the treasury so as to grant Participants the Shares relating to the options they have exercised.

The Company will perform all the necessary acts to register the Shares subscribed or acquired by Participants with the financial institution responsible for the bookkeeping of the Shares.

The Shares acquired or subscribed shall earn dividends and other proceeds as if they had been acquired on the same date at BMF&Bovespa.

Exercise of the option performed according to the terms herein shall be formalized by execution of a Subscription Agreement; a Stock Purchase Agreement; or any other document required by the Board and/or the financial institution responsible for the bookkeeping of the Shares, which shall compulsorily contain the following information: (a) the amount of Shares acquired or subscribed; (b) the Strike Price; and (c) the means of payment.

Beneficiaries may affect payment up to five (05) business days following registration of the Shares on their behalf, and have the choice of using the net proceeds ( after tax ) from trading the Shares acquired through the option exercise to pay up the Strike Price.

 i.      criteria to set the acquisition or strike price

The strike price of stock options shall be set by the Board and be equivalent to the stock average closing price on the 20 trading sessions prior to execution of the Distribution Contract. This rule applies to both plans:  “Stock Option Plan” and “Additional Stock Option Plan”.

The strike price will be monthly restated by the Consumer Price Index (IPCA), or any other index the Board chooses to use from the date of distribution to the month prior to submission by Beneficiaries of the Option Exercise Notification.

j.       criteria to set the option term

Among the criteria to set the option term are market practices and a reasonable time window so as to allow the Shares held by the Beneficiaries to have an impact on the business in terms of growth and price appreciation. This rule applies to both plans:

The Options distributed under the terms of the Stock Option Plan may be exercised by Participants observing the minimum vesting period designated below:

(a) Up to one-third (1/3) of the Options total may be exercised after one (01) year from execution of the Distribution Contract;

(b) Up to two-thirds (2/3) of the Options total may be exercised after two (2) years from execution of the Distribution Contract; and

(c) All the Options may be exercised after three (3) years from execution of the Distribution Contract.

Following the aforementioned minimum terms, which can be extended at the sole discretion of the Board in the Distribution Contract, the Exercisable Options will be considered Mature Options and hence beneficiaries will have acquired the right to strike them at their discretion, observing the maximum expiration date.

The Options distributed under the terms of the Additional Stock Option Plan may be exercised by beneficiaries, observing the following provisions:

(a) Up to one-third (1/3) of the Options total may be exercised after one (01) year from execution of the Additional Stock Option Contract;

(b) Up to two-thirds (2/3) of the Options total may be exercised after two (02) years from execution of the Additional Stock Option Contract; and

(b) All the Options may be exercised after three (3) years from execution of the Additional Stock Option Contract.

k.      settlement

To meet the need for Options and pursuant to the legislation and specific regulations (particularly CVM ruling 390/03 and Law 6.404/76, including changes) the Board may press ahead and issue new Shares within the limits of the authorized capital or privately place the Shares in the treasury.

l.       restrictions on Share transfers

The Shares acquired or subscribed according to the rules in the “Stock Option Plan” and the “Additional Stock Option Plan” and individual distribution contracts are not subject to any restriction period so that beneficiaries are free to trade them at any time.

m.        criteria and events that can lead to suspension, changes or dismissal of the plan

In the event of corporate restructuring, either through mergers, takeovers or changes to the Company, or still if the Company retires from the Novo Mercado segment, the Board shall decide upon the effects of this corporate restructuring on the Options distributed by that date.

And, in the event of a change in the number of Shares, either by stock grouping, stock split or stock dividend distribution, the Options and the strike price may be equally adjusted, at the discretion of the Board, to avoid any distortions and losses to the Company and/or Beneficiaries.

n.     effect  of officers’ departure from the issuer’s entities on their rights under the stock compensation plan

According to the “Stock Option Plan” and the “Additional Stock Option Plan” the rules on departure from the company by severance are the following:

1. In the event of voluntary departure or severance without just cause, Mature Options will have their term brought forward and must be exercised within at most thirty (30) days from the severance notice;  the Options yet to mature will be canceled.

2. In the event of severance with just cause, all the Options distributed among the Beneficiaries, including but not limited to Mature Options, will be canceled as of the severance notice.

3. The Options canceled according to provisions 1 and 2 above will not grant Beneficiaries any rights of indemnity.

4. The Distribution Contracts or the Additional Stock Option Contracts will be terminated as of the date of severance of the Beneficiaries and this termination will not grant Beneficiaries any rights of indemnity.

5. The aforementioned provisions will not apply to statutory officers that failed reelection to their respective positions, as long as they still remain on the staff of the Company and/or Controlled companies, in which case the Distribution Contracts or Additional Stock Option Contracts, as applicable, will remain in force and keep the same terms and conditions.

In cases of disability or no disability retirement of the Beneficiaries, the Maturing Options may be exercised within the option term as per the Distribution Contract ou the Additional Stock Option Contract, as applicable; and the Options yet to mature will be automatically brought to maturity, becoming immediately exercisable within sixty (60) days after the dismissal.

In the event of Beneficiaries’ death, the Options will pass on to their heirs and/or legatees, and the Maturing Options may be exercised within a new option term of twelve (12) months starting on the date of the Beneficiaries’ death; and the Options yet to mature will be immediately brought to maturity, becoming exercisable within the term of twelve (12) months starting on the date of the Beneficiaries’ death.

13.5. Inform the number of Shares directly or indirectly held, in Brazil or abroad, and any other convertible securities issued by the issuer, by its direct or indirect controlling shareholders, by its controlled companies or under shared control, by members of the board, the statutory board or the fiscal committee, grouped together by entity, on the closing date of the last fiscal year.

	12.31.13
Shareholders	Quantity	%
Major shareholders
Caixa de Previd. dos Func. Do Banco do Brasil (1)	106,946,152	12.26
Fundação Petrobrás de Seguridade Social - Petros (1)	105,530,869	12.10
Tarpon	68,667,090	7.87
BlackRock, Inc	42,485,050	4.87
Fundação Vale do Rio Doce de Seg. Social - Valia (1)	21,432,909	2.46
Fundação Sistel de Seguridade Social (1)	9,409,120	1.08
FAPES/BNDES	2,520,304	0.29
Management
Board of Directors	64,909,594	7.44
Executives	94,962	0.01
Treasury shares	1,785,507	0.20
Other	448,691,689	51.42
	872,473,246	100.00

(1)     The pension funds are controlled by employees that participate in the respective companies.

Database: December 31, 2013.

Entity issuing the shares: The BRF S.A., Publicly Traded Company with Authorized Capital, CNPJ number 01.838.723/0001-27.

13.6. Regarding share-based compensation recognized in the books over the past three fiscal years and that forecast for the current fiscal year payable to the board and the statutory board.

YEAR: 2011	Board of Directors	Fiscal Council	Statutory Board
b. number of members	10.00	3.00	8.00	11.00
c. related to the options still non-exercisable			Grant 2010	Grant 2011
i - the date of grant	NA	NA	5/3/2010	5/2/2011
ii - the amount granted options	NA	NA	555,000	1,129,140
			2011 - 1/3 of options	2012 - 1/3 of options
iii-term so that the options become exercisable	NA	NA	2012 - 2/3 of options	2013 - 2/3 of options
			2013 - 3/3 of options	2014 - 3/3 of options
iv-term restriction on transfer of shares	NA	NA	NA	NA
v-Weighted average exercise price of each of the following groups of options:
· open at the beginning of fiscal year	NA	NA	24.39	-
· lost during the fiscal year	NA	NA	25.21
· exercised during the fiscal year	NA	NA	25.44	-
· expired during the fiscal year	NA	NA	-	-
d. fair value of options at the grant date	NA	NA	R$ 7.77	R$ 11.36
e. potential dilution in the event of exercise of all options granted	NA	NA	0,06% of the total shares of the Company.	0,11% of the total shares of the Company.

YEAR: 2012	Board of Directors	Fiscal Council	Statutory Board
b. number of members	10	3,00	8,00	11,00	10,67
c. related to the options still non-exercisable			Grant 2010	Grant 2011	Grant 2012
i - date of grant	NA	NA	3/5/2010	2/5/2011	2/5/2012
ii - amount of granted options	NA	NA	555.000	1.129.140	1.032.710
			2011 - 1/3 of options	2012 - 1/3 of options	2013 - 1/3 of options
iii- term so that the options become exercisable	NA	NA	2012 - 2/3 of options	2013 - 2/3 of options	2014 - 2/3 of options
			2013 - 3/3 of options	2014 - 3/3 of options	2015 - 3/3 of options
iv- term of restriction on transfer of shares	NA	NA	NA	NA	NA
v- Weighted average exercise price of each of the following groups of options:
· open at the beginning of fiscal year	NA	NA	25,90	32,01	-
· lost during the fiscal year	NA	NA	-	32,84	35,40
· exercised during the fiscal year	NA	NA	26,89	33,22	-
· expired during the fiscal year	NA	NA	-	-	-
d. fair value of options at the grant date	NA	NA	R$ 7,77	R$ 11,36	R$ 7,82
e. potential dilution in the event of exercise of all options granted	NA	NA	0,06% of the total shares of the Company	0,13% of the total shares of the Company	0,12% of the total shares of the Company

YEAR: 2013	Board of Directors	Fiscal Council	Statutory Board
b. number of members	11,00	3,00	8,00	11,00	10,67	10,00
c. related to the options still non-exercisable			Grant 2010	Grant 2011	Grant 2012	Grant 2013
i - date of grant	NA	NA	40301	02/05/2011	02/05/2012	02/05/2013
ii - amount of granted options	NA	NA	555.000	1.129.140	1.032.710	698.510
			2011 - 1/3 of options	2012 - 1/3 of options	2013 - 1/3 of options	2014 - 1/3 of options
iii- term so that the options become exercisable	NA	NA	2012 - 2/3 of options	2013 - 2/3 of options	2014 - 2/3 of options	2015 - 2/3 of options
			2013 - 3/3 of options	2014 - 3/3 of options	2015 - 3/3 of options	2016 - 3/3 of options
iv- term of restriction on transfer of shares	NA	NA	NA	NA	NA	NA
v- Weighted average exercise price of each of the following groups of options:
· open at the beginning of fiscal year	NA	NA	27,50	33,98	36,84	-
· lost during the fiscal year	NA	NA	-	34,84	37,56	47,28
· exercised during the fiscal year	NA	NA	28,12	34,49	37,45	-
· expired during the fiscal year	NA	NA	-	-	-	-
d. fair value of options at the grant date	NA	NA	7,77	R$ 11,36	R$ 7,82	R$ 11,88
e. potential dilution in the event of exercise of all options granted	NA	NA	0,06% of the total shares of the Company	0,13% of the total shares of the Company	0,12% of the total shares of the Company	0,08% of the total shares of the Company

YEAR: 2014	Board of Directors	Fiscal Council	Statutory Board
b. number of members			8,00	11,00	10,67	10,00	7,00
c. related to the options still non-exercisable			Grant 2010	Grant 2011	Grant 2012	Grant 2013	Grant 2014
i - date of grant	NA	NA	03/05/2010	02/05/2011	02/05/2012	02/05/2013	02/05/2014
ii - amount of granted options	NA	NA	555.000	1.129.140	1.032.710	698.510	794.924
			2011 - 1/3 of options	2012 - 1/3 of options	2013 - 1/3 of options	2014 - 1/3 of options	2015 - 1/3 of options
iii- term so that the options become exercisable	NA	NA	2012 - 2/3 of options	2013 - 2/3 of options	2014 - 2/3 of options	2015 - 2/3 of options	2016 - 2/3 of options
			2013 - 3/3 of options	2014 - 3/3 of options	2015 - 3/3 of options	2016 - 3/3 of options	2017 - 3/3 of options
iv- term of restriction on transfer of shares	NA	NA	NA	NA	NA	NA	NA
v- Weighted average exercise price of each of the following groups of options:
· open at the beginning of fiscal year	NA	NA	29,03	35,87	38,67	46,86	-
· lost during the fiscal year	NA	NA	-	-	-	-	-
· exercised during the fiscal year	NA	NA	28,12	34,49	-	-	-
· expired during the fiscal year	NA	NA	-	-	-	-	-
d. fair value of options at the grant date	NA	NA	7,77	R$ 11,36	R$ 7,82	R$ 11,88	R$ 9,00
e. potential dilution in the event of exercise of all options granted	NA	NA	0,06% of the total shares of the Company	0,13% of the total shares of the Company	0,12% of the total shares of the Company	0,10% of the total shares of the Company	0,09% of the total shares of the Company

13.7. Regarding the Board’s and the statutory board’s outstanding options at the end of the last fiscal year.

2013	Board of Directors	Statutory Board
Year of award		2010	2011	2012	2013
b. number of members	-	4,00	6,00	6,00	6,00
c. related to the options still non-exercisable
i - quantity	-	-	262.778	521.681	698.510
					232.836 in 05/03/2014
				260.840 in 05/03/2014
ii - date that it will become exercisable	-	-	262.778 in 05/03/2014		232.837 in 05/03/2015
				260.841 in 05/03/2015
					232.837 in 05/03/2016
iii- deadline for the exercise option	-	02/05/2015	02/05/2015	01/05/2016	01/05/2017
iv- transfer of shares restriction time	-	NA	NA	NA	NA
v- weighted average price of the exercise²	-	28,20	34,85	37,57	47,45
vi-options fair value in the last day of the fiscal year³	-	7,77	R$ 11,36	7,82	11,88
d. related to the exercisable options¹
i - quantity	-	374.034,00	525.555	260.841	-
ii - deadline for the exercise option	-	02/05/2015	02/05/2016	02/05/2017	02/05/2018
iii- transfer of shares restriction time	-	não há.	não há.	-	-
iv- weighted average price of the exercise	-	28,20	34,85	37,57	47,45
v- options fair value in the last day of fiscal year³	-	7,77	R$ 11,36	7,82	11,88
vi- total options fair value in the last day of the fiscal year	-	2.906.244,18	R$ 5.970.308,59	R$ 2.039.774,01	R$ -

¹ As Regulation of the Stock Option Plan, options may be only exercised within 30 days following the disclosure of annual results or after the
² Preço médio ponderado do último exercício social
³ Fair value of options defined on the grant date.

13.8. Regarding options exercised and shares delivered to the Board and the statutory board under the share-based compensation scheme over the past 3 fiscal years.

Options Exercised - Year Ended 12/31/2011	Board of Directors	Statutory Board
Number of members	0	1
Options Exercised
Number of shares	NA	25.600
Weighted average price of the year	NA	R$ 25,51
total value of the difference between the exercise value and market value of shares related to options exercise	NA	246.272
Shares Delivered
Number of shares	NA	NA
Weighted average price of the year	NA	NA
total value of the difference between the exercise value and market value of shares related to options exercise	NA	NA

Options Exercised - Year Ended 12/31/2012	Board of Directors	Statutory Board
Number of members	0	7
Options Exercised
Number of shares	NA	297.700
Weighted average price of the year	NA	R$ 29,42
total value of the difference between the exercise value and market value of shares related to options exercise	NA	3.349.426
Shares Delivered
Number of shares	NA	NA
Weighted average price of the year	NA	NA
total value of the difference between the exercise value and market value of shares related to options exercise	NA	NA

Options Exercised - Year Ended 12/31/2013	Board of Directors	Statutory Board
Number of members	0	7,00
Options Exercised
Number of shares	NA	301.267
Weighted average price of the year	NA	R$ 33,10
total value of the difference between the exercise value and market value of shares related to options exercise	NA	4.437.773
Shares Delivered
Number of shares	NA	NA
Weighted average price of the year	NA	NA
total value of the difference between the exercise value and market value of shares related to options exercise	NA	NA

13.9. Summary description of the information that understanding the data presented in items 13.6 through 13.8 requires, such as an explanation of the pricing method used for shares and options.

a.            pricing model

The Black-Scholes-Merton model was used to price the Options under the Stock Option Plan of BRF S.A. This model takes into consideration the following variables:

  Share price at the moment of the grant
  Options strike price
  Vesting period to exercise the options
  Risk-free rates
  Dividends rate
  Implied volatility

b.            data and assumptions used in the pricing model, including average weighted price of the shares, strike price, expected volatility , option term, expected dividends and risk-free rate of return.

Bearing in mind that the amounts relating to the  distribution cycle refers to delivery performed up to the day this document was drawn up, the following assumptions were used to price the options under BRF’s Stock Option Plan :

Share Price: the closing price in the trading session prior to the date of distribution (BMF&BOVESPA - ticker BRFS3);

Strike price: Results from the average closing price (BMF&BOVESPA – ticker BRFS3) of the last 20 trading sessions prior to the date of distribution of the options, restated by the IPCA;

Option term: The Options distributed under the terms of the Stock Option Plan may be exercised by Participants observing the minimum vesting period designated below: (a) Up to one-third ( 1/3) of the Options total may be exercised after one (01) year from execution of the Distribution Contract; (b) ) Up to two-thirds (2/3) of the Options total may be exercised after two (2) years from execution of the Distribution Contract; (c)  All the Options may be exercised after three (3) years from execution of the Distribution Contract; and (d) The maximum term is five (5) years after distribution for exercising the options;

Risk-free Rate of Return: The risk-free rate of return of choice is the NTN-B (Brazilian Treasury Note) available on the date of pricing and holding the same maturity as the options;

Dividends rate: the Company’s dividend distribution track record over the past 4 years was taken into account; and

Volatility of nominal shares issued by the Company: BRF used the track record of the Company’s nominal shares to set the volatility rate.

The breakdown of the outstanding granted options is presented as follows:

Date			Quantity		Grant (1)	Price of converted share (1)
	Beginning	End of the	Options	Outstanding	Fair Value of
Grant date	of the year	year	granted	options	the option	Granting date	Updated IPCA
05/03/10	05/02/11	05/02/15	1,540,011	496,700	7.77	23.44	28.61
05/02/11	05/01/12	05/01/16	2,463,525	1,333,767	11.36	30.85	35.35
05/02/12	05/01/13	05/01/17	3,708,071	2,349,414	7.82	34.95	38.11
05/02/13	05/01/14	05/01/18	3,490,201	2,752,553	11.88	46.86	47.98
			11,201,808	6,932,434

(1)           Values expressed in Brazilian Reais

The rollforward of the outstanding granted options for the year ended December 31, 2013 is presented as follows:

BR GAAP and IFRS
Consolidated
Quantity of outstanding options as of December 31, 2012	6,617,581
Issued - grant of 2013	3,490,201
Exercised - grant of 2013	(149,745)
Exercised - grant of 2012	(733,355)
Exercised - grant of 2011	(708,884)
Exercised - grant of 2010	(403,790)
Canceled
Grant of 2013	(587,903)
Grant of 2012	(447,692)
Grant of 2011	(143,979)
Quantity of outstanding options as of December 31, 2013	6,932,434

The weighted average strike prices of the outstanding options is R$40,82 (forty Brazilian Reais and eighty-two cents), and the weighted average of the remaining contractual term is 41 months.

 The Company presented in shareholders’ equity the fair value of the options in the amount of R$72,225 (R$45,464 as of December 31, 2012). In the statement of income the amount recognized as expense was R$26,761 (expense of R$23,034 as of December 31, 2012).

During the year ended December 31, 2013 the Company’s executives exercised 1,995,774 shares, with an average price of R$35.23 (thirty five Brazilian Reais and twenty three cents) totaling R$70,303. In order to comply with this commitment, the Company utilized treasury shares with an acquisition cost of R$26.64 (twenty six Brazilian Reais and sixty four cents), totaling R$ 53,121, recording a gain in the amount of R$17,139 as capital reserve.

c.   method used and assumptions adopted to incorporate the expected effects of early strike.

According to the pricing methodology of the options at hand (Black-Scholes-Merton) and the features of BRF’s Stock Option Plan no assumptions were used to incorporate the effects of early strikes.

d.    how to determine the expected volatility.

BRF uses the track record of the Company’s nominal shares to set the volatility rate.

e.    any other option characteristic that has been included in the assessment of fair value.

Not applicable

13.10. Regarding the active pension plans granted to board members and statutory officers, provide the following information in table format:

	Board of Directors	Statutory Board
b. number of members	N/A	08	01
c. Plan name	N/A	Brasil Foods Pension Plan II (closed to new members)	Benefit Plan of Foundation "Atilio Francisco Xavier Fontana"
d. amount of directors that comprises conditions for retirment ¹	N/A	02	00
e. conditions for early retirement	N/A	- reaching the age of 55 years old; - 3 years of credited service (participating on the plan); - termination of employment with the sponsor	- Fulfill the term of 10 years of contribution to the plan -joy the retirement benefit by time of contribution granted by Welfare Regime Official - termination of employement with the sponsor
f. updated value of accumulated contributions in the pension plan until the end of last fiscal year less the portion relating to contributions made directly by administrators²	N/A	R$ 6.585.814,56	³
g. cumulative total value of contributions made during the last social year, less the portion relating to contributions made directly by administrators	N/A	R$ 517.177,90	R$ 0,00
h. if there is the possibility of redemption and what conditions	N/A	There is no provision for redemption, except on the termination of employment	There is no provision for redemption, except on the termination of employment

¹ Fulfills the conditions, however, it is necessary to assure the termination of employment
² Total value of contributions forms sponsor (since joining the plan) plus profitability
³ The FAF Benefit Plan is structured as defined benefit, which is characterized by mutualism. Thus, the contributions made to the plan by both the sponsor and the participants become part of the insurer mathematical provisions of the benefits offered its participants, without individualization.
THe FFA keeps track of contributions made by each participant, therefore before a shutdown request prior plan, the values corresponding to them can be redeemed or ported.
However, it doens't keep track of individual and cumulative contributions paid by the sponsors.

13.11. In table format, provide the following information on the board, statutory board and fiscal committee over the past 3 years:

YEAR: 2011	Board of Directors	Fiscal Council	Estatutory Executives
b. number of members	10,75	3,17	9,67
c. value of the highest personal income	577.580,08	173.037,28	4.167.358,74
d. value of the lowest personal income	288.822,30	173.037,28	1.372.526,47
e. average value of individual compensation	302.634,88	129.141,64	2.455.287,12

YEAR: 2012	Board of Directors	Fiscal Council	Estatutory Executives
b. number of members	10,00	3,00	10,67
c. value of the highest personal income	594.402,84	178.077,24	6.256.869,17
d. value of the lowest personal income	297.234,60	118.731,00	1.708.016,83
e. average value of individual compensation	326.951,42	138.403,14	3.481.976,16

YEAR: 2013	Board of Directors	Fiscal Council	Estatutory Executives
b. number of members	10,92	3,00	9,50
c. value of the highest personal income	2.973.191,39	213.692,69	5.933.663,65
d. value of the lowest personal income	821.451,07	142.477,20	2.741.490,48
e. average value of individual compensation	639.360,18	167.736,85	3.815.097,44

¹ For all organs, the member with the highest personal income held the position for 12 months
² For the lowest personal income, we excluded members who have served for less than 12 months

13.12. Describe agreements, insurance policies or other instruments that make up mechanisms of compensation or indemnification for officers in the event of severance or retirement, indicating the financial consequences to the issuer.

There are no instruments that make up mechanisms of compensation or indemnification for officers in the event of severance or retirement.

13.13. regarding the past 3 fiscal years, indicate the percentages of total compensation of each entity posted to the issuer’s books in reference to the members of the board, statutory board or fiscal committee that are related to controlling shareholders, direct or indirect, as established in the accounting standards pertinent to the topic.

There is no percentage of total compensation posted for each entity that is related to controlling shareholders, direct or indirect.

13.14. regarding the past 3 fiscal years, indicate the amounts posted to issuer’s books as compensation to board , statutory board or fiscal committee members, grouped by entity, for any reason other than performance of their corporate function, such as for instance, commissions and advisory or consultancy services rendered.

There is no amount posted to issuer’s books as compensation to board members, statutory officers or fiscal committee members, for any reason other than performance of their corporate function, such as for instance, commissions and advisory or consultancy services rendered.

13.15. Regarding the past 3 fiscal years, indicate the amounts appearing in the books of controlling shareholders, direct or indirect, companies under shared control and companies controlled by the issuer, as compensation to the issuers’ board , statutory board or fiscal committee members, grouped by entity, specifying the reasons why those amounts were paid to these individuals.

There are no amounts appearing in the books of controlling shareholders, direct or indirect, companies under shared control and companies controlled by the issuer, as compensation to the issuers’ board, statutory board or fiscal committee members.

13.16. Provide other information that the issuer deems it relevant

All relevant information was included in the preceding items.

STOCK  OPTIONS PLAN FOR EMPLOYEES

BRF S.A.

Índice Geral

Plan General Guidelines		140
Plan		143
1.	Plan Objectives	143
2.	Definitions	144
3.	Shares Purchase Option Plan	145
3.1.	Eligibility	145
3.2.	Granting of Options	146
3.3.	Grace Period of the Shares Purchase Option Plan (Vesting)	147
4.	Additional Shares Purchase Option Plan	147
4.1.	Eligibility	148
4.2.	Granting of Options	148
4.3.	Grace Period of the Additional Shares Purchase Option Plan (Vesting)	149
5	Plan Management	150
6.	Actions	152
7.	Maximum Validity Term for the Exercise of Options	152
8.	Negotiation of Options and Shares	152
9.	Exercise of Options	153
10.	Option Price of Options and Payment Method	154
11.	Dismissal, Retirement, Permanent Invalidity or Death	155
12.	Society Restructure and Change in Number of Shares	156
13.	Miscellaneous	156

Plan General Guidelines

In order to offer an investment opportunity for the directors, statutory or not and others (“Beneficiaries”), of BRF S.A. (the “Company”) by increasing the level of attracting, retaining and motivating them, aligning the interests of Beneficiaries, shareholders and investors, it is implemented the stock  options plan (the “Stock Options Plan for employees”) in conjunction with an additional Shares purchase plan by the Beneficiaries with Options parity (the “Additional Stock Options Plan for employees”), together with the Stock Options Plan for employees the “Plan”, which shall comply with the following General Guidelines:

1.            Objectives. The Plan shall have the following objectives: (a) attract, retain and motivate the Beneficiaries, (b) generate value for the Company´s shareholders, and (c) support the vision of “owner”, (d) alignment between Beneficiaries and shareholders over the long term.

2.            Eligible Beneficiaries. The directors, statutory or not, and others of the Company and/or its Subsidiaries may be elected as beneficiaries of the Option grants pursuant to the Plan, (the “Beneficiaries”).

3.            Grant. Subjected to the approval of the Board of Directors on granting any Options facing legal, statutory or limited restrictions established by this Plan, the Options grant by the Plan shall be: (a) ordinary – annually promoted for its Beneficiaries based on the achievement of results by the Company; and (b) extraordinary – up to 3 (three) extraordinary deliberations in a fiscal year for each plan, as previously defined by the Board of Directors on a selection and retention proposal for Beneficiaries resulted from new hires or promotions.  The granting of the Additional Stock Options Plan to its Beneficiaries shall be based on the proportion between the amount expended by the Beneficiary to acquire Shares of the Company on stock exchange market in which the Company negotiates its Shares and the value of the Profit Sharing (PR), hiring bonus and other receivables (excluding salary) authorized by the Board of Directors, received by the Beneficiary of the Company and/or its Subsidiaries in the year of the Shares purchase.

4.            Option. The Beneficiary shall be granted options to purchase or subscribe Shares (“Options”). Each Option shall grant its holder the right to subscribe for a new Share or the purchase of a Share held in treasury.

5.            Term. The Plan shall enter into force from the date of its adoption by the Company General Meeting, and shall be effective for a period of 5 (five) years.

6.            Plan Management. The Plan shall be managed by the Board of Directors of the Company, within the limits set out in these General Guidelines and applicable law. It is granted to the Board of Directors to use the People  Committee of Executives to support in the Plan management. The Board of Directors shall have, among others, the power to: (a) appraise and approve the recommendations as to the Beneficiaries and the number of Options granted in each grant; (b) guarantee compliance with the rules of the Plan, and judge exceptional cases not provided for therein; (c) monitor the Plan operation, market practice and legislation, being able to change the rules applicable to the Plan described below, always within the limits established by the applicable law and the General Guidelines;(d) approve increases in the social capital of the Company, within the limit of authorized capital and/ or negotiate privately with Shares held in treasury to comply with obligations set forth herein;(e) change every year, the number of Options granted and not yet exercised; and  (f) report to the market, CVM, SEC and BM&FBovespa the necessary information about the Plan.

7.            Decrease Limit. The Plan shall grant Options to Beneficiaries depending on the results achieved by the Company, being, however, that the Options granted by the Plan at any time shall not exceed, in aggregate, the maximum limit of 2,5% (Two  point five) of the total number of Shares.

Plan

1.                   Plan Objectives.

1.1. This Plan aims at establishing rules for the Beneficiaries of the Company, who subject to certain conditions, are able to purchase Shares by granting of Options, in order to:

(a)          Align interests of Beneficiaries, shareholders and investors;

(b)          Design the vision and long-term commitment between the Beneficiaries and the Company;

(c)        Encourage the vision of “owner” of the Beneficiaries;

(d)          Attract, retain and motivate the beneficiaries of the Company, and

(e)          Generate value for shareholders.

2.                   Definitions.

2.1. The following terms used in capital letters hereunder either in singular or plural shall have the following definitions:

(a)                Share  – These are nominal common shares which represent the social capital of the Company.

(b)               Parity Shares – These are Shares purchased by the Beneficiaries for participation in the Additional Stock Options Plan considering authorized receivables.

(c)                Beneficiary  – This is the director, statutory or not, and others of the Company and/or Subsidiaries, to whom Options may be granted.

(d)               Committee  – This is the Committee constituted by the Board of Directors to assist in the Plan management.

(e)               Board of Directors – This is the Board of Directors, composed of members appointed by the Company General Meeting.

(f)                 Grant Agreement – This is the individual agreement entered between the Company and the Beneficiary which shall govern, particularly and specifically, the terms and conditions of Options granted to the latter under this Stock Options Plan for employees.

(g)                Additional Stock  Options  Agreement – This is the agreement entered between the Company and the Beneficiary which shall govern, particularly and specifically, the terms and conditions of Options granted under the Additional Shares Purchase Option Plan.

(h)               Subsidiary  – This is every and each society in which the Company holds rights that ensure priority in the company decision making process; and/or power to elect a majority of its management; and/or power to run the company´s businesses.

(i)                General Guidelines – These are guidelines submitted and approved by the General Meeting which shall be complied by the Board of Directors and Committee, if formed, for the period of the Plan management.

(j)               Notice of Option - This is the notice of the Beneficiary´s intention to exercise Due Options.

(k)                Option Price – This is the amount to be paid in national currency for the exercise of each Option and shall be calculated in accordance with item 10.

(l)               Option  – This is the possibility of the Beneficiary to subscribe or purchase Shares at the Option Price. Each Option grants to its holder the contingent right to subscribe and/or purchase one (1) Share, upon the exercise of the Due Option.

(m)                 Due Option– This is the option that met the conditions necessary to exercise preemptive subscription and/or purchase right of Shares, therefore they are able to be exercised.

(n)                 Plan – This is the Stock Options Plan for employees in combination with Additional Stock Options Plan for employees managed by the Board of Directors and Committee, if formed, within the limits set forth by the applicable law and the General Guidelines.

(o)                Stock  Options Plan for employees– This is the plan to grant Options, based on results achieved by the Company.

(p)               Additional Stock Options Plan for employees – This is the plan to grant Options to the Beneficiary by the Company based on the results achieved by the Company, the award of which is based on a parity relationship with the Shares purchased by such Beneficiary at the stock market in which the Company negotiates its Shares.

(q)                  Company  – Is the BRF S.A.

(r)                 Authorized  receivables – This is regarding the Profit Sharing (PR), hiring bonus and other receivables (excluding salary) authorized by the Board of Directors to acquire Parity Shares as for Additional Stock Options Plan received by Beneficiaries.

3.                   Stock Options Plan for employees

3.1.        Eligibility.

3.1.1. Beneficiaries shall be eligible to take part in the Stock Options Plan for employees.

3.1.2. In order to dispel any doubt, eligibility to take part in Shares Purchase Option Plan does not represent: (a) any warrant to granting of Options, which shall depend on the results achieved by the Company, as established by the Board of Directors, and the appreciation of the Company´s business; (b) any equality or analogy obligation between the Beneficiaries of the same hierarchical position, and (c) any guarantee of stability to the position held by the Beneficiary.

3.1.3. Each Beneficiary must sign a participation agreement to the Stock Options Plan for employees agreeing with all terms and conditions of the Plan.

3.2.        Granting of Options.

3.2.1. Ordinary Grant: Yearly, between February and May each year, the Board of Directors shall agree on the Beneficiaries on whose behalf options under the Stock Options Plan shall be granted, the Option Price of each Option and the conditions of its payment, terms and conditions of exercise of each Option and any other conditions related to such Options.

3.2.1.1. Extraordinary Grant: up to 3 (three) extraordinary deliberations in a fiscal year for each plan, as previously defined by the Board of Directors on a selection and retention proposal for Beneficiaries resulted from new hires or promotions shall be granted Options according to the Stock Options Plan to its Beneficiaries mentioned.

3.2.1.2. The granting of Options shall be based on (a) the achievement yearly by the Society of effective results and (b) the valuation of the Company´s business.

3.2.1.3. In order to dispel any doubt, there shall be no warrant for the annual grant of Options, which shall depend, among other factors, on the economic-financial feasibility of the annual grant of Options. In addition, any valuation of the Company´s business shall not necessarily cause the granting of Options.

3.2.1.4. At the sole discretion of the Board of Directors at the annual meeting called for the granting of Options may be determined not granting of Options.

3.2.2. The number of Options to be granted shall be determined by the Board of Directors in granting Options subject to the provisions herein.

3.2.3. The granting of Options under the Plan is accomplished by the execution of Grant Agreements between the Company and each of the Beneficiaries, which shall specify without prejudice to other conditions set forth by the Board of Directors or the Committee (as applicable):

3.2.3.1. (a) the amount of Options scope of the granting, (b) the conditions for receiving the right to exercise the Option, including grace periods; (c) the expiry date of the Options, (d) the Option Price and payment terms, and

(e) any other specific terms and conditions set forth by the Board of Directors, within the limits laid down in applicable law, General Guidelines and herein.

3.2.3.2. In order to dispel any doubt, the Granting Agreements shall be individual and may accordingly have different terms and conditions from one another, consistent with the sole discretion of the Board of Directors.

3.3.        Grace Period of the Stock Options Plan for employees (Vesting)

3.3.1. The Options granted under the Stock Options Plan for employees may be exercised by the beneficiaries, pursuant to minimum periods of grace hereunder:

(a)                Up to 1/3 (one third) of all Options may be exercised after one (1) year from the signature of the Granting Agreement;

(b)               Up to 2/3 (two thirds) of all Options may be exercised after 2 (two) years from the signature of the Granting Agreement, and

(c)                All Options may be exercised after three (3) years from the signature of the Granting Agreement.

3.3.1.1. Upon elapsing of the minimum deadlines stated above, which may be extended at the sole discretion of the Board of Directors in the Granting Agreement, exercisable Options shall be considered Due Options, and thus having the Beneficiary become entitled to exercise them at its discretion, respecting the maximum expire date of the Options set out in item 7, below.

4.                   Additional Stock Options Plan for employees

4.1. Eligibility.

4.1.1. Beneficiaries shall be eligible to take part in the Additional Stock Options Plan.

4.1.2.In order to dispel any doubt, eligibility to take part in Additional Stock Options Plan does not represent: (a) any warrant to granting of Options, which shall depend on the results achieved by the Company, b) any equality or analogy obligation between the Beneficiaries of the same hierarchical position, (c) any guarantee of stability to the position held by the Beneficiary (d) any guarantee of participation in the subsequent Additional Stock Options Plan.

4.1.3. Each Beneficiary shall sign a participation agreement to the Additional Shares Purchase Option Plan agreeing with all terms and conditions of the Additional Shares Purchase Option Plan.

4.2.        Granting of Options.

4.2.1. Ordinary Grant: Within 30 (thirty) days after signature of the annual participation agreement to the Additional Stock  Options Plan for employees, to the Beneficiary to purchase shares at the stock exchange market at which the Company negotiates its shares, Options shall be granted according to the proportion between the amount spent by the eligible participant to purchase shares of the Company at the stock exchange market on which the Company negotiates its shares and the value of profit-sharing received by the Beneficiary of the Company or the Subsidiary, as applicable in the purchase year.

4.2.1.1. Extraordinary Grant: up to 3 (three) extraordinary deliberations in a fiscal year for each plan, as previously defined by the Board of Directors on a selection and retention proposal for Beneficiaries resulted from new hires or promotions shall be granted Options according to the Additional Stock Options Plan. To those Beneficiaries, shall be granted the adherence to the Additional Stock Options Plan by signing an adherence term. Within thirty (30) days following the signing of the term, the Beneficiary to acquire Shares in the values on which the company trades its shares stock market, options will be granted according to the proportion between the amount spent by the Beneficiary to acquire those shares and the amount of grants received by the Authorized Recipient of the Company or the Subsidiary, as applicable, in the year of purchase options under the Stock Options Plan.

4.2.1.2. The number of Options to be granted will be determined as follows:

(i)To the Beneficiaries who spend a proportionate amount higher or equal to 50% of authorized receivables, Options equivalent to 4 times the number of parity shares shall be granted.

(ii) To the Beneficiaries who spend a proportionate amount higher or equal to 25% but less than 50% of authorized receivables, Options equivalent to 2 times the number of parity shares shall be granted.

(iii) To the Beneficiaries who spend a proportionate amount of less than 25% of authorized receivables, Options equivalent to 1 time the number of parity shares shall be granted.

4.2.1.3. In order to dispel all doubts, the number of Options to be granted in the event of non-integers shall be rounded off to the nearest whole number so that the number of Options is always an integer.

4.2.2. The Beneficiary, after the purchase at the stock exchange market on which the Company negotiates its shares ,shall show the purchase of Shares until the end of the period for the purchase of Parity Shares, as set out in section 4.2.1. above, upon delivering to the Company of the corresponding brokerage notes and sign the individual agreement of granting of option (the “Additional Stock Options Agreement”).In order to dispel any doubts, the Additional Stock Options Agreement may only be signed between the Company and its Beneficiary within 90 (ninety) days from the date of the signing of the adherence to the Additional Stock Options Plan.

4.2.2.1. The Additional Shares Purchase Option Agreement shall necessarily comprise: (a) the commitment by the Beneficiary of not negotiating Parity Shares by minimum deadlines set forth in Section 4.3.2. as follows; (b) the number of Options to be granted, (c) the conditions for receiving the right to exercise the Option, including grace periods; (d) the expiry date of the Options, (e) the Option Price and payment terms, and (f) any other specific terms and conditions set forth by the Board of Directors, within the limits laid down in the applicable law, General Guidelines and the Plan.

4.3. Grace Period of the Additional Stock Options Plan for employees (Vesting)

4.3.1.     Grace Period of Options. The Options granted under the Additional Stock  Options Plan shall be exercised by the Beneficiaries, pursuant to the following provisions:

(a) Up to 1/3 of all Options may be exercised after one (1) year after signature of the Additional Stock Options Agreement, as set forth in Section 4.3.2. below;

(b) Up to 2/3 of all Options may be exercised after two (2) years after the signature of the Additional Stock Options  Agreement, as set forth in Section 4.3.2. below, and

(c) All Options may be exercised within three (3) years after the signature of the Additional Stock Options Agreement, as set forth in Section 4.3.2. below.

4.3.2.     Validity of the Commitment of Non-Negotiation of Parity Shares. The granting of Options of the Additional Stock  Options Plan for employees has as prerequisite the commitment of non-negotiation of the Beneficiary´s parity shares.The commitment of non-negotiation of the parity shares shall be effective for a minimum period of 3 (three) years, being partially extended pursuant to the following deadlines:

(i) After 1 (one) year from the date of signature of the Additional Stock Options Agreement up to 1/3 of parity shares may be negotiated by the Beneficiary;

(ii) After 2 (two) years from the date of signature of the Additional Stock  Options Agreement until 2/3 of parity shares may be negotiated by the Beneficiary, and

(iii) After 3 (three) years from the date of signature of the Additional Stock Options Agreement, all the parity shares can be negotiated by the Beneficiary.

4.3.2.1. In order to dispel any doubt:

(a) in the event of default by the Beneficiary of the non-negotiation of parity shares, the Additional Stock Options Agreement shall be terminated with cause and all options granted by the Additional Stock Options Agreement shall be canceled, including, but not limited to the Due Options.Such termination shall not entail any Beneficiary´s indemnity right either of the Company and/or the Subsidiaries, and

(b) it is included in the hypotheses of negotiation: (i) establishment of any liens and/or encumbrances of any nature on the parity shares, (ii) the sale, assignment, transfer, exchange and/or any form of transfer of parity shares under any circumstance or premise, (iii) the rent of Parity Shares.

5.                   Plan Management

5.1. The Plan management shall be under the responsibility of Board of Directors of the Company, which may, at its sole discretion, use the Compensation and Development Committee of People to assist them.

5.2. The Board of Directors will have  extensive powers to take all necessary measures to implement and/or amend the Plan, within the limits laid down in the applicable law and the General Guidelines. Among the powers of the Board of Directors are, without limitation, including extensive powers to:

(a)                Analyze, approve the recommendations concerning the Beneficiaries, as well as the number of Options granted;

(b)               Ensure compliance with the rules of the Plan, and to judge cases and not provided for therein;

(c)                Perform the grants of Options of the Plan ~~annually~~;

(d)               Monitor the operation of the Plan, market practice and legislation being able to change the rules applicable to the Plan within the limits set forth by the applicable law and General Guidelines,

(e)               Propose adjustments to the General Guidelines which shall be submitted for approval by the General Meeting; and

(f)                 Approve raises in the social capital of the Company, within the limit of authorized capital and/or negotiate privately with shares held in treasury to comply with the obligations set out in the Plan.

5.3.   In order to dispel any doubt, any amendments to the Plan by the Board of Directors shall affect Options already granted (provided that the respective Granting Agreements and/or Additional Options) as well as those to be granted, except for the Due Options, which may have their terms and conditions changed only by amendment to the Granting Agreement or Additional Stock Options Agreement by the Company and signed by the Beneficiary, except as provided in Section 5.3.1. below and amendments in the applicable law.

5.3.1. The Board of Directors, in order to preserve the objectives of the Plan set out in item 1 above, may, provided that the respective Granting Agreements and/or Additional Stock  Options Agreement: (a) change, annually, the number of Options granted and not yet exercised, and/or (b) change the option price of Options not yet exercised taking into account factors that impact significantly on the price of the Shares on stock exchanges, such as: (i) decisions of the Board of Directors, (ii) decisions of the General Meeting; and (iii) market factors unrelated to the intention of the Company and/or Subsidiaries.

6.                   Actions.

6.1. Shall be object of this Plan nominal common shares representing the social capital of the Company (the “Action”) which shall ensure to their holders the same rights and obligations set out for the remaining shares issued by the Company.

6.2. Each Option shall grant to its holder, once exercisable pursuant to item 3.3 and 4.3 above, the right to purchase or subscribe for one (1) Share.

6.3. In order to address the Options, the Board of Directors may, in accordance with the Law and specific regulations (namely the Instruction CVM Number 390/03 and Law 6404/76, as amended), proceed with the issuance of new Shares within the limits of capital authorized or negotiate privately shares held in treasury.

6.3.1. In any event at any time, the number of Options granted may not exceed in aggregate, 2,5 (Two point five percent) of the total number of Shares of the Company.

6.4. In order to dispel all doubt, in accordance with § 3 of article 171 of Law No. 6.404/76, there shall be no preferential right to grant and/or to exercise the Options.

7.                   Maximum Validity Term for the Exercise of Options.

7.1.  All Options shall be exercised by the Beneficiary within the maximum validity term of 5 (five) years after the signature of the Grant Agreement or the Additional Stock  Options Agreement, as applicable.

7.1.1. The Options not exercised within a maximum term shall be canceled and the Beneficiary shall have no more right to complain of the Company and/or the Subsidiaries with regard to such Options.

8.                   Negotiation of Options and Shares

13

8.1. The Options, including the Due Options, granted to the Beneficiaries are individual and non-transferable, except in case of succession upon Beneficiary´s death, in which the provisions of item 11 below shall apply.

8.2. It is expressly forbidden for the Beneficiaries to execute financial operations of derivatives tied or related to their Options.

8.3. If there is no legal restriction, the Beneficiaries may freely negotiate the Shares purchased by exercise of Due Options.

8.4. The Beneficiaries shall report quarterly the negotiation on the Shares of the Company, be the purchase either by the exercise of Due Options or transfer, under any circumstance or premise, the Shares purchased by exercising of Due Options.

9.                   Exercise of Options.

9.1. The Beneficiary may exercise all or part of the Due Options, at any time, subject to the maximum of validity term as described in item 7 above, by an express notice in writing of their intention to exercise their Due Options (the “Notice of Exercise”).

9.1.1. The Notice of Exercise shall be in accordance with the communication model to be included in the Granting Agreement or Additional Stock Options Agreement, as applicable, and shall contain: (a) the number of Due Options that the Beneficiary intends to exercise; and (b) payment method, in accordance with the alternatives allowed under the Granting Agreement or the Additional Stock Options Agreement, as applicable.

9.1.2. The Notice of Exercise may be filed within 30 days after publication of the Annual Financial Statements.

Upon failure of exercising the right within the previously mentioned term, the Beneficiary may do so within 30 days after the disclosure to the CVM of the Financial Statements of the First, Second and Third Quarter.

9.2. Not observed any legal impediments, the Board of Directors at a regular monthly meeting immediately following receipt of the Notice of Exercise, shall promote a raise of social capital of the Company within the limit of authorized capital, or shall execute all necessary actions to authorize the private negotiation of Shares held in treasury in order to grant the Beneficiary with Shares relating to exercised Due Options.

9.2.1. The option exercise, executed under the terms of this Section 9, shall be formalized by entering of a Shares Subscription Term; Shares Purchase and Sale Agreement, or any other document as may be determined by the Board of Directors and/or financial institution in charge of bookkeeping of the Shares, which shall necessarily contain, the following information: (a) the number of Shares purchased or subscribed, (b) the Option Price, and (c) the payment method;.

9.2.2. The Company shall execute all acts necessary in order to register the Shares subscribed or purchased by the Beneficiary at the financial institution in charge of the bookkeeping of the Shares.

9.2.3. The Shares purchased or subscribed shall be entitled to dividends and other earnings as if they had been purchased on the same date, at BM&FBovespa.

10.                   Option Price of Options and Payment Method.

10.1. The Option Price shall be determined by the Board of Directors and be equal to the average closing price of Shares in 20 biddings prior to signing of the Granting Agreement or the Additional Stock Options Agreement, as applicable.

10.1.1. The Option Price shall be adjusted monthly by the IPCA, or any other rate chosen by the Board of Directors, until the month prior to mailing of the Notice of Exercise of Due Options.

10.2. Payment can be made by the Beneficiary within 5 (five) business days after registration of the Shares on their behalf, provided the Beneficiary is using the net balance of negotiation of the Shares purchased by exercising the Options to pay the Option of Exercise.

11.                   Dismissal, Retirement, Permanent Invalidity or Death.

11.1. In case of dismissal of the Beneficiary, the following shall be observed:

11.1.1. In the event of dismissal be voluntary or by means of initiative of the Company unfairly, the Due Options shall have their validity term anticipated and shall be exercised within a maximum of 30 (thirty) days of notice of dismissal; and the Options not yet due shall be canceled.

11.1.2. In the event of the dismissal be initiated by the Company fairly, all Options granted to the Beneficiary, including but not limited to the Due Options shall be canceled after the dismissal notice.

11.1.3. Options canceled as provided in items 11.1.1. and 11.1.2 above shall grant no liability of any compensation to the Beneficiary.

11.1.4. Grant Agreements or Additional Stock Options Agreements shall be terminated from the date of the Beneficiary´s dismissal, and such termination shall not grant any right of compensation to the Beneficiary.

11.1.5. Provisions of item 11.1,. in the case of executive officers not re-elected to their respective positions shall not be applied, provided they remain in the Company´s employees board and/or the Subsidiaries, in which the Granting Agreements or the Additional Stock Options Agreement, as applicable, shall remain effective with the same terms and conditions.

11.2. In case of retirement for period of service or permanent inability of the Beneficiary, the Due Options may be exercised within the expiration date set forth in the Granting Agreement or the Additional Stock Options Agreement; as applicable, and the Options which are not yet due shall automatically be considered Due Options, immediately exercisable within the validity term set forth in the Granting Agreement or the Additional Stock Options Agreement, as applicable.

11.3.  Upon Beneficiary´s death, the Options shall be transferred to the their heirs and/or legatees of the Beneficiary, and the Due Options may be exercised within a new validity term of 12 (twelve) months from the date of the Beneficiary´s death; and the Options which are not yet exercisable shall be considered immediately granted and Due Options, and may be exercised within the validity term of 12 (twelve) months from the date of the Beneficiary´s death.

12.                   Society Restructure and Change in Number of Shares.

12.1. In the event of society restructure, whether by merger, consolidation or transformation of the Company, or in the event of exit of the Society from the Novo Mercado segment, the Management Council shall act on the effects of the society restructure for the Options granted until the date of the event.

12.2. In the event of change in the number of Shares, whether by grouping, splitting or bonus Shares, the Options and the Option Price may also be adjusted at the discretion of the Management Council in order to avoid distortion and damage to the Company and/or Beneficiaries.

13.                   Miscellaneous.

13.1. The Plan shall enter into force upon its approval by the General Meeting being effective for a maximum term of 5 (five) years.

13.1.1. In order to dispel any doubt, the termination of the Plan within five (5) years shall not result in the cancellation of any Options granted during the validity of the Plan, which shall remain valid until the end of its validity, except the assumptions provided in this Plan of anticipated date of maturity.

13.2. Any dispute arising out from this Plan shall be settled in arbitration proceedings under the Rules of Arbitration of the Market Arbitration Chamber in accordance with Article 46 of the Bylaws of the Company.

13.3. This Plan shall have the same effectiveness of a Shareholders´ Agreement, and shall be recorded in the corporate records of the Company for all purposes of article 118 of Law No. 6.404/76.

STOCK  OPTIONS PLAN FOR EMPLOYEES

BRF S.A.

STOCK  OPTIONS PLAN BRF S.A.

This Plan Option Shares is subject to the provisions below and applicable law .

1. Definitions

1.1. The expressions below, when used herein with initial capitalized shall have the meanings assigned to them below, unless expressly provided otherwise:

“Shares" means the common shares, nominative and without par value issued by the Company;

“Beneficiaries" means the directors, statutory or no, and other persons occupying positions in the Company or another company under their control, in favor of which the Company grant one or more options under this Plan;

“BM&FBOVESPA " means the BM&FBOVESPA SA – Stock Exchange, Commodities and Futures ;

“Committee " means the committee established to advise the Board of Directors of the Plan , pursuant to Section 4.1 below ;

"Company” means the BRF SA , with headquarters at Jorge Tzachel St. , 475 , Zip Code : 88301-600 , Itajai , City of Itajai , state of Santa Catarina , enrolled with the CNPJ / MF under No. 01.838. 723/0001-27;

“Board of Directors" means the board of directors of the Company;

“Stock Options Agreement" means the particular instrument granting of options to purchase shares concluded between the Beneficiary and the Company , whereby the Company grants stock options to the Beneficiary ;

" Grant Date " unless otherwise expressly provided in this Plan or the Option Agreement means , in respect of options granted to each Beneficiary , the date of the Board meeting which approved the grant of such options ;

“Termination" means the termination of the legal relationship manager or employee between the Beneficiary and the Company or other companies controlled by it for any reason , including without limitation resignation, removal , replacement or expiration of the term without reelection to the office of director , resignation or voluntary dismissal , with or without cause , termination of service , retirement, permanent disability and death contract;

“Options " means the options to purchase shares granted by the Company to the Beneficiaries under this Plan;

“Eligible Persons " means persons who may be elected as Beneficiaries under item 3.1 below ;

“Plan” means this Plan Option Shares; and

"Exercise Price” means the price to be paid by the Beneficiary to the Company in payment of the Shares acquired through the exercise of their options, as determined in section 7.1 below.

2. Purpose of the Plan

2.1. The Plan aims to enable Eligible Persons, subject to certain conditions, to acquire shares , in order to: ( a) encourage expansion , success and achievement of the corporate objectives of the Company , (b) align the interests of shareholders to the Eligible Persons , and (c) allow the Company or other companies under its control to attract and retain (s) linked to Eligible Persons .

3. Eligible Employees

3.1. May be elected as Beneficiaries of Options under the Plan directors, statutory or no, and other persons occupying positions in the Company or other companies under their control.

4. Administration of the Plan

4.1. The Plan will be administered by the Board of Directors, which may, subject to the relevant legal provisions, constitute a Committee specially created to assist him in the administration of the Plan.

4.2. Pursuant to the terms and conditions of the Plan and the guidelines established by the Company's General Meeting, the Board of Directors shall have full powers to take all necessary and appropriate measures for the administration of the Plan, including:

(a) The creation and application of general rules for the granting of options under the Plan, and the solution of questions of interpretation of the Plan;

( c ) the election of the Beneficiaries and the authorization to grant options in your favor , setting out all the conditions of the Options to be granted , as well as the modification of such conditions when necessary or convenient , and

(d) The issuance of new shares within the authorized capital limit or authorization for disposal of treasury stock to satisfy the exercise of options granted under the Plan.

4.3. In exercising its powers, the Board of Directors will be subject only to the limits of the law and the regulations of the Securities Commission and the Plan, it being understood that the Board of Directors may treat differently administrators and employees of the Company or other companies under its control that are in a similar situation, not being bound by any rule of equality or similarity, to extend to all the conditions that it deems applicable only to one or a few.

4.4. Decisions of the Board of Directors of the Company are binding on the Company in respect of all matters related to the Plan.

5. Granting of Options

5.1. Annually or when deemed advisable , the Board of Directors approve the grant of options , choosing the Beneficiaries in favor of whom Options shall be granted under the Plan , setting the exercise price of the Options and payment conditions , establishing the terms and conditions for the exercise of options and impose any other conditions relating to such options .

5.2. Each Option will entitle the beneficiary to purchase 1 (one) share, subject to the terms and conditions set forth in the Option Agreement.

5.3. The grant of Options under the Plan is held by concluding Option Agreements between the Company and the Beneficiaries , who shall , without prejudice to other conditions determined by the Board : ( a) the amount of the grant Options under (b ) the performance goals of the Company and other terms and conditions for entitlement to exercise the Options , ( c ) the deadline for exercising the options , and ( d ) the Exercise Price and payment terms.

5.4. The Board of Directors, may make the exercise of the Option to certain conditions as well as impose blackout periods for trading (lock-up) part of the Shares and other restrictions on the transfer of shares acquired upon exercise of options, may also reserve for the Company to repurchase options and / or rights of first refusal in case of sale by the Beneficiary of those Shares.

5.5. Option Contracts shall be concluded with individual Beneficiary, and the Board of Directors , establish terms and conditions for each Option Agreement , no need to apply any rule of equality or similarity between the Beneficiaries , even if they are in similar situations or identical .

5.6. Options granted under the Plan, as well as their exercise by the Beneficiaries have no relationship or are linked to their compensation, fixed or variable, or any profit sharing.

5.7. Notwithstanding any provision to the contrary in the Plan or the Option Agreement, the Options granted under the Plan shall terminate automatically, stopping all its effects in its own right, in the following cases:

(a) upon the full exercise ;

(b) after the expiry of the term of the Option ;

(c) upon the termination of the Option Agreement ;

(d) if the Company is dissolved, liquidated or declared bankrupt , or

(e) in the cases stipulated in item 9.2 of this Plan .

6. Shares Subject to the Plan

6.1. Subject to the adjustments set forth in Section 11.2 below, the total number of Shares that may be acquired under the Plan shall not exceed 0.5% (zero point percent) of the Shares representing the total share capital of the Company, provided that the total number of Shares issued or might be issued under the Plan is always within the limits of the authorized capital of the Company. If any Option is terminated or canceled without having been fully exercised, the Shares subject to such Options shall again become available for future grants of options.

6.2. In order to satisfy the exercise of options granted under the Plan, the Company may, at the discretion of the Board of Directors to issue new shares within the authorized capital limit or sell shares held in treasury.

6.3. Shareholders are not entitled to preference in the grant or exercise of options under the Plan as provided in Article 171, Paragraph 3, of Law 6.404/76.

6.4. The Shares acquired by the exercise of options under the Plan will retain all rights pertaining to their species, except possibly as otherwise established by the Board of Directors.

7. Exercise Price of Options

7.1. The exercise price of options granted under the Plan will be determined by the Board at the Date of Grant, provided that it will never be less than the trading price of the Company's shares on the

BM&FBOVESPA, weighted by trading volume, the twenty (20) average last trading sessions preceding the grant date, adjusted for inflation according to the determined by the Board index.

7.2. The Exercise Price shall be paid by the beneficiaries within 5 (five) business days after registration of the Shares on behalf of the Beneficiaries.

8. Exercise of Options

8.1. Without prejudice to other terms and conditions set forth in the respective Option Agreements , the options become exercisable after a vesting period of at least eighteen (18) months and a maximum of 24 ( twenty four) months from the Grant Date , as may be set by the Board of Directors of the Company .

8.1.1. The options will be exercisable until the last business day of the calendar year in which to complete the 4th anniversary of the Grant Date. Options not exercised within the stipulated terms and conditions shall be deemed automatically canceled without any compensation.

8.2. The beneficiary who wishes to exercise his option shall notify the Company in writing of its intention to do so and indicate the amount of options you want to pursue, under the communication model to be released by the Board of Directors.

8.3. The Board of Directors may decide to suspend the right to exercise the options, whenever situations that, under the law or regulations , restrict or prohibit the trading of Shares by the Beneficiaries .

8.4. No Beneficiary shall have any rights or privileges of a shareholder of the Company until their options are properly exercised and their Shares purchased or subscribed under the Plan and the respective Option Agreement. No Shares will be issued to the Beneficiary as a result of the exercise of the Option unless all legal and regulatory requirements have been fully met.

9. Assumptions of Withdrawal of the Company and its Effects

9.1. In the event of termination of the beneficiary, the rights granted under the Plan may be terminated or modified, as provided in Section 9.2 below.

9.2. If at any time the Grantee:

(a ) leaves the Company as a result of being fired for cause or removal from office for violating the duties and responsibilities of the administrator, all Options exercisable or not yet exercisable in accordance with the respective Option Agreement on the date its shutdown , shall be automatically canceled by operation of law, regardless of prior warning or notice , and without any right to compensation ;

( b ) leaves the Company as a result of being unfair dismissal or removal from office without violation of the duties and powers of trustee, or beneficiary of the will itself, resigning from his job or resigning his position as manager : ( i ) Options not yet exercisable in accordance with the respective Option Contract , on the date of Termination , shall be automatically canceled by operation of law, regardless of prior warning or notice , and without any right to compensation , and ( ii ) the options exercisable in accordance with the respective Option Contract , on the date of Termination may be exercised within thirty (30) days from the date of the shutdown , after which the same will be automatically canceled by operation of law, regardless prior warning or notice, and without any right to compensation ;

( c ) leaves the Company due to retirement or permanent disability: ( i ) Options not exercised in accordance with the respective Option Contract , on the date of Termination , shall have their vesting period anticipated and may be exercised pursuant to this Plan and its Option Agreement , and ( ii ) Options exercisable in accordance with the respective Option Contract , on the date of Termination shall remain valid and may be exercised under this plan and respective Option Contract , and

( d ) resign from the Company due to death : ( i ) Options not exercised in accordance with the respective Option Contract , on the date of Termination , shall have their vesting period anticipated and may be exercised by the legal heirs and successors beneficiary within 12 (twelve ) months from the date of the shutdown , after which the same will be automatically canceled by operation of law, regardless of prior warning or notice , and without any right to compensation , and ( ii ) options already exercisable in accordance with the respective Option Contract, on the date of his death , may be exercised by the legal heirs and successors of the Beneficiary , within twelve (12) months from the date of the shutdown , after which the same will be automatically extinguished , of law , regardless of prior warning or notice , and without any right to compensation .

9.3. Notwithstanding the provisions of 9.2 above, the Board of Directors may, in its sole discretion, if it deems that the social interests will be best served by such a measure, but observe the rules stipulated in item 9.2 , giving preferential treatment to certain beneficiary.

10. Effective Term Plan

10.1. The Plan shall become effective on the date of its approval by the Company's General Meeting and shall remain in force for an indefinite period and may be terminated at any time by decision of the General Assembly. The termination of the Plan shall not affect the validity of the Options still in force granted under it.

11. General Provisions

11.1. The grant of Options under the Plan shall not prevent the Company from engaging in corporate restructuring transactions, such as transformation, merger, spin-off shares. The Board of Directors of the Company and the companies involved in such operations may, at its discretion, decide as to the effects of the operation to the Options granted to the event date.

11.2. If the number , type and class of Shares existing at the date of approval of the Plan be amended as a result of bonuses, stock splits , reverse splits or conversion of shares of one class into another species or conversion into shares or other securities issued by the Company , the Board of Directors , make a corresponding adjustment to the number , type and class of Shares subject to the Options granted and their respective exercise price , in order to maintain the balance of relations between the parties , avoiding distortions in implementing the Plan .

11.3. No provision of the Plan or Option granted under the Plan shall confer upon any Beneficiary the right to remain as manager and / or employee of the Company, nor shall it interfere in any way the right of the Company, at any time and subject to legal conditions and contract, terminate the contract of employment of the employee and / or stop the trustee's mandate.

11.4. Each Beneficiary shall expressly adhere to the terms of the Plan, by written, without qualification, as defined by the Board of Directors statement.

11.5. The Board, in the interest of the Company and its shareholders, may revise the terms of the Plan, provided they do not change its basic principles.

11.6. Any significant changes to the regulation of corporations, public companies, labor legislation and / or the tax effects of a stock option plan, may lead to a complete revision of the Plan.

11.7. Options granted under this Plan are personal and not transferable, the Beneficiary may not, under any circumstances, assign, transfer or otherwise dispose of any third party options, or the rights and obligations attaching thereto.

11.8. The cases shall be governed by the Board of Directors, consulting, when it deems appropriate, to the General Assembly. Any Option granted under the Plan is subject to all the terms and conditions set forth herein , the terms and conditions which shall prevail in case of inconsistency regarding the provisions of any contract or document referred to in this Plan .